  As filed with the Securities and Exchange Commission on November __, 2000.

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-1
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                   COMMONWEALTH BANKSHARES, INC.                              COMMONWEALTH BANKSHARES CAPITAL TRUST I
      (Exact Name of Registrant as Specified In Its Charter)          (Exact Name of Registrant as Specified In Its Charter)

                             Virginia                                                        Delaware
  (State or Other Jurisdiction of Incorporation or Organization)  (State or Other Jurisdiction of Incorporation or Organization)

                              551111                                                          551111
     (Primary Standard Industrial Classification Code Number)        (Primary Standard Industrial Classification Code Number)

                            54-1460991                                                      51-6519143
              (I.R.S. Employer Identification Number)                         (I.R.S. Employer Identification Number)

                         403 Boush Street                                                403 Boush Street
                         Norfolk, VA 23510                                               Norfolk, VA 23510
                          (757) 446-6900                                                  (757) 446-6900
   (Address, Including Zip Code, and Telephone Number, Including   (Address, Including Zip Code, and Telephone Number, Including
      Area Code, of Registrant's Principal Executive Offices)         Area Code, of Registrant's Principal Executive Offices)

                    Edward J. Woodard, Jr., CLBB                                        Copies of Communications to:
                          403 Boush Street                                             William R. Van Buren, III, Esq.
                         Norfolk, VA 23510                                              T. Richard Litton, Jr., Esq.
                           (757) 446-6900                                                  Kaufman & Canoles, P.C.
      (Name, Address, Including Zip Code, and Telephone Number,                             One Commercial Place
             Including Area Code, of Agent For Service)                                         P.O. Box 3037
                                                                                              Norfolk, VA 23514
                                                                                               (757) 624-3000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
 Title of Each Class of Securities to       Amount to be        Proposed Maximum       Proposed Maximum Aggregate      Amount of
             be Registered                   Registered      Offering Price Per Unit         Offering Price         Registration Fee
====================================================================================================================================
Junior Subordinated Debt Securities of
Commonwealth Bankshares, Inc. (1)(2)       $8,050,000                $25.00                    $8,050,000                      N/A
------------------------------------------------------------------------------------------------------------------------------------
Convertible Preferred Securities of
Commonwealth Bankshares Capital Trust
I(2)                                          322,000                $25.00                    $8,050,000                $2,125.20
------------------------------------------------------------------------------------------------------------------------------------
Guarantee of Commonwealth Bankshares,
Inc. as to the Convertible Preferred
Securities (2)(3)                                 N/A                   N/A                           N/A                      N/A
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                      $8,050,000(4)                100%                   $8,050,000                $2,125.20
====================================================================================================================================

(1) Junior Subordinated Debt Securities to be purchased by Commonwealth Bankshares Capital Trust I with the proceeds of the sale of the Convertible Preferred Securities. No separate consideration will be received from purchasers of Convertible Preferred Securities for the Junior Subordinated Debt Securities.

(2) This Registration Statement is deemed to cover $8,050,000 aggregate principal amount of Junior Subordinated Debt Securities, the rights of holders of such debt securities under the related Indenture, the rights of holders of the Convertible Preferred Securities under the Amended and Restated Declaration of Trust of Commonwealth Bankshares Capital Trust I, and the rights of holders of the Convertible Preferred Securities under the Guarantee of Commonwealth Bankshares, Inc., which taken together fully and unconditionally guarantee the obligations of Commonwealth Bankshares Capital Trust I under the Convertible Preferred Securities.

(3) No separate consideration will be received for the guarantee of Commonwealth Bankshares, Inc.

(4) Such amounts represent the aggregate liquidation amount of Convertible Preferred Securities to be issued hereunder and $8,050,000 aggregate principal amount of Junior Subordinated Debt Securities to be issued hereunder.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Prospectus
__________, 2000

                   Subject to Completion - ___________, 2000

                    Commonwealth Bankshares Capital Trust I
            Up To 280,000 $______ Convertible Preferred Securities
                            (Due January 15, 2031)

Commonwealth Bankshares Capital Trust

 .    Commonwealth Bankshares Capital Trust will use the proceeds from this offering and the sale of all of its common securities to Commonwealth Bankshares, Inc. to purchase the ____% junior subordinated debt securities of Commonwealth Bankshares, Inc.

 .    Commonwealth Bankshares Capital Trust's only assets will be the ___% junior subordinated debt securities of Commonwealth Bankshares, Inc.

The Offering

 .    Commonwealth Bankshares Capital Trust is offering to the public 280,000 convertible preferred securities, which will represent preferred interests in its assets.

 .    Best efforts offering: The underwriter is not required to sell any minimum number or dollar amount of convertible preferred securities, but will use its best efforts to sell the convertible preferred securities offered.

 .    Closing:  December __, 2000

Proposed Symbol and Market for Convertible Preferred Securities

 .    CWBSP/Over-the-Counter Bulletin Board.



The Convertible Preferred Securities

 .    Cash distributions of $____ per year will be paid quarterly on the convertible preferred securities each year beginning on January 15, 2001. We may defer distributions at any time for a period of up to five years. You will be required to pay income taxes on deferred distributions even if you are a cash basis taxpayer.

 .    The convertible preferred securities mature on January 15, 2031.
     Commonwealth Bankshares Capital Trust may, however, redeem the convertible preferred securities without the holders' consent at any time on or after January 15, 2006, or earlier if a change in the tax or regulatory treatment of Commonwealth Bankshares Capital Trust or the convertible preferred securities occurs or is likely to occur.

 .    Holders of convertible preferred securities may convert their convertible preferred securities into common stock of Commonwealth Bankshares, Inc. at an initial conversion price of $____ per share of common stock. The conversion price is subject to adjustment under certain conditions as described in this prospectus. Commonwealth Bankshares, Inc. common stock is traded on the Nasdaq National Market under the symbol CWBS. The closing price of Commonwealth Bankshares' common stock on Nasdaq on December __, 2000 was $______ per share. We can cancel your conversion rights after January 15, 2004 if the closing price of Commonwealth Bankshares common stock on Nasdaq exceeds 115% of the conversion price for 20 of 30 consecutive trading days.


                                                                                Per Share           Total
                                                                                ---------         ----------
Public offering price and proceeds to Commonwealth Bankshares
Capital Trust:                                                                    $25.00          $7,000,000

          Commonwealth Bankshares, Inc. will pay the underwriter, McKinnon & Company, Inc., $____ for each convertible preferred security sold, or a total of $________ if all of the convertible preferred securities are sold, and the expenses of the offering. If Commonwealth Bankshares Capital Trust exercises its right to increase the size of the offering by up to $1.05 million, Commonwealth Bankshares, Inc. will pay the underwriter additional compensation.

    This investment involves risks. See "Risk Factors" beginning on Page 9.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                           McKinnon & Company, Inc.

                           Bank of the Commonwealth
                               Branch Locations

              [MAP OF BANK OF THE COMMONWEALTH BRANCH LOCATIONS]

   The inside cover page will include a map of the state of Virginia, and a separate map of Southeastern Virginia, each marked to indicate the location of current and proposed Bank of the Commonwealth branch locations.

                               TABLE OF CONTENTS
                               -----------------

                                                                                                                       Page
                                                                                                                       ----
PROSPECTUS SUMMARY..................................................................................................      2
RATIO OF EARNINGS TO FIXED CHARGES..................................................................................      7
SUMMARY FINANCIAL INFORMATION.......................................................................................      8
RISK FACTORS........................................................................................................      9
WHERE YOU CAN FIND MORE INFORMATION.................................................................................     12
RECENT DEVELOPMENTS.................................................................................................     13
USE OF PROCEEDS.....................................................................................................     13
COMMONWEALTH BANKSHARES CAPITAL TRUST I.............................................................................     14
SELECTED HISTORICAL FINANCIAL INFORMATION...........................................................................     15
CAPITALIZATION......................................................................................................     16
ACCOUNTING TREATMENT................................................................................................     16
REGULATORY TREATMENT................................................................................................     16
BUSINESS............................................................................................................     16
MANAGEMENT'S DISCUSSION AND ANALYSIS................................................................................     31
MANAGEMENT..........................................................................................................     39
DESCRIPTION OF CONVERTIBLE PREFERRED SECURITIES.....................................................................     45
DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES..................................................................     61
DESCRIPTION OF GUARANTEE............................................................................................     67
RELATIONSHIP AMONG THE CONVERTIBLE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBT SECURITIES AND THE
 GUARANTEE..........................................................................................................     69
DESCRIPTION OF COMMONWEALTH BANKSHARES, INC. COMMON STOCK...........................................................     70
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......................................................................     72
ERISA CONSIDERATIONS................................................................................................     75
FORWARD LOOKING STATEMENTS..........................................................................................     76
UNDERWRITING........................................................................................................     77
VALIDITY OF SECURITIES..............................................................................................     78
ACCOUNTANTS.........................................................................................................     78
INDEX TO FINANCIAL STATEMENTS.......................................................................................    F-1

                               Prospectus Summary

   This summary highlights some of the more detailed information appearing elsewhere in this prospectus.

                         Commonwealth Bankshares, Inc.

   Commonwealth Bankshares, Inc., a Virginia corporation, is headquartered in Norfolk, Virginia. We own Bank of the Commonwealth, a Virginia-chartered commercial bank. We conduct virtually all of our business through Bank of the Commonwealth. Bank of the Commonwealth was organized in 1970 and began operations in April 1971. It is the oldest independent bank in its market area. In 1988, Commonwealth Bankshares was formed to acquire Bank of the Commonwealth.

   Our market area is concentrated in the cities of Norfolk, Virginia Beach, Portsmouth and Chesapeake, Virginia. Bank of the Commonwealth is currently operating three branch offices in Norfolk, four branch offices in Virginia Beach and one branch office in Chesapeake, as well as four off-premise ATMs. On July 29, 2000 we opened our first office in Chesapeake, and in August 2000 we opened an office at Old Dominion University in Norfolk under a joint agreement with Old Dominion University and the second largest bank in the United States. Bank of the Commonwealth also plans to open branch offices in Franklin, Virginia and Portsmouth in early 2001. At September 30, 2000 we had $184.8 million in assets, $148.4 million in loans, and $13.2 million in equity.

   We provide a wide range of commercial banking services to individuals and small and medium-sized businesses, including the acceptance of checking and savings deposits, and the initiation of commercial, real estate, personal, home improvement, automobile and other installment and term loans. We also offer related services such as home banking, trust, travelers checks, safe deposit, lock box, depositor transfer, customer note payment, collections, notary public, escrow, and other customary banking services.

   We are having this offering because the convertible preferred securities will be treated as capital for bank regulatory purposes. This means that we will be able to grow our total assets faster than our anticipated retained earnings would permit. The cash proceeds from this offering are not needed for our operations or liquidity.

   Except for increasing our regulatory capital, we do not obtain any business advantage by creating Commonwealth Bankshares Capital Trust and selling the junior subordinated debit securities to it. If we sold our junior subordinated debt securities directly to the public, we would not be able to include any of the proceeds in our tier 1 regulatory capital. By contrast, if we interpose Commonwealth Bankshares Capital Trust as the purchaser of the junior subordinated debt securities, we can include all of the proceeds from the sale of the convertible preferred securities in our regulatory capital. Most of these proceeds will qualify as tier 1 regulatory capital. There is no economic distinction that explains the differing treatment.

   We are a legal entity separate and distinct from Bank of the Commonwealth. Our right, and thus your right, to receive any of the assets of Bank of the Commonwealth is subject to the claims of creditors of Bank of the Commonwealth. Our principal source of revenues is dividends from Bank of the Commonwealth.

   Because we own a bank, Bank of the Commonwealth, we are known as a bank holding company. As a bank holding company, we are registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. Our executive offices and mailing address are 403 Boush Street, Norfolk, VA 23510 and our telephone number is (757) 446-6900. This is also the address and telephone number for Commonwealth Bankshares Capital Trust.

                    Commonwealth Bankshares Capital Trust I

      We formed Commonwealth Bankshares Capital Trust under Delaware law on November 15, 2000. We and the trustees of Commonwealth Bankshares Capital Trust will sign an agreement, which will contain the terms and conditions for Commonwealth Bankshares Capital Trust to issue and sell its convertible preferred securities, as well as its common securities. This agreement is called the amended and restated declaration of trust and it also governs the duties of the trustees.

     Commonwealth Bankshares Capital Trust exists solely to:

     .  sell the convertible preferred securities and the common securities;

     . use the money it receives from the sale of the convertible preferred securities and common securities to purchase our junior subordinated debt securities, which will be the only assets of Commonwealth Bankshares Capital Trust; and

     .  engage in other activities that are related to these purposes.

     We will purchase all of the common securities of Commonwealth Bankshares Capital Trust. The common securities will entitle us to receive 3% of Commonwealth Bankshares Capital Trust's cash distributions. The convertible preferred securities will entitle you and the other owners to the remaining 97% of Commonwealth Bankshares Capital Trust's cash distributions. If we default on the junior subordinated debt securities, we will not receive cash distributions on the common securities until you have received your cash distributions on the convertible preferred securities.

     Commonwealth Bankshares Capital Trust has a term of approximately 40 years, but may be dissolved earlier if the convertible preferred securities are paid off. We have appointed the following trustees to conduct Commonwealth Bankshares Capital Trust's business and affairs:

     . Wilmington Trust Company is the property trustee and the Delaware trustee; and

     . Two individuals who are employees and officers of Commonwealth Bankshares, Inc., Edward J. Woodard, Jr. and John H. Gayle will be the administrative trustees.

     As the sole holder of the common securities, we can replace or remove any of the trustees, unless we default on the junior subordinated debt securities. A default, for example, would include failing to make required payments on the junior subordinated debt securities. If we default and do not cure our default, the property trustee and the Delaware trustee can only be replaced and removed by the holders of at least a majority of the convertible preferred securities. As owner of all of Commonwealth Bankshares Capital Trust's common securities, only we can remove or replace the administrative trustees.

     Commonwealth Bankshares Capital Trust has no separate financial statements. The statements would not be meaningful to you because Commonwealth Bankshares Capital Trust has no independent operations. It exists solely for the reasons summarized above.

                                 The Offering

Securities offered       Commonwealth Bankshares Capital Trust is offering for
                         sale 280,000 convertible increase the number of convertible preferred securities offered for sale to 322,000.

Offering price           The offering price is $25.00 for each convertible
                         preferred security.

Conversion                         Holders of convertible preferred securities
                                   may convert their convertible preferred
                                   securities into common stock of Commonwealth
                                   Bankshares, Inc. at an initial conversion price of $_____ per share of common stock.
                                   The conversion price is subject to adjustment under certain conditions as described in this prospectus. Commonwealth Bankshares, Inc.
                                   common stock is traded on the Nasdaq National
                                   Market under the symbol CWBS. The closing price of Commonwealth Bankshares' common stock on Nasdaq on December __, 2000 was $____ per share. If you want to convert a convertible preferred security, the conversion agent will exchange your convertible preferred security for the appropriate principal amount of junior subordinated debt securities held by
                                   Commonwealth Bankshares Capital Trust and immediately convert the junior subordinated debt securities into shares of Commonwealth
                                   Bankshares, Inc. common stock. You will
                                   receive cash in lieu of fractional shares.
                                   However, you will not receive cash or
                                   additional shares of Commonwealth Bankshares' common stock to compensate you for any accrued but unpaid distributions on the convertible preferred securities through the time of conversion. These accrued amounts will be forfeited.

No interest on escrowed funds      You will not receive interest on any funds
                                   you deposit before this offering closes.

Quarterly distributions are        You will be entitled to receive cash
payable to you on the              distributions of $______ per year on each
convertible preferred              convertible preferred security. Distributions
securities                         will be payable quarterly on the 15th of
                                   January, April, July and October of each year, beginning on January 15,2001. Your first cash distribution will be less than the regular quarterly amount because you are buying your convertible preferred securities after October 15, 2000.


We have the option to defer        We have the right to defer interest
interest payments                  payments on the junior subordinated debt
                                   securities for up to 20 consecutive quarters.
                                   If we pay all deferred interest at the end of an interest deferral period, we can begin a new interest deferral period at any time. No interest deferral period may last beyond
                                   January 15, 2031. We may not defer interest payments if we have defaulted on the junior subordinated debt securities. However, electing to defer interest payments, by itself, is not a default.

If we defer interest payments,     If we defer interest payments on the junior
cash distributions to you will     subordinated debt securities, Commonwealth
be deferred                        Bankshares Capital Trust also will defer cash
                                   distributions on your convertible preferred securities. During any period when cash distributions are deferred, your right to receive cash distributions will accumulate.
                                   You also will accumulate the right to receive additional distributions at ____% per year, compounded quarterly, on any deferred distributions.

You will have taxable income       You will be required to pay income taxes on
even if we defer cash              deferred distributions even if you are a
distributions                      cash basis taxpayer.

Our obligations are                We are unconditionally obligated to pay
unconditional                      distributions and all other amounts on the
                                   convertible preferred securities. However, this does not mean that we may not exercise our right, as described above, to defer interest payments on the junior subordinated debt securities.

Ranking of convertible             If we default, payments to you on the
preferred securities               convertible preferred securities will be
                                   made before any payments to us on the common securities. This does not give you any significant protection, however, because the common securities only are entitled to three percent of the distributions by Commonwealth
                                   Bankshares Capital Trust. As long as we are not in default, payments on the convertible preferred securities and common securities will be made proportionately.

The junior subordinated debt       The junior subordinated debt securities will
securities are unsecured and       be unsecured and subordinate to all our
subordinate to all our senior      senior debt.  This means that there will be
debt                               no collateral for our obligations to you. It
                                   also means that if we default, all of our senior debt will be paid before you are paid.
                                   At September 30, 2000, we had $505 thousand of senior debt outstanding. Any additional debts we incur in the future are likely to be senior debt. There is no limit on the amount of senior debt that we may incur. We will guarantee that you will receive cash distributions if Commonwealth Bankshares
                                   Capital Trust has the funds to pay you. Our guarantee also will be unsecured and subordinate to all senior debt. In addition, the junior subordinated debt securities and the guarantee will be subordinate to all existing and future liabilities of our subsidiaries, including Bank of the
                                   Commonwealth's deposit liabilities.

The junior subordinated debt       We have fully, irrevocably and
securities are scheduled to        unconditionally guaranteed on a subordinated
mature on January 15, 2031         basis that Commonwealth Bankshares Capital
                                   Trust will pay you $25.00 per convertible preferred security, plus accrued distributions, when the junior subordinated debt securities are paid-off at or before maturity. The stated maturity of the junior subordinated debt securities is January 15, 2031.

We can terminate your              We have certain rights to terminate your
conversion rights under            ability to convert convertible preferred
certain conditions                 securities into our common stock.  We will
                                   have this termination right at any time after January 15, 2004 if the closing price of our common stock on Nasdaq exceeds 115% of the conversion price for 20 of 30 consecutive trading days. To exercise our conversion termination rights, we first must cause
                                   Commonwealth Bankshares Capital Trust to issue a press release announcing the date on which the conversion rights will be terminated. The press release must also state the conversion price that is then applicable and the closing price on the public markets at that time for the convertible preferred securities and our common stock. The date we elect to terminate your conversion rights cannot be less than 30 days or more than 60 days after the date that Commonwealth
                                   Bankshares Capital Trust issues the press release.

We can pay-off the junior          We have the right at any time on or after
subordinated debt securities       January 15, 2006 to pay-off the junior
any time after January 15, 2006    subordinated debt securities. We also have
                                   the right at any time before January 15, 2006 to pay-off the junior subordinated debt securities if any of three things happen. We can pay-off the junior subordinated debt securities before January 15, 2006 if tax law changes prevent us from deducting interest payments or if changes in banking regulations prevent us from counting Commonwealth
                                   Bankshares Capital Trust's assets as capital.
                                   A change in the Investment Company Act of 1940 that requires Commonwealth Bankshares
                                   Capital Trust to register under that law also would permit us to pay-off the junior subordinated debt securities before January
                                   15, 2006.

Limited Voting Rights on the       You will have no voting rights on the
convertible preferred              convertible preferred securities, except in
securities                         limited circumstances.

No Rating                          We do not expect the convertible preferred
                                   securities to be rated by any rating service.
                                   None of the other securities that we issue are so rated.

ERISA Considerations               Please carefully consider the information set
                                   forth in "ERISA Considerations", which begins on page 76.

Use of Proceeds                    Commonwealth Bankshares Capital Trust will
                                   use all of the proceeds from the sale of the common securities and convertible preferred securities to purchase the junior subordinated debt securities from us. We intend to use the net proceeds from the sale of the junior subordinated debt securities for general corporate purposes, including making advances to Bank of the Commonwealth to support its continued growth. Pending any such application, we may invest the net proceeds in interest-bearing assets.

Proposed Nasdaq OTC Bulletin       We have applied to have the convertible
Board Symbol                       preferred securities approved for quotation
                                   on the Nasdaq OTC bulletin board under the symbol "CWBSP."

Risk Factors                       An investment in the convertible preferred
                                   securities involves a number of risks. Some of these risks relate to the convertible preferred securities and other risks relate to us. We urge you to carefully consider the information contained in "Risk Factors" beginning on page 9 of this prospectus, as well as the other information contained in this prospectus, before you buy any convertible preferred securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

         The following table contains our consolidated ratios of earnings to fixed charges for each of the periods indicated. For purposes of computing these ratios, earnings represent net income, plus total taxes based on income, plus fixed charges. Fixed charges include interest expense, the estimated interest component of net rental expense and amortization of debt expense.


                                               Nine Months
                                                  Ended
                                                Sept. 30,                             Year Ended December 31,
                                           ---------------------     ----------------------------------------------------------
                                             2000       1999             1999         1998        1997        1996      1995
                                           ---------------------     ----------------------------------------------------------
Ratio of earnings to fixed charges:
   Excluding interest on deposits             5.35       8.45             7.04          9.82        7.79      6.50        7.11
   Including interest on deposits             1.20       1.29             1.29          1.31        1.31      1.28        1.31

                         SUMMARY FINANCIAL INFORMATION

         The following consolidated summary contains selected financial data for Commonwealth Bankshares, Inc. and its subsidiaries for the periods and at the dates indicated. You should also read the detailed information and the financial statements included elsewhere in this prospectus. All per share figures in this prospectus have been adjusted to reflect the following stock splits and stock dividends: (i) a 6% stock dividend on April 28, 1995, (ii) a 6% stock dividend on April 30, 1996, (iii) a 6% stock dividend on April 30, 1997, (iv) an 8% stock dividend on April 30, 1998, and (v) a 50% stock dividend on May 27, 1999.


                                                Nine Months
                                            Ended September 30,                       Year Ended December 31,
                                           -----------------------    --------------------------------------------------------
                                                (Unaudited)
                                              2000        1999           1999       1998       1997       1996        1995
                                              ----        ----           ----       ----       ----       ----        ----
                                                                           (Dollars in thousands, except per share data)
Income Statement Data:
   Gross interest income                     $ 10,520    $  7,820       $ 10,861   $  9,547   $  8,553   $  7,744     $ 6,859
   Gross interest expense                       5,761       3,933          5,502      5,060      4,410      4,201       3,632
                                             --------    --------       --------   --------   --------   --------     -------
   Net interest income                          4,759       3,887          5,359      4,487      4,143      3,543       3,227
   Provision for loan losses                      138          80            110        102         50          1          53
                                             --------    --------       --------   --------   --------   --------     -------
   Net interest income after provision
      for loan losses                           4,621       3,807          5,249      4,385      4,093      3,542       3,174
   Non-interest income                            894         886          1,209      1,186        869        871         810
   Non-interest expense                         4,362       3,546          4,856      3,984      3,605      3,213       2,866
                                             --------    --------       --------   --------   --------   --------     -------
   Income before income taxes                   1,153       1,147          1,602      1,587      1,357      1,200       1,118
   Income taxes                                   302         299            447        482        427        364         282
                                             --------    --------       --------   --------   --------   --------     -------
   Net income                                $    851    $    848       $  1,155   $  1,105   $    930   $    836     $   836
                                             ========    ========       ========   ========   ========   ========     =======
Per Share Data:
   Net income, basic                         $   0.51    $   0.52       $   0.71   $   0.68   $   0.57   $   0.51     $  0.51
   Net income, diluted                           0.46        0.47           0.64       0.62       0.53       0.48        0.50
   Cash dividends                               0.105       0.070          0.105          0          0          0           0
   Book value at period end                      7.87        7.35           7.43       7.12       6.48       5.88        5.39
Period-End Balance Sheet Data:
   Total assets                              $184,817    $144,941       $157,016   $132,237   $116,106   $106,170     $95,037
   Total loans (net of unearned income)       148,435     113,255        125,045     91,576     78,251     65,835      61,373
   Total deposits                             161,077     121,792        138,358    116,170    100,760     90,262      82,256
   Long-term debt                                 505         531            531        557        583        609         684
   Stockholders' equity                        13,201      12,051         12,227     11,580     10,531      9,568       8,770
Performance Ratios:
   Return on average assets                      0.66%       0.84%          0.83%      0.91%      0.85%      0.79%       0.94%
   Return on average stockholders'
      equity                                     8.91%       9.48%          9.63%      9.91%      9.35%      8.85%      10.17%
   Average stockholders' equity to
      average total assets                       7.36%       8.84%          8.60%      9.11%      9.13%      8.91%       9.20%
   Net interest margin                           3.73%       3.96%          3.95%      3.81%      3.99%      3.75%       3.92%
   Dividend payout ratio                        20.59%      13.46%         14.79%        --         --         --          --
Asset Quality Ratios:
   Net charge-offs to average loans              0.05%       0.00%          0.14%      0.12%      0.02%      0.49%       0.01%
   Allowance to period-end loans                 0.68%       0.92%          0.74%      1.06%      1.23%      1.42%       2.05%
   Allowance to nonperforming loans             61.16%     104.28%         78.76%     73.91%     61.56%     41.51%      67.78%
   Nonaccrual loans to loans                     1.10%       0.89%          0.89%      1.21%      1.85%      3.14%       2.70%
   Nonperforming assets to loans and
      foreclosed properties                      1.30%       1.63%          1.36%      2.28%      3.74%      5.60%       7.90%
Capital Ratios:
   Risk-based capital ratios
      Tier 1 capital                             8.98%      10.77%         10.10%     12.00%     12.82%     13.19%      13.38%
      Total capital                              9.65%      11.67%         10.80%     13.00%     14.00%     14.44%      14.63%
   Leverage capital ratio                        7.54%       8.88%          8.30%      8.90%      9.18%      9.10%       9.43%
   Total equity to total assets                  7.14%       8.31%          7.79%      8.76%      9.07%      9.01%       9.23%

                                 RISK FACTORS

         An investment in the convertible preferred securities involves a number of risks. Some of these risks relate to the convertible preferred securities and others relate to us. Please carefully consider the following information, together with the other information in this prospectus before you buy any convertible preferred securities.

Risks Related To The Convertible Preferred Securities

         Because our obligations to you are unsecured and subordinated to senior debt, if we have financial difficulties, any senior debt will have to be paid in full before you receive any payment.

         Our obligations under the junior subordinated debt securities and the guarantee are unsecured and subordinate to all of our present and future senior debt. This means that there will be no collateral for our obligations to you. It also means that if we default, all of our senior debt will be paid before you are paid. As of September 30, 2000, we had $505 thousand of senior debt outstanding. Any additional debts we incur in the future are likely to be senior debt. In particular, we anticipate borrowing between $3 million and $4 million by the end of 2000 from the Federal Home Loan Bank to fund loan production. There is no limit to our ability or Bank of the Commonwealth's ability to incur additional debts, including senior debt. For additional information, please refer to "Description of Junior Subordinated Debt Securities - What Does Subordination Mean to You?", which begins on page 66.

         The ability of Commonwealth Bankshares Capital Trust to make payments on the convertible preferred securities depends solely upon our making payments on the junior subordinated debt securities as and when required. If we default on our obligation to make required payments on the junior subordinated debt securities, Commonwealth Bankshares Capital Trust will not have sufficient funds to make cash distributions to you. You will not be able to rely upon the guarantee for payment of these amounts. Instead, you or the property trustee may sue us directly for payment under the junior subordinated debt securities.

         Our right, and thus your right, to receive any assets of Bank of the Commonwealth is subject to the claims of Bank of the Commonwealth's creditors, including depositors. At September 30, 2000 Bank of the Commonwealth had total liabilities, including deposits, of $171.6 million. Because the junior subordinated debt securities will be subordinated to all existing and future liabilities of our subsidiaries, including Bank of the Commonwealth's deposit liabilities, you should look only to our assets, and not assets of our subsidiaries, for payments on the junior subordinated debt securities.

         If banking regulations prohibit Bank of the Commonwealth from paying dividends to us, we would probably defer interest payments on the junior subordinated debt securities.

         Because we own Bank of the Commonwealth, we are regulated by the Board of Governors of the Federal Reserve System. The Federal Reserve also regulates Bank of the Commonwealth. Almost all of our consolidated assets are owned by Bank of the Commonwealth. We will rely almost entirely on dividends from Bank of the Commonwealth to satisfy our obligations to pay principal and interest on the junior subordinated debt securities. There are legal limits on the amount of dividends that a bank such as Bank of the Commonwealth is permitted to pay. We cannot assure you that Bank of the Commonwealth will be able to pay dividends at past levels, or at all, in the future. For additional information, please refer to "Description of Guarantee - General", which begins on page 68.

         If we defer interest payments on the junior subordinated debt securities, you will be required to pay taxes on distributions you have not received.

         As long as we do not default on the junior subordinated debt securities, we have the right to defer interest payments on the junior subordinated debt securities for up to 20 consecutive quarters. If we pay all deferred interest at the end of an interest deferral period, we can begin a new interest deferral period at any time. No interest deferral period may last beyond January 15, 2031. If we defer interest payments on the junior subordinated debt securities, Commonwealth Bankshares Capital Trust will defer cash distributions on the convertible preferred securities until we resume interest payments. For additional information, please refer to "Description of Convertible Preferred Securities - Distributions", which begins on page 47.

         If Commonwealth Bankshares Capital Trust defers distributions on the convertible preferred securities, you will be required to pay income taxes on the deferred distributions and accrue interest income even if you are a cash basis taxpayer. That is, you must include the deferred interest in your gross income for U.S. federal income tax purposes regardless of whether you receive cash distributions. You will not receive the cash related to any accrued and unpaid interest from Commonwealth Bankshares Capital Trust if you sell your convertible preferred securities before all deferred distributions have been brought current. Deferred distributions that are included in your gross income will increase your tax basis in the convertible preferred securities. If you sell your convertible preferred securities before all deferred distributions have been brought current, your increased tax basis will decrease the amount of any capital gain or will create a capital loss or increase the amount of any capital loss that you realize on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income.

         If we defer interest payments on the junior subordinated debt securities, the market price of the convertible preferred securities is likely to fall.

         We have no current intention of exercising our right to defer interest payments on the junior subordinated debt securities. However, if we exercise this right in the future, the market price of the convertible preferred securities is likely to be adversely affected, because many people will not want to hold a security that is creating a tax liability, but yielding no cash. If you sell your convertible preferred securities during a time when distributions have been deferred, you may not receive the same return on your investment as someone else who continues to hold the convertible preferred securities.

         You have limited rights against us if we default on our obligations to you.

         If we default on our obligation to pay principal or interest on the junior subordinated debt securities, Commonwealth Bankshares Capital Trust will not have sufficient funds to make payments on the convertible preferred securities. You would not be able to rely on the guarantee for payment. Instead, if we default in the payment of the principal or interest on the junior subordinated debt securities, then you may sue us directly to enforce payment. Except as described in this prospectus, you will not be able to exercise directly any other remedy available to holders of junior subordinated debt securities. For additional information, please refer to "Description of Junior Subordinated Debt Securities - Enforcement of Rights by Holders of Convertible Preferred Securities", which begins on page 66.

         If we cause an early redemption of the convertible preferred securities, you may not be able to reinvest the proceeds at the same or a higher rate of return.

         We have the right to redeem the junior subordinated debt securities at any time after January 15, 2006. Moreover, we also have the right at any time before January 15, 2006 to pay off the junior subordinated debt securities if any of three things happen. We can pay off the junior subordinated debt securities before January 15, 2006 if tax law changes prevent us from deducting interest payments or if changes in banking regulations prevent us from counting Commonwealth Bankshares Capital Trust's assets as capital. A change in the Investment Company Act of 1940 that requires Commonwealth Bankshares Capital Trust to register under that law also would permit us to pay off the junior subordinated debt securities before January 15, 2006.

         Within 90 days of a redemption of the junior subordinated debt securities, the convertible preferred securities also must be redeemed. It is possible, perhaps likely, that we would not pay-off the junior subordinated debt securities unless we could reborrow at a lower rate. If we can reborrow at a lower rate, it is probable that you could reinvest only at a lower rate. For additional information, please refer to "Description of Convertible Preferred Securities - Events That Will Cause Redemption of Convertible Preferred Securities", which begins on page 51.

         If we liquidate Commonwealth Bankshares Capital Trust and distribute the junior subordinated debt securities to you, those securities might trade at a lower price than you pay for your convertible preferred securities.

         We will have the right at any time to terminate Commonwealth Bankshares Capital Trust and cause the junior subordinated debt securities to be distributed to you. Under current United States federal income tax law, a distribution of junior subordinated debt securities would not be a taxable event to you. If, however, Commonwealth Bankshares Capital Trust were taxable as a corporation at the time of dissolution of Commonwealth Bankshares Capital Trust, the distribution of the junior subordinated debt securities may be a taxable event to you. For additional information, please refer to a "Description of Convertible Preferred Securities - Liquidation of Commonwealth Bankshares Capital Trust and Distribution of Junior Subordinated Debt Securities", which begins on page 53.

         We give no assurance about the market prices for convertible preferred securities or junior subordinated debt securities that may be distributed in exchange for convertible preferred securities if a liquidation of Commonwealth Bankshares Capital Trust occurs. The convertible preferred securities or the junior subordinated debt securities may trade at a discount to the price that you pay to purchase the convertible preferred securities. Because you may receive junior subordinated debt securities on a termination of Commonwealth Bankshares Capital Trust, you are also making an investment decision about the junior subordinated debt securities and should carefully review all the information regarding the junior subordinated debt securities in this prospectus.

         Because you have limited voting rights, we can amend important agreements in ways that adversely affect you without your consent.

         As a holder of convertible preferred securities, you will have limited voting rights. These voting rights will relate only to the modification of the convertible preferred securities, the termination of Commonwealth Bankshares Capital Trust, and the exercise of Commonwealth Bankshares Capital Trust's rights as a holder of the junior subordinated debt securities. In general, only we can replace or remove any of the trustees.

         Even if it would affect you adversely, we and the trustees may modify the amended and restated declaration of trust without your consent to ensure that Commonwealth Bankshares Capital Trust will maintain the federal income tax treatment that we desire. We also can modify the amended and restated declaration of trust to ensure that Commonwealth Bankshares Capital Trust will not be required to register as an "investment company" under the Investment Company Act of 1940, as amended, even if such action adversely affects your interests. You will have no voting rights on any matters submitted to a vote of our stockholders. For additional information, please refer to "Description of Convertible Preferred Securities - Voting Rights of Convertible Preferred Securities; Amendment of the Declaration", which begins on page 56.

         Because there has been no public market for the convertible preferred securities, you cannot be sure that you will be able to sell your convertible preferred securities at or above the price you pay.

         There is no existing market for the convertible preferred securities. We can give no assurance about the liquidity of any markets that may develop for the convertible preferred securities, your ability to sell your convertible preferred securities or at what price you will be able to sell your convertible preferred securities. Future trading prices of the convertible preferred securities will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities. The underwriter has informed us that it intends to make a market in the convertible preferred securities. However, the underwriter is not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the convertible preferred securities.

         Because we can terminate your conversion rights, you may not always have the ability to convert your convertible preferred securities into our common stock.

         We have the right to terminate your ability to convert the preferred securities into our common stock at any time after January 15, 2004 if our common stock trades at 115% or more of the conversion price that is then in effect for 20 of 30 consecutive trading days. If we exercise this right, we will issue a press release and you will have the ability to convert your preferred securities into our common stock for a period of not less than 30 days and not more than 60 days after we issue the press release, as determined by us. If we exercise our conversion termination rights, you will lose your right to convert your preferred securities into our common stock unless you make a decision to convert within the period specified by the press release. For additional information, please refer to "Description of Convertible Preferred Securities -Conversion Rights - Termination of Conversion Rights," which begins on page 51.

Risks Related To Us

         We are going to make an additional allowance for loan losses, which will reduce our net income for the 2000 fiscal year and the book value of our common stock.

         Under state and federal banking laws, financial institutions such as Bank of the Commonwealth are required to establish allowances for potential loan losses. The amount of that allowance is typically subject to mutual agreement between financial institutions and banking regulators based on the risks associated with a particular financial institution's loan portfolio. Banking regulators recently asked Bank of the Commonwealth to increase its loan loss allowance. After discussions with these regulators, we agreed to take a one time additional loan loss allowance of $1 million in the fourth quarter of 2000. This will reduce our 2000 fiscal year net income by approximately $660,000 on an after tax basis, will reduce the book value of our common stock by approximately $0.39 per share and will reduce diluted earnings per share by $0.36. Accordingly, this additional loan loss allowance will materially adversely affect our financial results for our 2000 fiscal year and could also adversely affect the trading price of our common stock.

         We plan to grow rapidly and there are risks associated with rapid growth.

         We intend to expand our asset base. In particular, we hope to use the funds raised in this offering to support anticipated increases in our deposits and loans. Additional capital also would increase our legal lending limit under federal law, which in turn would allow us to compete more actively in our market area for larger loans. Our ability to manage growth successfully will depend on our ability to maintain cost controls and asset quality while attracting additional loans and deposits, as well as on factors beyond our control, such as economic conditions and interest rate trends. If we grow too quickly and are not able to control costs and maintain asset quality, growth could materially adversely affect our financial performance.

         If we lost the services of our senior management, it would adversely affect our business.

         Our future performance will depend largely on the contributions of a few senior executive officers of Bank of the Commonwealth, including in particular Edward J. Woodard, Jr., the Chairman of the Board, President and Chief Executive Officer. The loss of the services of one or more of our senior executive officers could have a material adverse effect on our business and development.

                      WHERE YOU CAN FIND MORE INFORMATION

         Commonwealth Bankshares, Inc., which we will refer to as we, us or our, files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission's public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including Commonwealth Bankshares, Inc., that file documents with the Commission electronically through the Commission's electronic data gathering, analysis and retrieval system known as EDGAR. Our common stock is traded on the Nasdaq National Market under the symbol "CWBS." Our reports, proxy and information statements may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

         This prospectus is part of a registration statement filed by Commonwealth Bankshares Capital Trust I and Commonwealth Bankshares, Inc. with the Commission. Because the rules and regulations of the Commission allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information contained in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us, Commonwealth Bankshares Capital Trust and the convertible preferred securities being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the Commission at the addresses mentioned above. The Commission's registration number for the registration statement is File No. 333-_____.

         You should rely only on the information provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. Neither Commonwealth Bankshares, Inc. nor Commonwealth Bankshares Capital Trust I is making an offer of the convertible preferred securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents because our financial condition and results may have changed since that date.

                              RECENT DEVELOPMENTS

         We are currently negotiating to acquire a branch banking office in Franklin, Virginia that is owned by another financial institution. We anticipate that the purchase price for the branch will be approximately $2.0 million for the real estate and fixed assets at the branch location. We would also pay a premium for the branch's deposits equal to 6% of the deposits at the branch, provided that under the current terms of the transaction the total deposit premium payable by us cannot exceed $1.3 million. If the transaction closes on the terms currently contemplated by us, we would assume deposit liabilities at the branch of approximately $20.0 million. The closing of this branch purchase is conditioned upon the closing of this offering. In addition, we will not be able to complete this acquisition until a definitive agreement is signed, regulatory approval is obtained and other customary closing conditions are satisfied, including further due diligence by us. If we are able to close this acquisition, we anticipate that the Franklin branch will begin operating under Bank of the Commonwealth's name in early 2001. We cannot assure you that we will be able to close this branch acquisition on the terms currently anticipated or that we will be able to close the acquisition at all.

         We are also opening a new branch banking office in Portsmouth, Virginia on land that we own. We are currently renovating the building at this location and anticipate that the branch will open by the end of March 2001. We have obtained the necessary regulatory approval to open this branch.

                                USE OF PROCEEDS

         Commonwealth Bankshares Capital Trust will use all of the proceeds from the sale of the common securities and convertible preferred securities to purchase the junior subordinated debt securities. We intend to apply the net proceeds from the sale of the junior subordinated debt securities to our general funds to be used for general corporate purposes, including, from time to time, making advances to Bank of the Commonwealth to support its continued growth. Pending any such application by us, the net proceeds may be invested in interest-bearing assets.

         Our intention is to grow our total assets faster than our capital base and anticipated retained earnings for the next several years would permit. For example, we may purchase branch offices and assume deposits from other banks or open new branches, as described above in "Recent Developments". Transactions of this type would increase our assets and our required regulatory capital while, at the same time reducing our regulatory capital. We also plan to grow assets through our existing branches as rapidly as we can, consistent with sound banking principles. This offering is not contingent on completing the branch purchase transaction we are currently negotiating, the opening of our new branch or on any other transaction.

         The convertible preferred securities will be treated as capital for bank regulatory purposes, which means that the proceeds of this offering will allow us to grow without selling additional shares of common stock. If we were not having this offering, or if this offering is not successful, we might need to sell additional common stock at a future time to obtain the regulatory capital to support our growth. We do not want to sell additional common stock because we think it will dilute our earnings per share.

         If the convertible preferred securities were not treated as capital for bank regulatory purposes, we would not be having this offering, because we can raise cash to fund loans and investments at much lower rates of interest. We expect that the interest rate on the junior subordinated debt securities will exceed the rate of interest we can obtain by reinvesting the proceeds of this offering. This offering can benefit us only because it will support asset growth of 10 to 12 times the net proceeds. The interest margin earnings on the these additional assets is expected to exceed the negative interest spread on the junior subordinated debt securities.

                    COMMONWEALTH BANKSHARES CAPITAL TRUST I

         We formed Commonwealth Bankshares Capital Trust under Delaware law on November 15, 2000. Wilmington Trust Company is the Delaware trustee and the property trustee. Edward J. Woodard, Jr. and John H. Gayle, officers of Commonwealth Bankshares, Inc., will be the administrative trustees. Commonwealth Bankshares Capital Trust exists for the exclusive purposes of:

         . issuing and selling the common securities and convertible preferred securities;

         . using the proceeds from the sale of the common securities and convertible preferred securities to purchase the junior subordinated debt securities; and

         .   engaging in other activities that are related to these purposes.

         The junior subordinated debt securities will be the sole assets of Commonwealth Bankshares Capital Trust, and payments under the junior subordinated debt securities will be the sole revenues of Commonwealth Bankshares Capital Trust. All of the common securities will be owned by us. We will receive distributions on the common securities in proportion to the distributions that you and other holders receive on the convertible preferred securities. However, if we default, our rights as holder of the common securities to distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the convertible preferred securities.

         We will acquire common securities in an aggregate liquidation amount equal to 3% of the total capital of Commonwealth Bankshares Capital Trust. Commonwealth Bankshares Capital Trust has a term of approximately 40 years, but may terminate earlier as provided in the amended and restated declaration of trust. Commonwealth Bankshares Capital Trust's business and affairs are conducted by its trustees, each appointed by us as holder of the common securities.

         Wilmington Trust Company, as property trustee, will act as sole indenture trustee under the amended and restated declaration of trust. Wilmington Trust Company will also act as trustee under the guarantee agreement and the indenture. The holder of the common securities, or the holders of a majority in liquidation amount of the convertible preferred securities if we default, will be entitled to appoint, remove or replace the property trustee and/or Delaware trustee. In no event will the holders of the convertible preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights are ours exclusively. The duties and obligations of each trustee are governed by the amended and restated declaration of trust. We will pay all fees and expenses related to Commonwealth Bankshares Capital Trust and the offering of the convertible preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of Commonwealth Bankshares Capital Trust. The address and telephone number of the principal executive office of Commonwealth Bankshares Capital Trust is c/o:

                         Commonwealth Bankshares, Inc.
                               403 Boush Street
                               Norfolk, VA 23510
                       Attention: Edward J. Woodard, Jr.
                                (757) 446-6900

                   SELECTED HISTORICAL FINANCIAL INFORMATION

         The following consolidated summary sets forth selected financial data for Commonwealth Bankshares, Inc. and its subsidiaries for the periods and at the dates indicated. You should read the detailed information and the financial statements included elsewhere in this prospectus.

                                                Nine Months
                                            Ended September 30,                       Year Ended December 31,
                                           -----------------------    --------------------------------------------------------
                                                (Unaudited)

                                              2000        1999           1999       1998       1997       1996        1995
                                              ----        ----           ----       ----       ----       ----        ----
                                                                         (Dollars in thousands, except per share data)
Income Statement Data:
   Gross interest income                     $ 10,520     $ 7,820       $ 10,861   $  9,547   $  8,553   $  7,744    $  6,859
   Gross interest expense                       5,761       3,933          5,502      5,060      4,410      4,201       3,632
                                             --------     -------       --------   --------   --------   --------    --------
   Net interest income                          4,759       3,887          5,359      4,487      4,143      3,543       3,227
   Provision for loan losses                      138          80            110        102         50          1          53
                                             --------     -------       --------   --------   --------   --------    --------
   Net interest income after provision
      for loan losses                           4,621       3,807          5,249      4,385      4,093      3,542       3,174
   Non-interest income                            894         886          1,209      1,186        869        871         810
   Non-interest expense                         4,362       3,546          4,856      3,984      3,605      3,213       2,866
                                             --------     -------       --------   --------   --------   --------    --------
   Income before income taxes                   1,153       1,147          1,602      1,587      1,357      1,200       1,118
   Income taxes                                   302         299            447        482        427        364         282
                                             --------     -------       --------   --------   --------   --------    --------
   Net income                                $    851     $   848       $  1,155   $  1,105   $    930   $    836    $    836
                                             ========     =======       ========   ========   ========   ========    ========

Per Share Data:
   Net income, basic                         $   0.51     $  0.52       $   0.71   $   0.68   $   0.57   $   0.51    $   0.51
   Net income, diluted                           0.46        0.47           0.64       0.62       0.53       0.48        0.50
   Cash dividends                               0.105       0.070          0.105          0          0          0           0
   Book value at period end                      7.87        7.35           7.43       7.12       6.48       5.88        5.39

Period-End Balance Sheet Data:
   Total assets                              $184,817    $144,941       $157,016   $132,237   $116,106   $106,170    $ 95,037
   Total loans (net of unearned income)       148,435     113,255        125,045     91,576     78,251     65,835      61,373
   Total deposits                             161,077     121,792        138,358    116,170    100,760     90,262      82,256
   Long-term debt                                 505         531            531        557        583        609         684
   Stockholders' equity                        13,201      12,051         12,227     11,580     10,531      9,568       8,770

Performance Ratios:
   Return on average assets                      0.66%       0.84%          0.83%      0.91%      0.85%      0.79%       0.94%
   Return on average stockholders'
      equity                                     8.91%       9.48%          9.63%      9.91%      9.35%      8.85%      10.17%
   Average stockholders' equity to
      average total assets                       7.36%       8.84%          8.60%      9.11%      9.13%      8.91%       9.20%
   Net interest margin                           3.73%       3.96%          3.95%      3.81%      3.99%      3.75%       3.92%
   Dividend payout ratio                        20.59%      13.46%         14.79%        --         --         --          --

Asset Quality Ratios:
   Net charge-offs to average loans              0.05%       0.00%          0.14%      0.12%      0.02%      0.49%       0.01%
   Allowance to period-end loans                 0.68%       0.92%          0.74%      1.06%      1.23%      1.42%       2.05%
   Allowance to nonperforming loans             61.16%     104.28%         78.76%     73.91%     61.56%     41.51%      67.78%
   Nonaccrual loans to loans                     1.10%       0.89%          0.89%      1.21%      1.85%      3.14%       2.70%
   Nonperforming assets to loans and
      foreclosed properties                      1.30%       1.63%          1.36%      2.28%      3.74%      5.60%       7.90%

Capital Ratios:
   Risk-based capital ratios
      Tier 1 capital                             8.98%      10.77%         10.10%     12.00%     12.82%     13.19%      13.38%
      Total capital                              9.65%      11.67%         10.80%     13.00%     14.00%     14.44%      14.63%
   Leverage capital ratio                        7.54%       8.88%          8.30%      8.90%      9.18%      9.10%       9.43%
   Total equity to total assets                  7.14%       8.31%          7.79%      8.76%      9.07%      9.01%       9.23%

                                CAPITALIZATION

         The following table sets forth our consolidated capitalization at September 30, 2000. This table is based on, and is qualified in its entirety by, our historical consolidated financial statements, including the related notes thereto, which are included in documents incorporated by reference herein, and should be read in conjunction therewith.

                                                                                             September 30, 2000
                                                                                         ----------------------------
                                                                                           (amounts in thousands)
        Long-term debt                                                                         $      505
        Capitalized lease obligations                                                                   -

        Shareholders' equity:
        Common stock, $2.50 par value, 5,000,000
          Shares authorized, 1,678,466 shares
          outstanding                                                                               4,196
        Capital in excess of par value                                                              5,383
        Retained earnings                                                                           4,044
        Accumulated other comprehensive income (loss)                                                (422)
                                                                                               -----------
        Total shareholders' equity                                                                 13,201
                                                                                               ----------
        Total capitalization                                                                       13,706
                                                                                               ==========

        Consolidated capital ratios:
          Equity to assets                                                                           7.14%
          Tier I capital                                                                             8.98%
          Total capital                                                                              9.65%

                             ACCOUNTING TREATMENT

         The financial statements of Commonwealth Bankshares Capital Trust will be consolidated into our consolidated financial statements, with the convertible preferred securities treated as debt and shown in our consolidated balance sheet as "long-term debt." The distributions payable on the convertible preferred securities will be treated as interest expense in the consolidated statements of income. Our financial statement footnotes will reflect that the sole asset of Commonwealth Bankshares Capital Trust will be the amount of the junior subordinated debt securities maturing on January 15, 2031. All future reports we file under the Securities Exchange Act of 1934 will present information regarding Commonwealth Bankshares Capital Trust and any other similar trusts in the manner described above.

                             REGULATORY TREATMENT

         As a registered bank holding company, we are required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. We expect that the convertible preferred securities will be treated as "tier 1 capital" for such purposes; provided that the convertible preferred securities can only comprise 25% of our tier 1 capital. Based on our tier 1 capital at September 30, 2000, approximately $4.5 million of the convertible preferred securities would be initially included in tier 1 capital. To the extent that the convertible preferred securities are not included in our tier 1 capital, they will be included in our tier 2 capital.

                                   BUSINESS

General

         Bank of the Commonwealth was organized in 1970 and began operations in April 1971. In 1988, Commonwealth Bankshares was formed to acquire Bank of the Commonwealth. The only material activity of Commonwealth Bankshares is to own and control all of the capital stock of Bank of the Commonwealth.

         Headquartered in Norfolk, Virginia, we serve the retail and commercial financial market as a deposit and loan specialist from seven full service branch offices located in Norfolk, Virginia Beach and Chesapeake, Virginia and four off-premises ATM locations. Bank of the Commonwealth also plans to open full service branch offices in Franklin, Virginia and Portsmouth, Virginia in early 2001. Details regarding these planned branch openings are set forth in this prospectus under "Recent Developments" beginning on page 13.

         Our principal business is the acquisition of deposits from the general public through our home and branch offices and use of these deposits to fund our loan and investment portfolios. Bank of the Commonwealth is a full service community bank that provides a wide variety of financial services to its small and middle market business customers as well as to its retail customers. Our commercial banking services include the acceptance of checking and savings deposits and the initiation of commercial, real estate, personal, home improvement, automobile and other installment and term loans. We also offer related services such as home banking, trust, travelers checks, safe deposit, lock box, deposits or transfer, customer note payment, collections, notary public, escrow, and other customary banking services.

         The principal sources of funds for our lending and investment activities are deposits, amortization and repayment of loans, and other borrowed money. Principal sources of revenue are interest and fees on loans and as well as fees and service charges from the maintenance of deposit accounts. Our principal expenses include interest paid on deposits and other borrowings and operating expenses.

Lending Activities

         Our lending focus and the composition of our loan portfolio have not changed significantly over the past five years. However, the size of our loan portfolio has increased significantly. The growth of our loan portfolio reflects our focus on commercial mortgage lending and lending to small and middle size businesses. During the four year period ended December 31, 1999, our total loans increased from $60.1 million at December 31, 1995 to $124.1 million at December 31, 1999, an increase of $64 million or 106%. At September 30, 2000, our total loans equaled $147.4 million.

         Today, the principal lending activity of Bank of the Commonwealth is the origination of commercial mortgage and non-mortgage loans to small and medium-sized businesses, including loans through various lending programs of the Small Business Administration. Bank of the Commonwealth is an active lender in the Richmond District of the Small Business Administration. The Small Business Administration 7(a) and 504 loan programs are economic development programs. The 504 loan program is used to finance long-term fixed assets, primarily real estate and large/heavy equipment and is designed to create new jobs or retain existing jobs. The credit structure of the 504 loan program gives borrowers access to 90% of their financing needs for a particular project. Fifty percent is provided by the financial institution in the form of a first lien position and 40% is provided by the certified development company with a second lien position. The borrower provides the remaining 10% of the funds required for the project. Small Business Administration 7(a) loans may be used by start-up businesses for the purchase of real estate, construction, renovation or leasehold improvements, as well as machinery, equipment, furniture, fixtures, inventory, and in some instances, working capital and debt refinancing. The Small Business Administration guarantees up to 80% of the loan balance under the 7(a) program.

         Bank of the Commonwealth also makes consumer home equity loans, consumer loans and construction loans.

Commercial Real Estate Lending

         Bank of the Commonwealth offers an extensive array of commercial real estate loans in addition to the Small Business Administration programs described above. Outstanding commercial real estate loans totaled $80.2 million at September 30, 2000, which represented approximately 54% of our loans receivable. Of these outstanding loans, $76.0 million were permanent and $4.2 million were construction loans. These loans are secured by real estate with loan-to-values averaging less than 70%. During the four year period ended December 31, 1999, our total commercial real estate loans increased from $27.3 million at December 31, 1995 to $67.7 million at December 31, 1999, an increase of $40.4 million or 148%.

Commercial Business Lending

         In general, commercial business loans involve somewhat more credit risk than do residential mortgage loans and real estate backed commercial loans and, therefore, usually yield a higher return to Bank of the Commonwealth. The increased credit risk for commercial loans is due to the type of collateral securing the loans. The increased credit risk also derives from the expectation that commercial loans generally will be serviced principally from the borrower's business operations. If a borrower's operations do not meet expectations, there is a significant chance the borrower will default on the loan. Historical trends have shown these types of loans to have higher delinquencies than mortgage loans. Therefore, Bank of the Commonwealth utilizes the Small Business Administration 7(a) loan program to reduce the inherent risk associated with this type of lending. Outstanding commercial business loans totaled $24.2 million at September 31, 2000, which represented approximately 16.4% of our loans receivable. During the four year period ended December 31, 1999, our total commercial business loans increased from $8.9 million at December 31, 1995 to $23.3 million at December 31, 1999, an increase of $14.4 million or 162%.

Residential Lending

         Bank of the Commonwealth makes fixed and adjustable rate, first and second residential mortgage loans with terms up to 30 years with rate and call options averaging 5 years from date of origination. Residential mortgage loans are secured by single-family homes. Bank of the Commonwealth also makes construction loans and permanent loans to retain in its own loan portfolio on individual single family and other residential properties. Bank of the Commonwealth does not underwrite residential mortgages for sale in the secondary market. Construction loans generally have interest rates of prime plus one to two percent and fees of one to two points, loan-to-value ratios of 80% or less based on current appraisals and terms of generally twelve months or less. In the case of conventional loans, Bank of the Commonwealth typically lends up to 80% of the appraised value of single-family residences.

         Outstanding residential mortgage loans totaled $31.2 million at September 30, 2000, which represented approximately 21.2% of our loans receivable. During the four year period ended December 31, 1999, our total residential mortgage loans increased from $18.7 million at December 31, 1995 to $25.1 million at December 31, 1999, an increase of $6.4 million or 34%.

Consumer Lending

         Bank of the Commonwealth offers various types of secured and unsecured consumer loans. These loans are offered as a convenience to our customer base since these products are not the primary focus of our lending activities. Outstanding consumer loans totaled $10.4 million at September 30, 2000, which represented approximately 7.1% of our loans receivable. During the four year period ended December 31, 1999, our total consumer loans increased from $4.0 million at December 31, 1995 to $6.5 million at December 31, 1999, an increase of $2.5 million or 63%.

Income from Lending Activities

         Income from loan origination fees and other fees are sources of income which vary with the volume and type of loans and commitments made and with competitive and economic conditions. Interest on loans and loan fees amounted to approximately 92.2% of Bank of the Commonwealth's total revenue for the nine months ended September 30, 2000.

Loan Portfolio Composition

         The following table sets forth the composition of Commonwealth Bankshares' loan portfolio at the dates indicated:


                                           Nine Months Ended                                      Year Ended
                                             September 30,                                       December 31,
                                ----------------------------------------    -------------------------------------------------------
                                       2000                  1999                 1999               1998                1997
                                --------------------    ----------------    -----------------   ----------------    ---------------
                                Amount     Percent    Amount   Percent    Amount   Percent   Amount   Percent    Amount   Percent
                                ------     -------    ------   -------    ------   -------   ------   -------    ------   -------
                                                                    (amounts in thousands)

Commercial                      $  24,214    16.3%   $  20,497    18.0%  $  23,307    18.6% $ 15,990    17.4%   $ 13,861    17.7%
Commercial Construction             4,195     2.8        1,122     1.0       1,712     1.4     1,522     1.7       1,601     2.0
Commercial Mortgage                76,025    51.0       59,286    52.2      65,986    52.6    46,379    50.5      35,091    44.7
Residential Mortgage               31,293    21.0       23,372    20.6      25,146    20.0    19,577    21.3      19,836    25.3
Installment Loans to
  Individuals                      10,441     7.0        6,506     5.7       6,538     5.2     5,564     6.1       4,875     6.2
Other                               2,774     1.9        2,892     2.5       2,817     2.2     2,818     3.0       3,181     4.1
                                ---------  -------   ---------  -------  ---------  ------- --------  -------   --------  -------

Gross loans                       148,942   100.0%     113,675   100.0%    125,506   100.0%   91,850   100.0%     78,445   100.0%
                                           ======                =====               =====             =====               =====

Less:
   Deferred fees                      507                  420                 461               274                 194
   Allowance for loan losses        1,003                1,048                 931               969                 969
                                ---------            ---------           ---------          --------            --------
Total loans                     $ 147,432            $ 112,207           $ 124,114          $ 90,607            $ 77,282
                                =========            =========           =========          ========            ========

                                                                        1996                      1995
                                                                ---------------------      -------------------
                                                                Amount       Percent       Amount      Percent
                                                                ------       -------       ------      -------
                                                                            (amounts in thousands)
        Commercial                                               $ 11,079      16.8%       $  8,890      14.4%
        Commercial Construction                                     1,868       2.8           1,470       2.4
        Commercial Mortgage                                        28,797      43.6          25,796      41.9
        Residential Mortgage                                       17,206      26.1          18,668      30.3
        Installment Loans to
          Individuals                                               4,601       7.0           3,970       6.4
        Other                                                       2,448       3.7           2,810       4.6
                                                                 --------   -------        --------   -------

        Gross loans                                                65,999     100.0%         61,604     100.0%
                                                                            =======                   =======

        Less:
            Deferred fees                                             164                       231
            Allowance                                                 932                     1,256
                                                                 --------                  --------

        Total loans                                              $ 64,903                  $ 60,117
                                                                 ========                  ========

         The following table sets forth the scheduled maturity of selected loans as of September 30, 2000:

                                                          Over 1 Year
                                                        Through 5 Years                 Over 5 Years
                                                        ---------------                 ------------
                                       One Year        Fixed       Floating        Fixed      Floating
                                       or Less         Rate          Rate          Rate         Rate         Total
                                       -------         ----          ----          ----         ----         -----
                                                                 (amounts in thousands)

Commercial                             $ 6,164         $ 3,291     $ 2,627         $ 4,355      $ 7,777      $ 24,214
Commercial Construction                  2,888               0           0           1,067          240         4,195
Commercial Mortgage                      6,350           3,258       2,705          17,848       45,864        76,025
                                       -------         -------     -------         -------      -------      --------
         TOTAL                         $15,402         $ 6,549     $ 5,332         $23,270      $53,881      $104,434
                                       =======         =======     =======         =======      =======      ========

Loan Underwriting Policies

         Because of the credit risk associated with the extension of loans, leases, certain securities, and financial guarantees, Bank of the Commonwealth has established policies and procedures to manage both on and off-balance sheet risk. The Bank of the Commonwealth communicates and monitors the application of these policies and procedures throughout its organization. Our overall objective in managing our loan portfolio risk is to minimize the adverse impact of any single event or set of occurrences. In order to achieve this objective, Bank of the Commonwealth continually strives to maintain a loan portfolio that is diverse in terms of loan type, industry concentration, geographic distribution and borrower concentration.

         For commercial loans, loan officers prepare proposals supporting the extension of credit. Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. These proposals contain an analysis of the borrower and an evaluation of the ability of the borrower to repay the potential credit. The proposals are subject to varying levels of approval by senior line and credit policy management prior to the extension of credit. Commercial loans receive an initial risk rating by the originating loan officer. This rating is based on the amount of credit risk inherent in the loan. The rating is reviewed for appropriateness by senior line and credit policy personnel for any deterioration in a borrower's financial condition that would impact the borrower's ability to repay the credit. These risk ratings are adjusted as necessary. For consumer loans, approval and funding is conducted in various locations with a majority of loans being approved at Bank of the Commonwealth's headquarters facility.

         An independent credit review group conducts ongoing reviews of the loan portfolio, reexamining on a regular basis risk assessments for loans and overall compliance with policy. To limit credit exposure, Bank of the Commonwealth obtains collateral to support credit extensions and commitments when deemed necessary. The most significant categories of collateral are real and personal property, cash on deposit and marketable securities. All property valuations are performed by independent outside appraisers who are reviewed by the Vice President of Real Estate Lending who reports his findings annually to Bank of the Commonwealth's board of directors. Bank of the Commonwealth obtains real property as security for some loans that are made on the basis of general credit worthiness of a borrower and whose proceeds were not used for real estate related purposes.

         For loans secured by real estate, Bank of the Commonwealth's policy is to retain a mortgage creating a valid lien on the real estate and to obtain a title insurance policy that insures the property is free of encumbrances. Hazard insurance is also required from the borrower. Flood insurance is required if the property is in a flood plain as designated by the Department of Housing and Urban Development. Most borrowers are also required to advance funds on a monthly basis from which Bank of the Commonwealth makes disbursements for items such as real estate taxes and hazard and flood insurance.

         Bank of the Commonwealth has a standing credit committee comprised of officers. The members of this committee have defined lending authorities as individuals and in combination. These individual authorities are determined by the Chief Executive Officer, subject to approval by our board of directors' separate credit committee. The credit committee of the board, which consists of two members of the board of directors and the Chief Executive Officer, is responsible for the qualitative review of the loan portfolio and for assuring compliance with all of the board's policies and procedures and applicable state and federal laws, rules and regulations.

         Senior level management is devoted to the management and/or collection of certain nonperforming assets as well as certain performing loans. Aggressive collection strategies and a proactive approach to managing overall credit risks have expedited Bank of the Commonwealth's disposition, collection and renegotiation of nonperforming and other low-quality assets and allowed loan officers to concentrate on generating new business. Interest rates charged by Bank of the Commonwealth are affected primarily by competitive market factors. These factors include general economic conditions, monetary policies of the Federal Reserve Bank, legislative tax policies and government budgetary matters.

         When a borrower fails to make a required payment, Bank of the Commonwealth attempts to cause the deficiency to be cured by contacting the borrower. After 10 days, a reminder notice is sent indicating that a late charge has been levied. After 30 days delinquency, the borrower is contacted by phone and responses are documented. After 90 days, if the loan has not been brought current or an acceptable arrangement is not worked out with the borrower, Bank of the Commonwealth will institute measures to remedy the default, including commencing foreclosure action with respect to mortgage loans and repossessions of collateral in the case of consumer loans.

         If foreclosure on real estate occurs, the property is sold at a public auction in which Bank of the Commonwealth may participate as a bidder. If Bank of the Commonwealth is the successful bidder, the acquired real estate property is then included in its real estate owned account until it is sold. Such assets are carried at the lower of cost or fair value net of estimated selling costs. To the extent there is a decline in value, that amount is charged to operating expense.

         The aggregate amount of loans that Bank of the Commonwealth may make to one borrower is limited to 15% of Bank of the Commonwealth's unimpaired capital and surplus. At September 30, 2000, the maximum amount of loans to one borrower was approximately $1.9 million. As of September 30, 2000, the largest aggregate amount of loans to any one borrower was $1.9 million.

Past Due Loans and Nonperforming Assets

         The following table sets forth information regarding past due loans and nonperforming assets as of the periods indicated:

                                                       At September 30,                        At December 31,
                                                       ------------------    ----------------------------------------------------
                                                           2000       1999      1999       1998       1997       1996       1995
                                                           ----       ----      ----       ----       ----       ----       ----
                                                          (Unaudited)                      (amounts in thousands)
Accruing Loans 90 Days or More(1) Delinquent:
    Real Estate                                      $        -  $      77  $      -   $     -    $     -    $    102   $     38
    Installment                                               6        176        13         10          7          9         21
    Credit Cards and Related Plans                            9         68        22         57         41         20         37
    Commercial (Time and Demand) and Other Loans             52        146        38        135         76         49        102
                                                     ---------------------------------------------------------------------------
      Total                                          $       67  $     467  $     73   $    202   $    124   $    180   $    198
                                                     ===========================================================================

Non-Performing Loans:
    Real Estate Loans                                $    1,107  $     878  $    881   $  1,054   $  1,343   $  1,869   $  1,445
    Installment Loans                                       191         61       184         41         28         16         62
    Credit Cards and Related Plans                            -          -         -          -          -          -          -
    Commercial (Time and Demand) and Other Loans            342         66        44         14         79        180        148
                                                     ---------------------------------------------------------------------------
      Subtotal                                            1,640      1,005     1,109      1,109      1,450      2,065      1,655
                                                     ---------------------------------------------------------------------------

Real Estate Owned                                           295        855       601        999      1,533      1,720      3,467
                                                     ---------------------------------------------------------------------------

Total Non-Performing Assets                          $    1,935  $   1,860  $  1,710   $  2,108   $  2,983   $  3,785   $  5,122
                                                     ===========================================================================

Non-Performing Assets to Total Assets                      1.05%      1.40%     1.09%      1.59%      2.57%      3.57%      5.39%
                                                     ===========================================================================


(1)      Includes Portion Guaranteed by The Small Business Administration

         At September 30, 2000, loans totaling $1.21 million were classified as potential problem loans that are not reported in the table above. The loans are subject to management attention and their classification is reviewed on a quarterly basis. At September 30, 2000, all of the potential problem loans were adequately secured in the opinion of management.

Allowance for Loan Losses

         Management evaluates the adequacy of the loan loss allowance at least quarterly. As a result of that process, potential problem loans are categorized as doubtful, substandard and/or special mention or loss. Each quarter the board of directors considers a review of the loans in Bank of the Commonwealth's portfolio, conducts an evaluation of the credit quality and reviews the adequacy of the loan loss provision, recommending changes as may from time to time be required. In establishing the appropriate classification for specific assets, management takes into account, among other factors, the estimated value of the underlying collateral, the borrower's ability to repay, the borrower's payment history and the current delinquent status. The remaining loan portfolio is evaluated for potential loss exposure by examining the growth and composition of the portfolio, previous loss experience, current delinquency levels, industry concentration and general economic conditions.

         The allowance for loan losses represents management's estimate of an amount adequate to provide for potential losses inherent in the loan portfolio in the normal course of business. However, there are additional risks of future losses that cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks include general economic trends as well as conditions affecting individual borrowers, management's judgement of the allowance necessary is approximate. Commonwealth Bankshares performs a detailed loan review, including an assessment of the adequacy of the allowance for loan losses. The allowance is also subject to regulatory examinations and determination as to the adequacy of the allowance in comparison to peer institutions identified by the regulatory agencies. After recent discussions with banking regulators, Bank of the Commonwealth agreed to take a one time additional loan loss allowance of $1 million in the fourth quarter of 2000. For a discussion of the effect of this additional loan loss allowance on our financial condition, please carefully read the Risk Factor titled "We are going to make an additional allowance for loan losses, which will reduce our net income for the 2000 fiscal year and the book value of our common stock," which appears on page 12. If this additional loan loss allowance had been taken on September 30, 2000, our ratio of allowance to loans at that date would have been approximately 1.35%.

         The following table summarizes activity in Commonwealth Bankshares' allowance for loan losses during the periods indicated.

                                         Nine Months Ended
                                           September 30,                                  Year Ended December 31,
                                     -------------------------     -----------------------------------------------------------------
                                         2000         1999             1999          1998         1997          1996        1995
                                         ----         ----             ----          ----         ----          ----        ----
                                                                           (amounts in thousands)
Allowance at Beginning of Period        $     931  $       969       $       969    $     969    $     932     $   1,256   $ 1,208
                                        =========  ===========       ===========    =========    =========     =========   =======
Provision for Losses                          138           80               110          102           50             -        53

Charge offs:
   Commercial                                  12            9                49           21            0            59         0
   Commercial Construction                      0            0                 0            0            0             0         0
   Commercial Mortgage                          0            0                 0           32            0           174         0
   Residential Mortgage                        36            0                 0            0            0             0         0
   Installment Loans to Individuals            10            0                53           41           27            62         7
   Other                                       13            0                55           11            4            43         6
                                        ---------  -----------       -----------    ---------    ---------     ---------   -------
Total Charge-offs                              71            9               157          105           31           338        13
                                        ---------  -----------       -----------    ---------    ---------     ---------   -------

Recoveries:
   Commercial                                   0            0                 0            0            0             3         0
   Commercial Construction                      0            0                 0            0            0             0         0
   Commercial Mortgage                          0            2                 2            0           11             1         0
   Residential Mortgage                         0            0                 0            0            0             0         0
   Installment Loans to Individuals             5            6                 7            2            3             6         6
   Other                                        0            0                 0            1            4             4         2
                                        ---------  -----------       -----------    ---------    ---------     ---------   -------
Total recoveries:                               5            8                 9            3           18            14         8
                                        ---------  -----------       -----------    ---------    ---------     ---------   -------
Net Charge-offs                                66            1               148          102           13           324         5
                                        ---------  -----------       -----------    ---------    ---------     ---------   -------
Allowance at end of period              $   1,003  $     1,048               931          969          969           932     1,256
                                        ---------  -----------       -----------    ---------    ---------     ---------   -------
Loans at end of period                  $ 148,435  $   113,255       $   125,045    $  91,576    $  78,251     $  65,835   $61,373
                                        =========  ===========       ===========    =========    =========     =========   =======
Ratio of allowance to loans                  0.68%        0.92%             0.74%        1.06%        1.23%         1.42%     2.05%

         The following table summarizes the composition of the allowance for loan losses.

                              At September 30,                                                At December 31,
                      ---------------------------------------------------------------------------------------------------------
                           2000              1999                 1999              1998              1997              1996
                           ----              ----               -------            ------            ------            ------
                        Amt       %      Amt       %        Amt      %       Amt       %       Amt        %      Amt      %
Commercial            $   33    14.10% $  372    50.54%    $332    57.14%   $262     31.64%    $ 34     6.25%   $ 12    16.83%
Commercial
    construction           0     0.00       0     0.00        0     0.00       0      0.00        0     0.00       0     0.00
Commercial
    mortgage             187    79.91     244    33.15      177    30.46     420     50.73      222    40.81     249    46.58
Residential
    mortgage               0     0.00      44     5.98       47     8.09      84     10.15      211    38.78      26    26.13
Installment loans
  to individuals           5     2.14       8     1.09        3     0.52       5      0.60       36     6.62      10     6.74
Other                      9     3.85      68     9.24       22     3.79      57      6.88       41     7.54      20     3.72
Unallocated              769      N/A     312      N/A      350      N/A     141       N/A      425      N/A     615      N/A
                      ------   -------  -----   -------    ----   ------    ----    ------     ----   ------    ----  -------

         Total        $1,003   100.00% $1,048   100.00%    $931   100.00%   $969    100.00%    $969   100.00%   $932   100.00%
                      ======   ======  ======   ======     ====   ======    ====    ======     ====   ======    ====   ======

                              At December 31,
                           --------------------
                                    1995
                           --------------------
                              Amt        %
Commercial                $    9,435    14.48%
Commercial
    construction                   0     0.00
Commercial
    mortgage                 319,710    44.43
Residential
    mortgage                  35,070    30.42
Installment loans to
  individuals                 15,520     6.09
Other                         28,974     4.58
Unallocated                  847,291      N/A
                          ----------   ------

         Total            $1,256,000   100.00%
                          ==========   ======


          Commonwealth Bankshares has allocated the allowance according to the amount deemed to be reasonably necessary to provide for losses incurred within each of the above categories of loans. These figures are based on gross loans. The allocation of the allowances as shown in the table above should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire portfolio.

     Investment Activities

          The following table sets forth the investment portfolio as of the periods indicated:

                                                             September 30,                        December 31,
                                                           ----------------     ----------------------------------------------
                                                                2000                1999           1998            1997
                                                                ----                ----           ----            ----
                                                                                 (amounts in thousands)
  Available-for-sale securities, at fair value:
        U.S. Government and agency securities                $   4,291          $    4,208    $    3,504       $    4,961
        Mortgage-backed securities                               5,994               6,900         8,736            6,032
        State and municipal securities                           4,288               4,148         4,589              689
        Other debt securities                                      250                   -             -                -
        Other equities                                             210                 222             -              152
                                                             ---------          ----------    ----------       ----------

                                                             $  15,033          $   15,478    $   16,829       $   11,834
                                                             =========          ==========    ==========       ==========

     Held-to-maturity securities, at amortized cost:
        U.S. Government and agency securities                $     750          $      750    $    1,072       $    4,921
        Mortgage-backed securities                               1,871               2,171         2,814            4,132
        State and municipal securities                           1,790               1,786         1,780            1,777
                                                             ---------          ----------    ----------       ----------

                                                             $   4,411          $    4,707    $    5,666       $   10,830
                                                             =========          ==========    ==========       ==========

     Source of Funds

     Deposits

          Deposit accounts have been the primary source of funds for use in lending, making other investments, and for other general business purposes. In addition to deposits, Commonwealth Bankshares obtains funds from loan repayments, maturing investments, loan sales, cash flows generated from operations and Federal Home Loan Bank advances. Borrowings may be used as an alternative source of lower costing funds or to fund the origination of certain assets.

          The following tables show the average balances and rates, presented on a monthly average basis, for Commonwealth Bankshares' deposits for the periods indicated:

                                            Nine Months
                                        Ended September 30,                             Year Ended December 31,
                                        ---------------------    ------------------------------------------------------------------
                                                2000                     1999                    1998                    1997
                                                ----                     ----                    ----                    ----
                                         Average    Average       Average     Average    Average     Average      Average   Average
                                         Balance     Rate         Balance      Rate      Balance      Rate        Balance     Rate
                                         -------     ----         -------      ----      -------      ----        -------     ----
                                                                            (dollars in thousands)
Noninterest-bearing demand deposits     $  17,768    0.00%        $  14,946     0.00%    $  13,500      0.00%     $  12,204   0.00%
Interest-bearing demand deposits           19,274    2.32            18,479     2.42        17,027      2.93         17,416   2.97
Savings deposits                            6,145    2.33             6,288     2.30         6,082      2.98          5,055   2.97
Certificates of deposit:
  Less than $100,000                       86,746    6.15            64,119     5.76        57,110      6.04         52,822   6.04
  $100,000 or more                         22,480    6.08            16,674     5.59        12,605      5.85          6,227   5.63
                                        ---------                 ---------              ---------                ---------
                                        $ 152,413                 $ 120,506              $ 106,324                $  93,784
                                        =========                 =========              =========                =========


          The following table sets forth by time remaining until maturity Commonwealth Bankshares' certificates of deposit of $100,000 or more at September 30, 2000:

                                                        Time Deposits of
                     Maturity Period                    $100,000 or More
                     ---------------                    ----------------
                                                      (amounts in thousands)

     Three months or less                                    $2,996
     Over three months through twelve months                  4,361
     Over twelve months                                      12,033
                                                           --------
     Total                                                  $19,390
                                                            =======

     Borrowings

         Borrowings consist of short-term and long-term advances from the Federal Home Loan Bank of Atlanta, repurchase agreements, and Fed Funds purchased from correspondent banks. The following table sets forth information regarding Commonwealth Bankshares' borrowings for the periods indicated:


                                                                  Nine Months
                                                                     Ended
                                                                  September 30,                  Year Ended December 31,
                                                               --------------------    --------------------------------------------
                                                                      2000                 1999            1998           1997
                                                                      ----                 ----            ----           ----
                                                                                     (dollars in thousands)
Ending Balance                                                     $   7,725             $  4,156       $ $2,484        $  2,760
Average Balance for the Period                                         5,402                4,798          2,854           3,165
Maximum Month-end Balance During the Period                            7,725               10,008          3,948           4,359
Average Interest Rate for the Period                                    6.19%                6.57%          5.03%           4.75%
Weighted Average Interest Rate at the End of the Period                 6.49%                4.36%          4.25%           4.43%

     Regulation

         Set forth below is a brief description of the material laws and regulations that affect Commonwealth Bankshares. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, is not necessarily complete and is qualified in its entirety by reference to these laws and regulations.

General

         Commonwealth Bankshares is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. As such, Commonwealth Bankshares is supervised by the Board of Governors of the Federal Reserve System. Commonwealth Bankshares is also subject to Virginia laws that regulate banks and bank holding companies. Virginia's banking laws are administered by the Bureau of Financial Institutions of the State Corporation Commission of Virginia. Commonwealth Bankshares is also affected by rules and regulations of the Federal Deposit Insurance Corporation. Commonwealth Bankshares is a member of the Federal Reserve System and the Federal Home Loan Bank of Atlanta. The various laws and regulations administered by the regulatory agencies affect corporate practices, expansion of business, and provisions of services. Also, monetary and fiscal policies of the United States directly affect bank loans and deposits and thus may affect Commonwealth Bankshares' earnings. The future impact of these policies and of the continuing regulatory changes in the financial services industry cannot be predicted.

         The supervision, regulation and examination of Bank of the Commonwealth are intended primarily for the protection of depositors rather than holders of Commonwealth Bankshares securities.

Bank Holding Company Regulation

         Commonwealth Bankshares is required to file with the Federal Reserve its periodic reports and any additional information the Federal Reserve may require. The Federal Reserve examines Commonwealth Bankshares and may examine its subsidiaries. The State Corporation Commission also may examine Commonwealth Bankshares.

         The Bank Holding Company Act requires prior Federal Reserve approval for, among other things, the acquisition of direct or indirect ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank, or a merger or consolidation of a bank holding company with another bank holding company. A bank holding company may acquire direct or indirect ownership or control of voting shares of any company that is engaged directly or indirectly in banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company also may engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident thereto.

         The activities permissible to bank holding companies and their affiliates were substantially expanded by the Gramm-Leach-Bliley Act, which the President signed on November 12, 1999. Gramm-Leach-Bliley repeals the anti-affiliation provisions of the Glass-Steagall Act to permit the common ownership of commercial banks, investment banks and insurance companies. Under Gramm-Leach-Bliley, a bank holding company can elect to be treated as a financial holding company. A financial holding company may engage in any activity and acquire and retain any company that the Federal Reserve determines to be financial in nature. A financial holding company also may engage in any activity that is complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. The Federal Reserve must consult with the Secretary of the Treasury in determining whether an activity is financial in nature or incidental to a financial activity.

         Commonwealth Bankshares is a legal entity separate and distinct from Bank of the Commonwealth. Section 23A of the Federal Reserve Act restricts loans from Bank of the Commonwealth to Commonwealth Bankshares. Section 23A defines "covered transactions," which include loans, and limits a bank's covered transactions with any affiliate to 10% of the bank's capital and surplus. It also requires that all of a bank's loans to an affiliate be secured by acceptable collateral, generally United States government or agency securities. Commonwealth Bankshares and Bank of the Commonwealth also are subject to Section 23B of the Federal Reserve Act, which requires that transactions between Bank of the Commonwealth and Commonwealth Bankshares or its other subsidiaries be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to Bank of the Commonwealth as those prevailing at the time for transactions with unaffiliated companies.

         Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. As a result, a bank holding company may be required to lend money to its subsidiaries in the form of capital notes or other instruments which qualify as capital under regulatory rules. Any loans from the holding company to such subsidiary banks likely will be unsecured and subordinated to such bank's depositors and perhaps to other creditors of its bank subsidiaries.

Bank Supervision

         As a Virginia bank that is a member of the Federal Reserve System, Bank of the Commonwealth is regulated and examined by the State Corporation Commission and by its primary federal regulator, the Federal Reserve. The State Corporation Commission and the Federal Reserve regulate and monitor all of Bank of the Commonwealth's operations, including reserves, loans, mortgages, payments of dividends and the establishment of branches.

         Various statutes limit the ability of Bank of the Commonwealth to pay dividends, extend credit or otherwise supply funds to Commonwealth Bankshares and its non-bank subsidiaries. Dividends from Bank of the Commonwealth are expected to constitute Commonwealth Bankshares' major source of funds.

Limits on Dividends and Other Payments

         Virginia law restricts distributions of dividends to shareholders of Commonwealth Bankshares. Commonwealth Bankshares shareholders are entitled to receive dividends as declared by the Commonwealth Bankshares Board of Directors. No distribution to Commonwealth Bankshares shareholders may be made if, after giving effect to the distribution, Commonwealth Bankshares would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities. There are similar restrictions on stock repurchases and redemptions.

         Banks have limits on all capital distributions, including cash dividends, payments to repurchase or otherwise acquire shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. As of September 30, 2000, Bank of the Commonwealth had the capacity to pay no more than $3.0 million in total dividends to its sole shareholder, Commonwealth Bankshares.

         Bank of the Commonwealth may not make a capital distribution, including the payment of a dividend, if, after the distribution, it would become undercapitalized. The prior approval of the applicable Federal Reserve Bank is required if the total of all dividends declared in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years. Federal Reserve Banks also may limit the payment of dividends by any state member bank if it considers the payment an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The State Corporation Commission has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limit is in the public interest and is necessary to ensure the bank's financial soundness.

Regulatory Capital Requirements and FDIC Regulations

         All banks are required to maintain minimum levels of regulatory capital. The federal bank regulatory agencies have established substantially similar risked based and leverage capital standards for banks that they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, Commonwealth Bankshares and Bank of the Commonwealth are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be tier 1 capital, which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder, tier 2 capital, consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss allowance.

         In addition, the federal regulatory agencies have established a minimum leverage capital ratio, tier 1 capital divided by tangible assets. These guidelines provide for a minimum leverage capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

         The Federal Deposit Insurance Corporation Improvements Act of 1991 required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities. Each federal banking agency has issued regulations, specifying the levels at which a financial institution would be considered "well capitalized", "adequately capitalized", "under capitalized", "significantly under capitalized", or "critically under capitalized", and to take certain mandatory and discretionary supervisory actions based on the capital level of the institution. Those supervisory actions become increasingly severe for banks that are under-capitalized or worse.

         Under the Federal Reserve's regulations implementing the prompt corrective action provisions, an institution is considered well capitalized if it has total risk-based capital of 10% or more, has a tier 1 risk-based capital ratio of 6% or more, has a leverage capital ratio of 5% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure.

         An adequately capitalized institution has a total risk-based capital ratio of 8% or more, a tier 1 risk-based ratio of 4% or more and a leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of well capitalized.

         An undercapitalized institution has a total risk-based capital ratio that is less than 8%, a tier 1 risk-based capital ratio that is less than 4% or a leverage capital ratio that is less than 4% (3% in certain circumstances). Undercapitalized banks are subject to growth limits and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the bank's parent holding company must guarantee that the bank will comply with the capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the bank's total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. If the controlling holding company fails to fulfill its obligations and files (or has filed against it) a petition under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third-party creditors of Commonwealth Bankshares.

         A significantly undercapitalized institution has a total risk-based capital ratio that is less than 6%, a tier I risk-based capital ratio that is less than 3% or a leverage capital ratio that is less than 3%. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks.

         A critically undercapitalized institution has a ratio of tangible equity to total assets that is equal to or less than 2%. A critically undercapitalized bank is likely to be put in receivership and liquidated.

         In addition, under certain circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category.

         The Federal Deposit Insurance Corporation Improvements Act also required federal banking regulators to draft standards in a number of other important areas to assure bank safety and soundness, including internal controls, information systems and internal audit systems, credit underwriting, asset growth, compensation, loan documentation and interest rate exposure. The Federal Deposit Insurance Corporation Improvements Act also required the regulators to establish maximum ratios of classified assets to capital, and minimum earnings sufficient to absorb losses without impairing capital. The legislation also contained other provisions which restricted the activities of state-chartered banks, amended various consumer banking laws, limited the ability of undercapitalized banks to borrow from the Federal Reserve's discount window and required federal banking regulators to perform annual onsite bank examinations.

         The 1991 legislation also contains a variety of other provisions that may affect the operations of Commonwealth Bankshares and Bank of the Commonwealth, including new reporting requirements, regulatory standards for estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch, and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC.

         The chart below sets forth Commonwealth Bankshares' regulatory capital ratios at September 30, 2000 as well as various regulatory standards.

                                                                            Minimum Ratios
                                                 ---------------------------------------------------------------------
                               Commonwealth                                   Adequately
                                Bankshares          Well Capitalized          Capitalized         Undercapitalized
                                ----------          ----------------          -----------         ----------------
Tier 1 Capital Ratio               8.98%                   6%                     4%                     3%
Total Capital Ratio                9.65%                  10%                     8%                     6%
Leverage Capital Ratio             7.54%                   5%                     4%                     3%

Deposit Insurance

         The deposits of Bank of the Commonwealth are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC has implemented a risk-related assessment system for deposit insurance premiums. All depository institutions have been assigned to one of nine risk assessment classifications based on certain capital and supervisory measures. Based on its current risk classifications, Commonwealth Bankshares pays the minimum Bank Insurance Fund assessments.

Community Reinvestment Act

         Commonwealth Bankshares and Bank of the Commonwealth are subject to the provisions of the Community Reinvestment Act of 1977, as amended ("CRA"). Under the Community Reinvestment Act, all banks have an obligation, consistent with its safe and sound operation, to help meet the credit needs for their entire communities, including low and moderate-income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community consistent with the Community Reinvestment Act. A depository institution's primary federal regulator, in connection with its examination of the institution, must assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to charter a national bank, obtain deposit insurance coverage for a newly chartered institution, establish a new branch office that accepts deposits, relocate an office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. If a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application. Following its Community Reinvestment Act examination in November 1999, Bank of the Commonwealth received a "satisfactory" Community Reinvestment Act rating.

Fiscal and Monetary Policy

         Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of

Commonwealth Bankshares and Bank of the Commonwealth will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on Commonwealth Bankshares and Bank of the Commonwealth cannot be predicted.

Federal Home Loan Bank System

         Commonwealth Bankshares is a member of the Federal Home Loan Bank System, which consists of 12 district Federal Home Loan Banks with each subject to supervision and regulation by the Federal Housing Finance Board. The Federal Home Loan Banks provide a central credit facility for member institutions. Commonwealth Bankshares, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount equal to at least 1% of the aggregate principal amount of their unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of their borrowings from the Federal Home Loan Bank of Atlanta, whichever is greater.

         Advances from the Federal Home Loan Bank of Atlanta are secured. Interest rates charged for advances vary depending upon maturity, the cost of funds to the Federal Home Loan Bank of Atlanta and the purpose of the borrowing. At September 30, 2000, Commonwealth Bankshares did not have any outstanding borrowings from the Federal Home Loan Bank of Atlanta. However, we anticipate borrowing between $3 million and $4 million by the end of 2000 from the Federal Home Loan Bank to fund loan production.

Federal Reserve System

         The Federal Reserve Board of Governors requires all depository institutions to maintain reserves against their transaction accounts and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of Commonwealth Bankshares.

Competition

         Commonwealth Bankshares experiences substantial competition in attracting and retaining deposits and in lending funds. The primary factors in competing for deposits are convenient office locations and rates offered. Direct competition for deposits comes from other commercial banks and thrift institutions. Additional significant competition for deposits comes from money market mutual funds and corporate and government securities which may yield more attractive interest rates than insured depository institutions are willing to pay. The primary factors in competing for loans are interest rate and loan origination fees and the range of services offered. Competition for origination of real estate loans normally comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies.

Employees

         At September 30, 2000, Commonwealth Bankshares employed 83 full-time equivalent persons. Management considers its relations with its employees to be good. None of the employees of Commonwealth Bankshares or Bank of the Commonwealth is covered by a collective bargaining agreement.

Offices and Other Material Properties

         At September 30, 2000, Commonwealth Bankshares conducted its business from its main office in Norfolk, Virginia and from 7 branch offices and 4 remote ATM locations. The following table sets forth certain information with respect to the offices of Commonwealth Bankshares as of September 30, 2000:

Home Office:

Office Location                    Owned or Leased        Lease Expiration Date        Date Facility Opened
Home Office:
-----------

403 Boush Street                       Owned*                     11/08                       2/86**
Norfolk, VA

Branch Offices:
--------------

4101 Granby Street                     Leased                      9/04                        4/79
Norfolk, VA
5201 Hampton Blvd.                     Leased                      6/05                        8/00
Norfolk, VA

1124 First Colonial Road                Owned                      N/A                         3/75
Virginia Beach, VA

2712 N. Mall Drive                     Leased                     11/06                      11/91***
Virginia Beach, VA

225 S. Rosemont Road                   Leased                      6/02                        7/82
Virginia Beach, VA

1870 Kempsville Road                   Leased                     12/08                        6/96
Virginia Beach, VA

1217 Cedar Road                        Leased                     10/08                        7/00
Chesapeake, VA

_______________________________
    *This facility is 54.4% owned by Commonwealth Bankshares, subject to a leasehold interest and purchase option as further described in the section titled "Certain Relationships and Related Transactions - Business Relationships and Transactions with Management" which appears on page 45.
   **The main office originally opened at a different location in Norfolk in
     April 1971.
  ***This branch originally opened at a different location in Virginia Beach in July 1983.

Legal Proceedings

         Commonwealth Bankshares is not a party to, nor is any of its property the subject of, any material pending legal proceedings incidental to its business other than those arising in the ordinary course of business. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material adverse effect on the consolidated financial position or results of operations of Commonwealth Bankshares.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS


Overview

         Net Income. Net income for the nine months ended September 30, 2000 was $851 thousand, a small increase of 0.4% from net income of $848 thousand for the nine months period ended September 30, 1999. Diluted earnings per share were $.46 for the nine months ended September 30, 2000, or a small decrease of 0.2% from diluted earnings per share of $.47 in the nine months ended September 30, 1999. The average number of diluted shares outstanding increased from 1,800,739 in the nine months ended September 30, 1999 to 1,843,372 from the nine months ended September 30, 2000, or 2.4%.

         Balance Sheet. Total assets were $184.8 million at September 30, 2000, an increase of 27.5% from $144.9 million at September 30, 1999. The increase in total assets was attributable mainly to an increase of 31.1% in loans, net of deferred fees, as noted below, to $148.4 million at September 30, 2000 from $113.3 million at September 30, 1999 and an increase of 32.7% in cash and overnight deposits to $6.9 million at September 30, 2000 from $5.2 million at September 30, 1999. Total investment securities declined 5.8% to $20.1 million. Total deposits increased 32.3% to $161.1 million at September 30, 2000, from $121.8 million at September 30, 1999.

         Loans. Loan, net of deferred fees, were $148.4 million at September 30, 2000, an increase of $35.1 million, or 31.1%, from $113.3 million at September 30, 1999. During the twelve months ended September 30, 2000, we continued to emphasize commercial mortgage lending and lending to small and medium sized businesses, including loans through various lending programs of the Small Business Administration. Commercial mortgage loans were $76.0 million at September 30, 2000, an increase of $16.7 million, or 28.2% from $59.3 million at September 30, 1999. Commercial loans were $24.2 million, an increase of $3.7 million, or 18.1% from 20.5 million. Residential mortgage loans were $31.3 million, an increase of $7.9 million, or 33.8% from $23.4 million and installment loans to individuals were $10.4 million, an increase of $3.9 million, or 60.5% from $6.5 million at September 30, 1999.

         Investment Securities. Investment securities declined over the last twelve months and were $20.1 million at September 30, 2000, a reduction of $1.2 million, or 5.8%, from $21.3 million at September 30, 1999. The portfolio of investment securities at September 30, 2000 consisted of $15.0 million in securities classified as hold-to-maturity and $4.4 million classified as available-for-sale with each category lower than the September 30, 1999 level. The portfolio of securities hold-to-maturity consisted of U.S. Government and agency securities, mortgage-backed securities of Federal National Mortgage Association, Government National Mortgage Association and Federal Home Loan Mortgage Association collateralized mortgage obligations and obligations of counties and municipalities. The investments classified as available-for-sale consisted of the same types of mortgage-backed securities, collateralized mortgage obligations, commercial mortgage-backed securities, obligations of counties and municipalities and obligations of government-sponsored agencies.

         Liabilities. Deposits at September 30, 2000 were $161.1 million, an increase of $39.3 million, or 32.3%, over deposits of $121.8 million at September 30, 1999. The weighted average interest rate for all accounts increased to 5.22% at September 30, 2000 from 4.37% at September 30, 1999.

         Advances from the Federal Home Loan Bank of Atlanta totaled $0.0 at September 30, 2000, a decrease of $3.4 million from $3.4 million at September 30, 1999.

Results of Operations

         Our operating results depend primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities such as deposits and borrowings. Operating results are also affected by the level of its noninterest income, including income or loss from the sale of loans and fees and service charges on deposit accounts, and by the level of operating expenses, including salaries and employee benefits, occupancy expenses, deposit insurance assessments and income taxes. The following tables provide information regarding changes in interest income and interest expense, as well as the underlying components of interest-earning assets and interest-bearing liabilities.

         The following table presents, for the periods indicated, average monthly balances of and weighted average yields on interest-earning assets and average balances and weighted average effective interest paid on interest bearing liabilities.

     Average Balances, Yields and Rates
     (in thousands)

                                         Nine Months Ended
                                           September 30,                           Year ended December 31,
                                       ----------------------    -------------------------------------------------------------------
                                            2000                     1999                   1998                   1997
                                            ----                     ----                   ----                   ----
                                     Average    Average        Average    Average     Average    Average     Average     Average
                                     balance   yield/rate      balance   yield/rate   balance   yield/rate   balance    yield/rate
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets
(taxable-equivalent basis(1)):
   Loans receivable (net of
      unearned discount(2))          $137,699     9.13%        $106,664     8.95%      $84,917    9.25%        $71,481     9.48%
   Investments                         24,417     6.69%          23,495     5.73%       28,951    5.88%         28,420     6.26%
                                     --------                  --------                -------                 -------
Total interest-earning assets         162,116     8.76%         130,160     8.48%      113,868    8.47%         99,901     8.56%
                                     --------                  --------                -------                 -------
Interest-bearing liabilities
   Deposits                           134,645     5.47%         105,560     4.99%       92,823    5.29%         81,580     5.19%
   Borrowings                           5,913     5.89%           5,329     4.49%        3,411    4.49%          3,748     4.64%
                                     --------                  --------                -------                 -------
Total interest-bearing liabilities    140,558     5.47%         110,889     4.96%       96,234    5.26%         85,328     5.17%
                                     --------                  --------                -------                 -------
Average dollar difference
   between interest-earning assets
   and interest-bearing liabilities  $ 21,558                  $ 19,271                $17,634                 $14,573
                                     ========                  ========                =======                 =======
Interest rate spread                              3.29%                     3.52%                 3.21%                    3.39%
Interest margin                                   4.03%                     4.25%                 4.04%                    4.21%

     ______________________
     (1) Tax equivalent adjustments (using 34% federal tax rates) have been made in calculating yields on tax-free loans and investments. Virginia banks are exempt from state income tax.
     (2) For the purposes of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

          The following table presents information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to changes in volume (changes in volume multiplied by old rate) and changes in rates (changes in rates multiplied by old volume). The dollar amount changes in interest income and interest expense attributable to changes in rate/volume (change in rate multiplied by change in volume) have been allocated between rate and volume variances based on the percentage relationship of such variances to each other.

Rate/Volume Analysis
(in thousands)

                          Nine Months ended September 30, 2000  Year ended December 31, 1999     Year ended December 31, 1998
                                      compared to                      compared to                      compared to
                          Nine Months ended September 30, 1999  year ended December 31, 1998     year ended December 31, 1997
                          ----------------------------------------------------------------------------------------------------
                              Volume          Rate       Total     Volume       Rate    Total      Volume       Rate    Total
                              ------          ----       -----     ------       ----    -----      ------       ----    -----
Interest Income
   Investment securities      $ (116)       $  20      $  (96)    $  (23)     $ (53)   $  (76)    $  (98)     $ (90)  $ (188)
   Federal funds sold            183           33         216       (249)       (30)     (279)       114         (3)     111
   Loans                       3,246          230       3,476      1,930       (255)    1,675      1,235       (172)   1,063
                              ------        -----      ------     ------      ------   ------     ------      ------  ------
      Total interest income    3,313          283       3,596      1,658       (338)    1,320      1,251       (265)     986
                              ------        -----      ------     ------      ------   ------     ------      ------  ------

Interest Expense
   Savings and time
     Deposits                  1,715          524       2,289        607       (251)      356        592         79      671
   Short term debt                99           57         156         85          3        88        (13)        (6)     (19)
   Long term debt                (25)          17          (8)        (1)        (1)       (2)        (1)        (1)      (2)
                              ------        -----      ------     ------      ------   ------     ------      ------  ------
      Total interest expense   1,789          648       2,437        691       (249)      442        578         72      650
                              ------        -----      ------     ------      ------   ------     ------      ------  ------
Increase (Decrease) in
Net Interest Income           $1,524        $(365)     $1,159     $  967      $ (89)   $  878     $  673      $(337)  $  336
                              ======        =====      ======     ======      ======   ======     ======      ======  ======

Comparison of the Nine Month Period ended September 30, 2000 with the Nine Month Period ended September 30, 1999

         Commonwealth Bankshares' net income for the nine months ended September 30, 2000 was $851 thousand, a small increase of 0.4% over net income of $848 thousand for the nine months ended September 30, 1999. The relatively flat net income was attributable to the costs associated with opening two new branch offices and five new ATM machines during the first nine months of 2000 ended September 30. Diluted earnings per share for the nine months ended September 30, 2000 were $.46, a small decrease of $.01, or 2.1%, from $.47 per share for the nine months ended September 30, 1999. The weighted average number of diluted shares of common stock outstanding was 1,843,372 for the nine months of 2000 ended September 30 and 1,800,739 for the comparable nine months of 1999.

         Net Interest Income. Net interest income before provisions for loan losses was $4.8 million for the nine months ended September 30, 2000, an increase of $872 thousand, or 22.4% over $3.9 million for the nine months ended September 30, 1999. This increase was due to the growth in the average level of earning assets from $126.1 million to $162.1 million, which more than offset a small decline in the interest rate spread from 3.37% in the first nine months of 1999 to 3.29% in the first nine months of 2000. In addition, the increase in volume of earning assets, particularly higher yielding loans, more than offset a decline in the interest margin from 4.25% to 4.03% during 2000.

         Total Interest Income. Total interest income was $10.5 million for the nine months ended September 30, 2000, an increase of 34.5% over $7.8 million for the nine months of 1999 ended September 30. This increase resulted from growth in interest earning assets. Average loans receivable, net of unearned discount, increased by $35.7 million, or 35.0%, and average investment securities were virtually unchanged at $24.1 million in the first nine months of 1999 and $24.4 million in the first nine months of 2000.

         The yield on interest earning assets was 8.76% for the nine months ended September 30, 2000, which increased from 8.29% for the nine months ended September 30, 1999. For the nine months ended September 30, 2000, the yield on average loans receivable was 9.13%, up from 8.91% for the nine months ended September 30, 1999, while the yield on average investment securities increased from 6.28% during the first nine months of 1999 to 6.69% during the first nine months of 2000.

         Total Interest Expense. Total interest expense for the nine months ended September 30, 2000 was $5.8 million, an increase of 46.5% over $7.8 million for the nine months ended September 30, 1999. This increase was due primarily to growth in the average balance of deposits, which were $134.6 million for the nine months ended September 30, 2000 compared to $102.5 million for the nine months ended September 30, 1999. The average effective rate paid on interest-bearing liabilities was 5.47% for the nine months ended September 30, 2000, an increase of 55 basis points from 4.92% for the nine months ended September 30, 1999.

         Provision for Loan Losses. The provision for loan losses amounted to $138 thousand for the nine months ended September 30, 2000, an increase over the provision of $80 thousand for the nine months ended September 30, 1999. The provision for loan losses is a current charge to earnings to increase the allowance for loan losses. We have established the allowance for loan losses to absorb the inherent risk in lending after considering an evaluation of the loan portfolio, current economic conditions, changes in the nature and volume of lending and past loan experience. Although we believe that the allowance is adequate, there can be no assurances that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations. After recent discussions with banking regulators, Bank of the Commonwealth agreed to take a one time additional loan loss allowance of $1 million in the fourth quarter of 2000. For a discussion of the effect of this additional loan loss allowance on our financial condition, please carefully read the Risk Factor titled "We are going to make an additional allowance for loan losses, which will reduce our net income for the 2000 fiscal year and the book value of our common stock," which appears on page 12. The allowance for loan losses at September 30, 2000 was $1.0 million, or 0.68% of total loans receivable compared to $1.0 million, or 0.92% of loans receivable at September 30, 1999. If the additional loan loss allowance discussed above had been taken on September 30, 2000, our ratio of allowance to loans on that date would have been approximately 1.35%.

         Other Income. Other income totaled $894 thousand for the nine months ended September 30, 2000, a small increase of 0.9%, from $886 thousand for the nine months ended September 30, 1999.

         Other Expenses. Other expenses for the nine months ended September 30, 2000 were $4.4 million, an increase of 23.0% from $3.5 million for the nine months ended September 30, 1999. Other expenses for the nine months ended September 30, 2000 included the cost of staffing the two new branches and opening five ATMs , normal wage increases for existing personnel and the costs of the human infrastructure necessary to operate a larger and more complex institution.

         Expenses for premises and equipment increased $133 thousand to $894 thousand for the nine months ended September 30, 2000 compared to the first nine months of 1999, while salaries and employee benefits increased $420 thousand over the same respective periods. The increases in expenses are primarily attributable to the opening of the new Chesapeake and Norfolk branches.

         Other expenses increased to $1.3 million for the nine months ended September 30, 2000 from $1.1 million in the first nine months of 1999.

Comparison of the Year Ended December 31, 1999 with the Year Ended December 31, 1998

         Commonwealth Bankshares recorded net income for the year ended December 31, 1999 of $1.155 million, an increase of 4.53% over net income of $1.105 million for the year ended December 31, 1998. This increase in net income reflects continued growth in core operating earnings, improved credit quality and loan growth. Factors contributing to the increase in net income include a 13.76% increase in interest on loans and investments and loan fees; an increase of 8.73% in interest on deposits and short-term borrowings; and an increase of 19.44% in net interest income from 1998 levels. Diluted earnings per share for the year ended December 31, 1999 were $0.64 as compared to $0.62 for the year ended December 31, 1998. The weighted average number of diluted shares of common stock outstanding was 1,804,201 for the year ended December 31, 1999 and 1,788,986 for the year ended December 31, 1998.

         Net Interest Income. Net interest income before provision for loan losses was $5.359 million for the year ended December 31, 1999, an increase of 19.44% over $4.487 million for the year ended December 31, 1998. In 1999 the net interest margin of 3.95% represented an increase of 14 basis points over the net interest margin of 3.81% recorded in 1998. This increase in net interest margin of 3.68% was brought about by a more rapid increase in the rate of return on the loans and securities portfolios when compared with the increased cost in sources of funding.

         Total Interest Income. Total interest income was $10.861 million for the year ended December 31, 1999, an increase of 13.76% over $9.547 million for the year ended December 31, 1998. This increase primarily resulted from growth in gross loans from $92 million in 1998 to $126 million in 1999 and an increased rate of return on the loan portfolio.

         Total Interest Expense. Total interest expense for the year ended December 31, 1999 was $5.501 million, an increase of 8.73% over $5.061 million for the year ended December 31, 1998. This increase was due primarily to an increase in interest-bearing liabilities and the rate paid on interest-bearing liabilities. The average effective rate paid on interest-bearing liabilities was 4.96% for the year ended December 31, 1999, a decrease of 30 basis points from 5.26% for the year ended December 31, 1998.

         Provision for Loan Losses. The provision for loan losses amounted to $109.8 thousand for the year ended December 31, 1999, an increase over the provision of $101.7 thousand for the year ended December 31, 1998. The allowance for loan losses at December 31, 1999 was $931 thousand, or .7% of year-end gross loans compared to $969 thousand, or 1.06% of year-end gross loans at December 31, 1998.

         Other Income. Other income totaled $1.209 million for the year ended December 31, 1999, an increase of 1.9%, from $1.187 million for the year ended December 31, 1998. The increase was primarily attributable to a significant increase in service charges and fees on deposits.

         Other Expenses. Other expenses for the year ended December 31, 1999 were $4.857 million, an increase of 21.9% from $3.984 million for the year ended December 31, 1998. This increase is largely attributable to the overall growth of Bank of the Commonwealth. Salaries and employee benefits expense totaled $2.291 million for the year ended December 31, 1999 compared to $1.862 million for the year ended December 31, 1998, an increase of 23%. Net occupancy expense increased $28.7 thousand in 1999, primarily due to necessary modifications and improvements to Bank of the Commonwealth's physical facilities. Other expenses increased to $1.492 million for the year ended December 31, 1999 from $1.137 million for the prior year, an increase of $354.7 thousand or 31.2%.

Comparison of the Year Ended December 31, 1998 with the Year Ended December 31, 1997

         Commonwealth Bankshares recorded net income for the year ended December 31, 1998 of $1.105 million, an increase of 18.85% over net income of $930 thousand for the year ended December 31, 1997. The increase in net income reflects changes to the following significant items: an increase of 11.62% in interest on loans and investments and loan fees; an increase of 14.74% in interest on deposits and short-term borrowings and an increase of 8.30% in net interest income from 1997 levels. Diluted earnings per share for the year ended December 31, 1998 were $0.62 as compared to $0.53 for the year ended December 31, 1997. The weighted average number of diluted shares of common stock outstanding were 1,788,986 for the year ended December 31, 1998 and 1,755,776 for the year ended December 31, 1997

         Net Interest Income. Net interest income before provision for loan losses was $4.487 million for the year ended December 31, 1998, an increase of 8.29% over $4.144 million for the year ended December 31, 1997. The net interest margin from 1998 was 3.81% compared to 3.99% for 1997. The decrease in net interest margin during this period of 4.51% was brought about by a more rapid decline in the rate of return on loans and securities portfolios, when compared with the rate of decline in cost of sources of funding.

         Total Interest Income. Total interest income was $9.547 million for the year ended December 31, 1998, an increase of 11.6% over $8.553 million for the year ended December 31, 1997. This increase primarily resulted from growth in gross loans from $78 million in 1997 to $92 million in 1998.

         Total Interest Expense. Total interest expense for the year ended December 31, 1998 was $5.060 million, an increase of 14.74% over $4.410 million for the year ended December 31, 1997. This increase was due primarily to a 13.8% increase interest-bearing liabilities when comparing December 30, 1998 to December 30, 1997. The average effective rate paid on interest-bearing liabilities was 5.26% for the year ended December 31, 1998, an increase of 09 basis points from 5.17% for the year ended December 31, 1997.

         Provision for Loan Losses. The provision for loan losses amounted to $101.7 thousand for the year ended December 31, 1998, an increase over the provision of $49.8 thousand for the year ended December 31, 1997. The allowance for loan losses at December 31, 1998 was $969 thousand, or 1.06% of year-end gross loans compared to $969 thousand, or 1.24% at December 31, 1997.

         Other Income. Other income totaled $1.187 million for the year ended December 31, 1998, an increase of 36.6%, from $869 thousand for the year ended December 31, 1997. The increase was primarily attributable to a significant increase in service charges and fees on deposits.

         Other Expenses. Other expenses for the year ended December 31, 1998 were $3.984 million, an increase of 10.5% from $3.605 million for the year ended December 31, 1997. This increase is largely attributable to the overall growth of Bank of the Commonwealth. Salaries and employee benefits expense totaled $1.862 million for the year ended December 31, 1998 compared to $1.710 million for the year ended December 31, 1997, an increase of 8.9%. Net occupancy expense increased $14.8 thousand in 1999, and was primarily due to necessary modifications and improvements to Bank of the Commonwealth's physical facilities. Other expenses increased to $1.137 million for the year ended December 31, 1998 from $992.3 thousand for the prior year, an increase of $144.9 thousand or 14.6%.

Asset/Liability Management

         Bank of the Commonwealth, like most other banks, is engaged primarily in the business of investing funds obtained from deposits and borrowings into interest-bearing loans and investments. Consequently, Bank of the Commonwealth's earnings depend to a significant extent on its net interest income, which is the difference between the interest income on loans and investments and the interest expense on deposits and borrowing. Bank of the Commonwealth, to the extent that its interest-bearing liabilities do not reprice or mature at the same time as its interest-bearing assets, is subject to interest rate risk and corresponding fluctuations in its net interest income. Asset/liability management policies have been employed in an effort to manage Bank of the Commonwealth's interest-earning assets and interest-bearing liabilities, thereby controlling the volatility of net interest income, without having to incur unacceptable levels of credit risk.

         Our interest rate sensitivity is primarily monitored by management through the use of a model which generates estimates of the change in our market value of portfolio equity over a range of interest rate scenarios. That analysis was prepared by a third party for Bank of the Commonwealth. Market value of portfolio equity is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts using standard industry assumptions about estimated loan prepayment rates, reinvestment rates, and deposit decay rates. The following table sets forth an analysis of our interest rate risk as measured by the estimated change in market value of portfolio equity resulting from instantaneous and sustained parallel shifts in the yield curve (plus or minus 200 basis points) as of September 30, 2000.

Sensitivity of Market Value of Portfolio Equity

(amounts in thousands)

                                                                                             Market Value of
       Change in                  Market Value of Portfolio Equity                      Portfolio Equity as a % of
    Interest Rates                            $ Change          % Change                                Portfolio
    In Basis Points                             From              From                     Total         Equity
     (Rate Shock)            Amount             Base              Base                    Assets       Book Value
      UP 200                $10,509           ($2,910)          (21.69%)                  5.69%         125.62%
      BASE                   13,419                --             0.00%                   7.26%         101.65%
      DOWN 200               15,334             1,915            14.27%                   8.30%         116.16%

         Bank of the Commonwealth's interest rate sensitivity is also monitored by management through the use of a model that generates estimates of the change in the adjusted net interest income over a range of interest rate scenarios. That analysis was also prepared by a third party. Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them. In this regard, the model assumes that the composition of our interest sensitive assets and liabilities at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities.

Sensitivity of Net Interest Income

(amounts in thousands)

       Change in              Adjusted Net
    Interest Rates           Interest Income              Net Interest Margin
    In Basis Points                    % Change                       % Change
     (Rate Shock)         Amount       From Base        Percent       From Base

      UP 200              $6,861         3.99%            4.19%          3.97%
      BASE                 6,597         0.00%            4.03%          0.00%
      DOWN 200             6,262        (5.09%)           3.82%         -5.21%


         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in market value of portfolio equity and in sensitivity of net interest income require us to make assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Accordingly, although the market value of portfolio equity table and sensitivity of net interest income table provide an indication of our interest rate risk exposure at a particular point in time, those measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our worth and net interest income.

Liquidity and Capital Resources

         Bank of the Commonwealth's principal sources of funds are deposits, loan repayments, repayments from mortgage-backed securities, Federal Home Loan Bank advances, other borrowings and retained income.

         At September 30, 2000, Commonwealth Bankshares had $16.8 million of undisbursed loan funds and $12.9 million of approved loan commitments. The amount of certificate of deposit accounts maturing in the fourth quarter of 2000 is $9.7 million. Commonwealth Bankshares anticipates that most maturing certificates of deposit will renew. Other sources of liquidity include payments on loans, securities available for sale, which totaled $57.2 million at September 30, 2000, and available lines of credit with the Bank of America, SunTrust and the Federal Home Loan Bank, which total approximately $13.3 million.

         Commonwealth Bankshares and Bank of the Commonwealth are subject to regulations of the Federal Reserve Board that impose minimum regulatory capital requirements. Under current Federal Reserve Board regulations, these requirements are (a) leverage capital of 4.0% of adjusted average total assets;
(b) tier 1 capital of 4% of risk-weighted assets; (c) tier 1 and 2 capital of 8% of risk-weighted assets. At September 30, 2000, the Bank of the Commonwealth's capital ratios were 7.39% leverage capital; 8.81% tier 1 capital; and 9.48% tier 1 and 2 capital.

Impact of Inflation and Changing Prices

         The financial statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of Commonwealth Bankshares are monetary in nature. As a result, interest rates changes have a more significant impact on our performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other expenses do reflect general levels of inflation.

                                  MANAGEMENT

The Board of Directors

         Commonwealth Bankshares' board of directors is currently comprised of 9 members who are divided into three classes. These directors serve for the terms of their respective classes, which expire in 2001, 2002 and 2003. The following table sets forth the composition of the board of directors.

         Class I                  Class II                  Class III
 (Term Expiring in 2001)  (Term Expiring in 2002)    (Term Expiring in 2003)

     Morton Goldmeier      George H. Burton, Jr.        William P. Kellam
  William D. Payne, M.D.       Herbert Perlin      Edward J. Woodard, Jr., CLBB
     Richard J. Tavss       Thomas W. Moss, Jr.
                              Kenneth J. Young

         The following paragraphs set forth certain information, as of December 31, 1999, for each of the 9 directors of Commonwealth Bankshares.

                                    Class I
                            (Term Expiring in 2001)

         William D. Payne, M.D., 64, has practiced as a general, laproscopic and endoscopic surgeon for, and served as President of, Drs. Payne, Ives, and Holland, Inc. since 1974. Mr. Payne has served as a director of Commonwealth Bankshares since 1988 and as a director of Bank of the Commonwealth since 1988.

         Morton Goldmeier, 76, has served as President of Hampton Roads Management Associates, Inc. since 1990 Mr. Goldmeier has served as a director of Commonwealth Bankshares since 1988 and as a director of Bank of the Commonwealth since 1988.

         Richard J. Tavss, 60, has served as Senior Counsel of Tavss, Fletcher, Maiden & King, P.C. since 1977. Mr. Tavss has served as a director of Commonwealth Bankshares since 1988 and as a director of Bank of the Commonwealth since 1988.

                                   Class II
                            (Term Expiring in 2002)

         George H. Burton, Jr., 89, has served as President of Burton Lumber Corp., a building materials and supplies company located in Chesapeake, Virginia, since 1953. Mr. Burton has served as a director of Commonwealth Bankshares since 1988 and as a director of Bank of the Commonwealth since 1981.

         Herbert Perlin, 59, has served as President of Perlin Benefit Resources Inc., a regional pension company located in Chesapeake, Virginia since 1983. Mr. Perlin has served as a director of Commonwealth Bankshares since 1988 and as a director of Bank of the Commonwealth since 1987.

         Kenneth J. Young, 49, has served as President of Leisure & Recreation Consultants Inc., located in Tampa, Florida, since 1996. Mr. Young has served as a director of Commonwealth Bankshares since 1999 and as a director of Bank of the Commonwealth since 1999.

         Thomas W. Moss, Jr., 72, has served as an attorney, President and sole owner of Thomas W. Moss, Jr., P.C. since 1957. Mr. Moss has served as a director of Commonwealth Bankshares since 1999 and as a director of Bank of the Commonwealth since 1999.

                                   Class III
                            (Term Expiring in 2003)

         William P. Kellam, 85, served as the President of Kellam - Eaton Insurance Agency, Inc., a real estate and insurance firm in Virginia Beach, Virginia, for 30 years prior to his retirement in 1986. Mr. Kellam has served as a director of Commonwealth Bankshares since 1988 and as a director of Bank of the Commonwealth since 1971.

         Edward J. Woodard, Jr., CLBB, 57, has served as President and Chief Executive Officer of Bank of the Commonwealth since 1973 and as Chairman of the Board since 1988. He has served as Chairman of the Board, President and Chief Executive Officer of Commonwealth Bankshares since 1988. Mr. Woodard has served as a director of Bank of the Commonwealth since 1973 and as a director of Commonwealth Bankshares since 1988.

Executive Officers of Commonwealth Bankshares and Bank of the Commonwealth

         In addition to Mr. Woodard, the following individuals serve as our executive officers.

         John H. Gayle, 61, Executive Vice President and Secretary of Commonwealth Bankshares and Executive Vice President and Cashier of Bank of the Commonwealth since 1990; Director, Vice President, Secretary and Treasurer of BOC Title of Hampton Roads, Inc.; and Director, Vice President and Treasurer of BOC Insurance Agency of Hampton Roads, Inc.

         Simon Hounslow, 35, Senior Vice President and Commercial Loan Officer of Bank of the Commonwealth since 1993.

Security Ownership of Management

         The following table sets forth, based on information as of September 30, 2000, the beneficial ownership of Commonwealth Bankshares common stock by each director of Commonwealth Bankshares and by each person named in the "Summary Compensation Table" below.

                                      Number of Shares(1)   Percent of Class (2)
                                      -------------------   --------------------

         George H. Burton, Jr.             66,777(3)                3.95
         Morton Goldmeier                  75,340(4)                4.44
         William P. Kellam                 35,123(5)                2.07
         Thomas W. Moss, Jr.                2,479(6)                  *
         William D. Payne, M.D.            19,449(7)                1.15
         Herbert Perlin                    44,519(8)                2.62
         Richard J. Tavss                 120,947(9)                7.13
         Edward J. Woodard, Jr.            42,998(10)               2.53
         Kenneth J. Young                   2,513(11)                 *

         All Directors and Executive
         Officers
         (11 persons)                     445,679                  24.26

____________________

*Percentage of ownership is less than one percent of the outstanding shares of Commonwealth Bankshares common stock.

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and includes shares which an individual has the right to acquire within 60 days through the exercise of stock options.

(2) Based on 1,678,466 issued and outstanding shares of common stock as of September 30, 2000.

(3) Includes (i) 13,177 shares which Mr. Burton has the right to acquire through the exercise of stock options and (ii) 8,345 shares registered in the name of the Clarice B. Burton revocable trust dated 5/21/83.

(4) Includes (i) 18,000 shares which Mr. Goldmeier has the right to acquire through the exercise of stock options and (ii) 13,560 shares owned by Mr. Goldmeier's wife, for which Mr. Goldmeier disclaims beneficial ownership.

(5) Includes (i) 18,000 shares which Mr. Kellam has the right to acquire through the exercise of stock options and (ii) 16,375 shares owned by Mr. Kellam's wife, for which Mr. Kellam disclaims beneficial ownership.

(6) Includes 2,000 shares which Mr. Moss has the right to acquire through the exercise of stock options.

(7) Includes 18,000 shares which Dr. Payne has the right to acquire through the exercise of stock options.

(8) Includes (i) 18,000 shares which Mr. Perlin has the right to acquire through the exercise of stock options, (ii) 18,321 shares registered in the name of Herbert L. Perlin, Profit Sharing Trust, of which Mr. Perlin is Acting Trustee, (iii) 3,955 shares owned jointly by Mr. Perlin and his wife and (iv) 3,633 shares registered in the name of the Perlin Revocable Living Trust.

(9) Includes (i) 18,000 shares which Mr. Tavss has the right to acquire through the exercise of stock options, (ii) 1,231 shares registered in the name of Richard J. Tavss, Custodian for Bobbie J. Tavss, (iii) 205 shares registered in the name of Richard J. Tavss, Custodian for Sander
         T. Schoolar (iv) 201 shares registered in the name of Richard J. Tavss, Custodian for Zachary Maiden (v) 201 shares registered in the name of Richard J. Tavss, Custodian for Taylor Tavss Schoolar V.

(10) Includes (i) 24,133 shares which Mr. Woodard has the right to acquire through the exercise of stock options, (ii) 628 shares registered in the name of E. J. Woodard, Jr., Custodian for Troy Brandon Woodard,
         (iii) 1,492 shares registered in the name of E. J. Woodard, Jr. and Sharon W. Woodard, Custodians of Troy Brandon Woodard, (iv) 2,022 shares held in trust, representing the proceeds of a self directed Individual Retirement Account for the benefit of E. J. Woodard, Jr., and (v) 8,593 shares owned jointly by Mr. Woodard and his wife.

(11) Includes 2,000 shares which Mr. Young has the right to acquire through the exercise of stock options.

Security Ownership of Certain Beneficial Owners

         The following table sets forth, to the knowledge of Commonwealth Bankshares and based on information as of December 31, 1999, the beneficial ownership of each person, other than a member of our board of directors, who owns more than five percent of the outstanding shares of Commonwealth Bankshares common stock.

              Name and Address of Holder                  Beneficial Ownership
              --------------------------                  ----------------------
                                                         Shares      Percent
                                                         ------      -------
           John Hancock Mutual Life                      91,437        5.6%
            Insurance Company
            101 Huntington Avenue
            Boston, Massachusetts 02199

Director Compensation

         Each director of Commonwealth Bankshares is paid $800 for attendance at each board meeting and $400 for attendance at each meeting of a committee of the board of which he or she is a member. Additionally, Commonwealth Bankshares has a Director's Deferred Compensation Plan which allows directors to defer recognition of income on all or any portion of the directors' fees they earn.

Executive Officer Compensation

         The following table presents information concerning the compensation of Mr. Woodard. No other executive officer of Commonwealth Bankshares earned combined salary and bonus in excess of $100,000 in 1999. This table presents compensation for services rendered in all capacities to Commonwealth Bankshares and Bank of the Commonwealth by Mr. Woodard in 1999, 1998 and 1997.

                          Summary Compensation Table

               Name and Principal                                                                 Other Annual
                    Position                    Year             Salary           Bonus          Compensation(1)
         --------------------------------    -----------     --------------    ------------     -----------------
         Edward J. Woodard, Jr.                 1999             $182,500         $18,500            $23,600
           Chairman of the Board,               1998              175,000          15,000             16,300
           President and Chief                  1997              165,100          10,000             12,100
           Executive Officer

__________________
(1)      Includes directors' fees.

Option Grants in Last Fiscal Year

         The following table sets forth information for the year ended December 31, 1999 regarding grants of stock options to Mr. Woodard.

                 Option Grants in Year Ended December 31, 1999

                                                                                                        Potential Realizable
                                                                                                          Value at Assumed
                                                                                                          Annual Rates of
                                                     Percent of Total                                       Stock Price
                            Number of Securities    Options Granted to                                    Appreciation for
                             Underlying Options        Employees in                        Expiration       Option Term
           Name                   Granted              Fiscal Year      Exercise Price        Date        5%($)    10%($)
           ----              ------------------        -----------      --------------    -----------   -----------------
Edward J. Woodard, Jr.             2,500                   33%              $15.03          12/31/09      $61,206  $97,460

Option Exercises in Last Fiscal Year

         No stock options were exercised in 1999 by Mr. Woodard. Set forth in the table below is information concerning the year end value of exercisable and unexercisable options held by Mr. Woodard as of December 31, 1999.

                         Fiscal Year End Option Values

                                                 Number of Securities Underlying
                                                      Unexercised Options at         Value of Unexercised In-the-Money
                                                        December 31, 1999             Options at December 31, 1999(1)
                                                -------------------------------------------------------------------------
Name                                              Exercisable      Unexercisable       Exercisable       Unexercisable
Edward J. Woodard, Jr.                             19,133/(2)/         5,000           $46,433/(2)/           $0

_________________________
(1) Based on a price of $9.00 per share for Commonwealth Bankshares common stock.
(2) In February 2000, Mr. Woodard exercised options to acquire 5,064 shares at an exercise price of $4.81 per share.

Employment Agreements

     Edward J. Woodard, Jr., Chairman of the Board, President and Chief Executive Officer of Commonwealth Bankshares and Bank of the Commonwealth has entered into an employment agreement with Bank of the Commonwealth. The agreement provides for Mr. Woodard's employment until the earlier of December 31, 2000, his death or his physical or mental disability; provided, however, the employment agreement allows for the termination of employment by either Bank of the Commonwealth or Mr. Woodard in the event of a "change of control" of Commonwealth Bankshares or Bank of the Commonwealth, or by Mr. Woodard for "good reason." Mr. Woodard's employment agreement will be renewed automatically each year unless either party elects not to renew the agreement.

     Under the employment agreement, in the case of a termination by Commonwealth Bankshares or Bank of the Commonwealth prior to a "change in control," but not "for good cause," Mr. Woodard will be entitled to receive twelve (12) equal monthly payments, which, in total, equal his annual base salary, plus directors' fees. In the event of a termination of the employment agreement by Mr. Woodard for "good reason," or by Commonwealth Bankshares or Bank of the Commonwealth subsequent to a "change of control," but not "for good cause," Mr. Woodard will be entitled to receive sixty (60) equal monthly payments which, in total, equal approximately three times the present value of his annual compensation at the time of termination.

     Under the Agreement, a "change of control" will be deemed to have occurred upon:

     . any third party acquiring, or entering into a definitive agreement to acquire, more than twenty-five (25%) of the stock of either Commonwealth Bankshares or Bank of the Commonwealth;

     . a change in the majority of the members of the board of directors of either Commonwealth Bankshares of Bank of the Commonwealth during any one year period; or

     . Commonwealth Bankshares ceasing to be the owner of all of Bank of the Commonwealth's common stock, except for any directors' qualifying shares.

     The term "for good cause" includes a termination of Mr. Woodard for his failure to perform the required services, gross or willful neglect of his duty or a legal or intentional act demonstrating bad faith. The term "good reason" is defined as any assignment to Mr. Woodard of duties or responsibilities inconsistent with those in effect on the date of the agreement or a change of control of either Commonwealth Bankshares or Bank of the Commonwealth.

     Mr. Woodard has also entered into an amended and restated deferred supplemental compensation agreement with Bank of the Commonwealth. Under the supplemental agreement, upon Mr. Woodard attaining the age of 65, upon his termination with Bank of the Commonwealth for any reason whatsoever or upon his death, Mr. Woodard or his beneficiary would be entitled to a payment of $250,000. Additionally, under the supplemental agreement, in the event that Mr. Woodard attains, or would have attained, the age of 65 years, Mr. Woodard or his designated beneficiary will be entitled to a payment of $360,000. In additional to each of these payments, the supplemental agreement provides that upon Mr. Woodard's death, his beneficiary shall be entitled to a lump sum payment of $250,000. Under the supplemental agreement, Mr. Woodard is obligated to make himself available to Bank of the Commonwealth after his retirement, so long as he receives payments under the supplemental agreement, for occasional consultation which Bank of the Commonwealth may reasonably request. Any amounts unpaid under the supplemental agreement may be forfeited, after notice to Mr. Woodard, in the event that the board of directors of Bank of the Commonwealth determines in good faith that Mr. Woodard is performing services of any kind for a firm or other entity competitive with the business of Bank of the Commonwealth during the period that he is receiving payments under the supplement agreement.

Certain Relationships and Related Transactions

     Loans to Officers and Directors. Certain directors and officers of Commonwealth Bankshares and Bank of the Commonwealth, members of their immediate family, and corporations, partnerships and other entities with which they are associated, are customers of Bank of the Commonwealth. Accordingly, some of these individuals have engaged in transactions with Bank of the Commonwealth in the ordinary course of business and will have additional transactions with Bank of the Commonwealth in the future. All loans, or commitments to lend, extended by Bank of the Commonwealth to any of these individuals are made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with affiliated persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1999, the amount of loans from Bank of the Commonwealth to all officers and directors of Commonwealth Bankshares and/or Bank of the Commonwealth, or entities in which they are associated, was approximately $3.2 million. This amount represented 26.3% of the total equity capital of Bank of the Commonwealth as of December 31, 1999.

         Business Relationships and Transactions with Management. In the ordinary course of its business, Commonwealth Bankshares and Bank of the Commonwealth have engaged in certain transactions with their officers and directors in which the officers and directors had a significant interest. All of these transactions were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties. For example, Bank of the Commonwealth has from time to time retained the Norfolk, Virginia law firm of Tavss, Fletcher, Maiden and King, P.C., of which Mr. Tavss, a director of the Commonwealth Bankshares and Bank of the Commonwealth, is senior counsel, to perform certain legal services for Commonwealth Bankshares and Bank of the Commonwealth.

         In 1984, Bank of the Commonwealth entered into a lease with Boush Bank Building Associates, a limited partnership, to rent the headquarters building of Commonwealth Bankshares and Bank of the Commonwealth. The general partner of the partnership is Boush Bank Building Corporation. All of the limited partners of the partnership, namely Messrs. Woodard, Burton and Kellam, are directors of the Commonwealth Bankshares and Bank of the Commonwealth. The lease requires Bank of the Commonwealth to pay all taxes, maintenance and insurance. The term of the lease is twenty-three years and eleven months, and began on December 19, 1984. In connection with this property, the lessor has secured financing in the form of a $1,600,000 industrial development revenue bond from the Norfolk Redevelopment and Housing Authority payable in annual installments, commencing on January 1, 1987, at amounts equal to 3% of the then outstanding principal balance through the twenty-fifth year, when the unpaid balance will become due. Interest on this bond is payable monthly, at 68.6% of the prime rate of SunTrust Bank in Richmond, Virginia. Monthly rent paid by Bank of the Commonwealth is equal to interest on the above bond, plus any interest associated with secondary financing provided the lessor by Bank of the Commonwealth. Bank of the Commonwealth has the right to purchase, at its option, an undivided interest in the property at undepreciated original cost, and is obligated to purchase in each January after December 31, 1986, an undivided interest in an amount equal to 90% of the legal amount allowed by banking regulations for investments in fixed properties, unless Bank of the Commonwealth's return on average assets is less than seven-tenths of one percent. Under this provision Bank of the Commonwealth has purchased 54.4% of this property for a total of $999,611. No purchases have been made after 1988. Commonwealth Bankshares believes the terms of the lease are not less favorable than could be obtained from a non-related party.

         Additionally, in 1998, the Bank of the Commonwealth entered into a lease with respect to its branch at 1245 Cedar Road, Chesapeake, Virginia with Morton Realty Associates, a Virginia general partnership, and Richard J. Tavss and several other parties who share ownership and responsibility as landlord under the lease. Morton Goldmeier is a partner in Morton Realty Associates, one of the landlords under the lease, and is also a member of the board of directors of the Bank of the Commonwealth and Commonwealth Bankshares. Richard J. Tavss, also one of the landlords under the lease, is also a member of the board of directors of the Bank of the Commonwealth and Commonwealth Bankshares. Annual lease payments under the lease currently are $95,136. The board of directors of Commonwealth Bankshares reviewed two independent appraisals with respect to this property prior to entering into this lease. We believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

Stock Option and Employee Benefit Plans

         1990 Stock Option Plan. On February 20, 1990, Commonwealth Bankshares' board of directors approved a non-qualified stock option plan for the issuance of 25,000 shares of Commonwealth Bankshares' common stock to eligible officers and key employees of Commonwealth Bankshares and Bank of the Commonwealth at prices not less than the market value of Commonwealth Bankshares' common stock on the date of grant. On April 29, 1997, the shareholders approved an amendment to this plan to increase the number of shares available for issuance under the plan to 45,000 shares. This plan expired on February 20, 2000. However, the terms of this plan continue to govern unexercised options awarded under the plan that have not expired.

         401(k) Profit Sharing Plan. In 1993, Bank of the Commonwealth adopted a thrift and profit sharing plan qualified under Section 401(k) of the Internal Revenue Code to replace Bank of the Commonwealth's former profit sharing plan. Employees who have attained the age of 20 years and six months and completed six months of service with Bank of the Commonwealth are eligible to participate in the 401(k) plan. Eligible employees who elect to participate may contribute up to 15% of their annual salary to the 401(k) plan. The Bank of the Commonwealth may make a matching contribution, the amount of which, if any, will be determined by Bank of the Commonwealth each year. Bank of the Commonwealth contributed a matching contribution of $17,577 and a discretionary profit sharing contribution of $27,423 to the 401(k) plan during 1999.

         Non-Employee Director Stock Compensation Plan. On April 25, 1995 Commonwealth Bankshares' shareholders approved a non-employee director stock compensation plan. This plan provided for the issuance of options to acquire 50,000 shares of Commonwealth Bankshares' common stock to eligible non-employee directors at prices determined by the average of the five most recent trades of the common stock on the over-the-counter market during the period immediately preceding an option's grant date or such other value per share as was determined by the employee directors. On April 29, 1997, shareholders approved an amendment to this plan to increase shares available for issuance under this plan to 70,000 shares. This plan expired January 17, 2000. However, the terms of this plan continue to govern unexercised options awarded under the plan that have not expired.

         1999 Stock Incentive Plan. On April 27, 1999, Commonwealth Bankshares' shareholders approved the Commonwealth Bankshares, Inc. 1999 Stock Incentive Plan. This plan provides for the issuance of up to the lesser of (i) fifteen percent (15%) of Commonwealth Bankshares' issued and outstanding common stock less the aggregate number of shares subject to issuance pursuant to options granted, or available for grant, under the 1990 plan and non-employee director plan described above, or (ii) 350,000 shares. Of the aggregate number of shares of Commonwealth Bankshares' common stock that may be subject to award under this plan, sixty percent (60%) are available for issuance to Commonwealth Bankshares' non-employee directors, and forty percent (40%) are available for issuance to Commonwealth Bankshares' employees. All the employees of Commonwealth Bankshares and Bank of the Commonwealth, and all other members of the board of directors of Commonwealth Bankshares, are eligible to receive awards under this plan.

                DESCRIPTION OF CONVERTIBLE PREFERRED SECURITIES

         Under the amended and restated declaration of trust, Commonwealth Bankshares Capital Trust will issue the convertible preferred securities and the common securities, which will represent ownership interests in Commonwealth Bankshares Capital Trust. The amended and restated declaration of trust will be qualified under the Trust Indenture Act of 1939. This is a summary of the convertible preferred securities, the common securities and the amended and restated declaration of trust. It is not exhaustive. It is subject to, and is qualified in its entirety by reference to, all the provisions of the amended and restated declaration of trust. The form of the amended and restated declaration of trust is available upon request from the trustees.

General

         The convertible preferred securities will be limited to $7.0 million aggregate liquidation amount at any one time outstanding. Commonwealth Bankshares Capital Trust reserves the right to increase the aggregate liquidation amount by not more than $1.05 million. The liquidation amount for each convertible preferred security is $25.00. The convertible preferred securities will rank equally with the common securities except as described under "Subordination of Common Securities" on page 54. Legal title to the junior subordinated debt securities will be held by the property trustee on behalf of Commonwealth Bankshares Capital Trust for the benefit of the holders of the convertible preferred securities and common securities. The guarantee agreement we will execute for the benefit of the holders of the convertible preferred securities will guarantee the convertible preferred securities on a subordinated basis. However, it will not guarantee payment of distributions or amounts payable on redemption of the convertible preferred securities or on liquidation of Commonwealth Bankshares Capital Trust when Commonwealth Bankshares Capital Trust does not have funds on hand available to make those payments.

Distributions

     The convertible preferred securities represent ownership interests in Commonwealth Bankshares Capital Trust. Distributions on each capital security will be payable at _____% per annum of the stated liquidation amount of $25.00. Distributions will be payable quarterly in arrears on the 15th day of January, April, July and October of each year to the holders of the convertible preferred securities at the close of business on the business day immediately preceding each distribution date. A business day is any day other than a Saturday or a Sunday, or a day on which banks in Norfolk, Virginia are authorized or required by law or executive order to remain closed, or a day on which the corporate trust office of the property trustee or the debenture trustee is closed for business.

     Distributions on the convertible preferred securities will be cumulative. Distributions will accumulate from the issue date. The first distribution date for the convertible preferred securities will be January 15, 2001. The amount of distributions payable for any period will be computed on the actual number of days elapsed in a year of twelve 30-day months. If any date on which distributions are payable on the convertible preferred securities is not a business day, payment of the distributions payable on such date will be made on the next business day with the same force and effect as if made on the date such payment was originally payable.

     An agreement known as the junior subordinated indenture contains our obligations on the junior subordinated debt securities. It also contains Commonwealth Bankshares Capital Trust's rights as the holder of the junior subordinated debt securities. As long as we have not defaulted under the indenture, we have the right under the indenture to defer the payment of interest on the junior subordinated debt securities at any time or from time to time for a period not exceeding 20 consecutive quarterly periods. However, no interest deferral period may extend beyond the stated maturity of the junior subordinated debt securities which is January 15, 2031. If we defer interest payments on the junior subordinated debt securities, quarterly distributions on the convertible preferred securities by Commonwealth Bankshares Capital Trust will be deferred during the interest deferral period. Distributions to which holders of the convertible preferred securities are entitled will accumulate additional distributions thereon at ____% per annum thereof, compounded quarterly from the relevant payment date for such distributions during any interest deferral period.

     During any interest deferral period, we may not:

     . declare or pay any cash dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment on any of our common or preferred stock;

     . make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities we issue that rank equally with or junior to the junior subordinated debt securities; or

     . make any guarantee payments on the debt securities of any subsidiary we own if our guarantee ranks equally with or junior to the junior subordinated debt securities.

     However, during an interest deferral period, we may:

     .    pay dividends or make distributions in our own common stock;

     . declare a dividend in connection with a stockholders' rights plan, issue stock under any shareholder rights plan in the future, or redeem or repurchase any rights issued under any shareholder rights plan;

     . make payments under our guarantee of the convertible preferred securities;

     . purchase or acquire shares of our own common stock to satisfy our obligations under any employee benefit plan or any other contractual obligation, other than a contractual obligation ranking equally with or junior to the junior subordinated debt securities;

         . make a distribution as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; or

         . purchase fractional interests in shares of our stock under the conversion or exchange provisions of our capital stock or the security being converted or exchanged.

         Before the end of any interest deferral period, we may further extend the interest deferral period. However, no interest deferral period may exceed 20 consecutive quarterly periods or extend beyond January 15, 2031. When any interest deferral period ends and we pay of all amounts then accrued and unpaid on the junior subordinated debt securities, together with interest at _____% per annum, compounded quarterly, we may begin a new interest deferral period. No interest or other amounts are due and payable during an interest deferral period.

         We must give the property trustee, the administrative trustees and the debenture trustee notice of our election to begin an interest deferral period at least three business days prior to the earlier of the date the distributions on the convertible preferred securities would have been payable or the date the administrative trustees are required to give notice to any automated quotation system or to holders of such convertible preferred securities of the record date or the date such distributions are payable, but in any event not less than three business days prior to such record date. The debenture trustee will give notice of our election to begin or extend an interest deferral period to the holders of the convertible preferred securities. There is no limit on the number of times that we may elect to begin an interest deferral period.

         We have no current intention of exercising our right to defer payments of interest on the junior subordinated debt securities.

         The revenue of Commonwealth Bankshares Capital Trust available for distribution to holders of the convertible preferred securities will be limited to payments under the junior subordinated debt securities. If we do not make interest payments on the junior subordinated debt securities, the property trustee will not have funds available to pay distributions on the convertible preferred securities.

Conversion Rights

         General. Holders of convertible preferred securities may convert their convertible preferred securities into common stock of Commonwealth Bankshares, Inc. at any time prior to the business day that precedes the date of redemption or maturity of the convertible preferred securities unless these conversion rights have been terminated under the conditions further described below. Initially, each convertible preferred security is convertible into the number of shares of Commonwealth Bankshares, Inc. common stock that equals the number obtained by dividing (i) $25.00 by (ii) the conversion price referred to on the cover page of this prospectus. This conversion price is subject to adjustment as further described below. Commonwealth Bankshares Capital Trust will covenant in the amended and restated declaration of trust not to convert the junior subordinated debt securities held by it except pursuant to a notice of conversion delivered to the property trustee, as conversion agent, by a holder of convertible preferred securities. A holder of a convertible preferred security wishing to exercise its conversion right must deliver an irrevocable notice of conversion to the conversion agent, who will then exchange the convertible preferred security for a portion of the junior subordinated debt securities and immediately convert such junior subordinated debt securities into our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent.

         Holders of convertible preferred securities at the close of business on a distribution record date will be entitled to receive the distribution payable on such convertible preferred securities on the corresponding distribution date notwithstanding the conversion of such convertible preferred securities following the distribution record date but prior to the distribution date. Except as described above, no distribution will be payable by Commonwealth Bankshares Capital Trust on converted convertible preferred securities with respect to any distribution date subsequent to the date of conversion and neither Commonwealth Bankshares Capital Trust nor Commonwealth Bankshares, Inc. will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid distributions, whether or not in arrears, on convertible preferred securities surrendered for conversion. However, if a notice of redemption of the convertible preferred securities is mailed or otherwise given to holders of convertible preferred securities or Commonwealth Bankshares Capital Trust issues a press release announcing the termination of conversion rights, then any holder of convertible securities that converts his or her preferred securities into our common stock on any date after the date the notice of redemption is mailed or otherwise given or after the date of the press release, depending on the circumstances, and if the date of conversion falls on any day between the first day of a period in which interest payments on the convertible preferred securities have been deferred and ending on or prior to a distribution date upon which an extension period ends, a holder of convertible preferred securities will be entitled to receive either (i) if the date of conversion falls after a distribution record date and on or prior to the next succeeding distribution date, all accrued and unpaid distributions on the convertible preferred securities (including interest to the extent permitted by law) to such distribution date or (ii) if the date of conversion does not fall on a date described in clause (i), all accrued and unpaid distributions on the convertible preferred securities (including interest to the extent permitted by law) to the most recent distribution date prior to the date of conversion. Any such distributions described in the preceding sentence shall be paid to a holder of convertible preferred securities unless the conversion date of the convertible preferred securities is on or prior to the distribution date upon which an extension period ends and after the distribution record date for such distribution date, in which case distributions will be paid to the person who is the holder of the convertible preferred securities on the distribution record date. Commonwealth Bankshares, Inc. will make no payment or allowance for distributions on the shares of common stock issued upon conversion, except to the extent shares of common stock are held of record on the record date for any such distributions. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which the related conversion notice was received by the conversion agent.

         Shares of common stock issued upon conversion of convertible preferred securities will be validly issued, fully paid and nonassessable. No fractional shares of common stock will be issued as a result of conversion. Fractional interests will be paid by us in cash based on the closing price of Commonwealth Bankshares common stock on the date such convertible preferred securities are surrendered for conversion.

         Conversion Price Adjustments - General. The conversion price is subject to adjustment if we take certain actions after the date of issuance of the convertible preferred securities, including actions in which we:

         .     issue shares of common stock as a dividend or a distribution with respect to common stock,

         .     effect subdivisions, combinations and reclassification of common stock,

         .     issue rights or warrants to all holders of common stock entitling them (for a period not exceeding 45 days) to subscribe for or purchase shares of common stock at less than the then current market price (as defined below) of the common stock,

         .     distribute evidences of indebtedness, capital stock, cash (except as described below) or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above, and dividends and distributions paid exclusively in cash) to all holders of common stock,

         .     pay any dividends (and other distributions) on common stock exclusively in cash, but not including cash dividends if the annualized per share amount of the dividends does not exceed 15% of the current market price of our common stock as of the trading day immediately preceding the date of declaration of such dividend, and

         .     make a tender or exchange offer (other than an odd-lot offer) for our common stock and pay a price in excess of 110% of the then current market price of our common stock based on the closing price on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

         "Current Market Price" means, in general, the average of the daily Closing Prices (as defined below) for the five consecutive trading days selected by Commonwealth Bankshares, Inc. commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question or, if applicable, the day before the "ex" date with respect to the issuance or distribution in question.

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

         "Closing Price" of any security on any day means the last reported sale price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked price on such day, regular way, in either case as reported on the Nasdaq National Market, or, if such security is not quoted or admitted to trading on Nasdaq, on the principal national securities exchange on which such security is listed or admitted to trading, or if such security is not listed or admitted to trading on a national securities exchange, on the principal quotation system on which such security is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or if not so available in such manner, as otherwise determined in good faith by our board of directors.

         From time to time, we may decrease the conversion price of the junior subordinated debt securities (and thus decrease the conversion price of the convertible preferred securities) by any amount selected by us for any period of at least 20 days, in which case we will give at least fifteen days' notice of such decrease. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

         No adjustment of the conversion price will be made upon the issuance of any shares of Commonwealth Bankshares common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of Commonwealth Bankshares and the investment of additional optional amounts in shares of common stock under any such plan, or upon the issuance of any shares of common stock or options or rights pursuant to any employee benefit plan or program, or pursuant to any option, warrant, right or any exercisable, exchangeable or convertible security outstanding as of the date on which the junior subordinated debt securities are first issued. No adjustment of the conversion price will be made upon the issuance of rights under any shareholder rights plan. No adjustment in the conversion price will be required unless adjustment would require a change of at least one percent (1%) in the conversion price then in effect; provided, however, that any adjustment that would not be required to be made will be carried forward and taken into account in any subsequent adjustment. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment will be made with respect to that action and such adjustment will be the amount of adjustment that has the highest absolute value to the holders of the convertible preferred securities.

         Conversion Price Adjustments - Merger, Consolidation or Sale of Assets. In the event that Commonwealth Bankshares becomes a party to any transaction, including without limitation, and with certain exceptions:

         .     A recapitalization or reclassification of the common stock;

         .     consolidation of Commonwealth Bankshares with, or merger of
Commonwealth Bankshares into, any other person, or any merger of another person into Commonwealth Bankshares;

         .     any sale, transfer or lease of all or substantially all of the assets of Commonwealth Bankshares; or

         .     any compulsory share exchange pursuant to which the common stock is converted into the right to receive other securities, cash or other property (each of the foregoing being referred to as a "business consolidation transaction"), then the holders of convertible preferred securities then outstanding will have their right to convert the convertible preferred securities into the kind and amount of securities, cash or other property receivable upon the consummation of such business consolidation transaction by a holder of the number of shares of common stock issuable upon conversion of such convertible preferred securities immediately prior to such business consolidation transaction.

         In the case of a business consolidation transaction, each convertible preferred security would become convertible into the securities, cash or property receivable by a holder of the number of shares of the common stock into which such convertible preferred security was convertible immediately prior to such business consolidation transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the convertible preferred securities in the future. For example, if Commonwealth Bankshares were acquired in a cash merger, each convertible preferred security would become convertible solely into cash and would no longer be convertible into securities with a value that would vary depending on the future prospects of Commonwealth Bankshares and other factors.

         Conversion price adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends to holders of convertible preferred securities or to the holders of our common stock.

         Termination of Conversion Rights. In addition to the rights of Commonwealth Bankshares to redeem the convertible preferred securities under the circumstances described in this prospectus, Commonwealth Bankshares will also have the right to terminate your ability to convert convertible preferred securities into Commonwealth Bankshares common stock under certain conditions. Specifically, we may terminate your conversion rights at any time after January 15, 2004 if the closing price of Commonwealth Bankshares common stock on Nasdaq exceeds 115% of the conversion price for 20 of 30 consecutive trading days. To exercise our conversion termination rights, we must first cause Commonwealth Bankshares Capital Trust to issue a press release announcing the date on which we will terminate your conversion rights. The press release must also state the conversion price that is then applicable and the closing price for both the convertible preferred securities and Commonwealth Bankshares common stock. The date we can terminate your conversion rights cannot be less than 30 days or more than 60 days after the date that Commonwealth Bankshares Capital Trust issues the press release. In the event Commonwealth Bankshares exercises its conversion termination rights, conversion rights will expire at the end of the business day on the date set forth in the press release as the date on which conversion rights terminate.

Events That Will Cause Redemption of Convertible Preferred Securities

         If we redeem any of the junior subordinated debt securities, the proceeds from the redemption will be applied to redeem a like amount of the common securities and convertible preferred securities. The price paid to a holder of convertible preferred securities will equal the aggregate liquidation amount of the convertible preferred securities plus accumulated but unpaid distributions to the date of redemption. If less than all the junior subordinated debt securities are to be repaid or redeemed, then the proceeds from the redemption will be allocated to the proportionate redemption of the convertible preferred securities and the common securities.

         We have the right to redeem the junior subordinated debt securities on or after January 15, 2006, in whole at any time or in part from time to time. We also can redeem the junior subordinated debt securities, in whole, but not in part, at any time within 90 days after a tax event, investment company event or capital treatment event, each as defined below.

         "Tax event" means the receipt by Commonwealth Bankshares Capital Trust of an opinion of our counsel that, as a result of any amendment to, or change, including any announced prospective change, in, the laws or regulations of the United States or any political subdivision, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying those laws or regulations, which is effective or announced on or after the date that the convertible preferred securities are issued, there is more than an insubstantial risk that:

         . Commonwealth Bankshares Capital Trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax on the income received or accrued on the junior subordinated debt securities;

         . interest payable by us on the junior subordinated debt securities is not, or within 90 days of the delivery of the opinion, will not be, deductible, in whole or in part, for United States federal income tax purposes; or

         . Commonwealth Bankshares Capital Trust is, or will be within 90 days of the delivery of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         "Investment company event" means the receipt by Commonwealth Bankshares Capital Trust of an opinion of our counsel experienced in such matters that, as a result of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that Commonwealth Bankshares Capital Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which becomes effective or would become effective, as the case may be, on or after the date that the convertible preferred securities are issued.

         "Capital treatment event" means the reasonable determination by us that, as a result of any amendment to, or change, including any announced prospective change, in, the laws or regulations of the United States or any political subdivision, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which is effective or announced on or after the date that the convertible preferred securities are issued, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the liquidation amount of the convertible preferred securities as tier 1 capital, or the equivalent, for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us.

         Payment of additional sums. If a tax event involving the payment of taxes by Commonwealth Bankshares Capital Trust has occurred and is continuing and Commonwealth Bankshares Capital Trust is the holder of all the junior subordinated debt securities, we will pay additional sums, if any, on the junior subordinated debt securities.

         "Additional sums" means the additional amounts as may be necessary in order that the amount of distributions then due and payable by Commonwealth Bankshares Capital Trust on the outstanding convertible preferred securities and common securities of Commonwealth Bankshares Capital Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which Commonwealth Bankshares Capital Trust has become subject as a result of a tax event.

Procedures for Redeeming Convertible Preferred Securities

         Common securities and convertible preferred securities will be redeemed with the proceeds from the contemporaneous repayment or redemption of the junior subordinated debt securities. Redemptions of the common securities and convertible preferred securities will be made and the redemption price shall be payable only to the extent that Commonwealth Bankshares Capital Trust has funds on hand available for the payment of the redemption price. See also "Subordination of Common Securities" on page 54.

         If Commonwealth Bankshares Capital Trust gives a notice of redemption, then, by 12:00 noon, Norfolk, Virginia time, on the date fixed for redemption, to the extent funds are available, the property trustee will deposit irrevocably with The Depository Trust Company funds sufficient to pay the redemption price. The property trustee will give The Depository Trust Company irrevocable instructions and authority to pay the redemption price to the holders of the convertible preferred securities. However, if you hold convertible preferred securities held in certificated form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the convertible preferred securities funds sufficient to pay the redemption price. It will give the paying agent irrevocable instructions and authority to pay the redemption price upon surrender of certificates evidencing the convertible preferred securities.

         Distributions payable on or prior to the redemption date are payable to the holders of the convertible preferred securities on the relevant record dates for the related distribution dates.

         If notice of redemption is given and funds are deposited as required, then on the date of the deposit, all rights of the holders of the convertible preferred securities will cease, except the right to receive the redemption price, without interest. The convertible preferred securities will cease to be outstanding. If any date fixed for redemption of convertible preferred securities is not a business day, then payment of the redemption price will be made on the next business day, without any interest or other payment on account of the delay. However, if the next business day falls in the next calendar year, the payment will be made on the immediately preceding business day. If payment of the redemption price is improperly withheld or refused and not paid either by Commonwealth Bankshares Capital Trust or by us, distributions on convertible preferred securities will continue to accrue, from the redemption date originally established to the date the redemption price is actually paid. The actual payment date will be the redemption date for purposes of calculating the redemption price.

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

         We or our subsidiaries may at any time and from time to time purchase outstanding convertible preferred securities by tender in the open market or by private agreement.

         Notice of any redemption, other than at the stated maturity of the junior subordinated debt securities, will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of convertible preferred securities at its registered address. Unless we default in payment of the redemption price on, or in the repayment of, the junior subordinated debt securities, on and after the redemption date, distributions will cease to accrue on the common securities and convertible preferred securities called for redemption.

Liquidation of Commonwealth Bankshares Capital Trust and Distribution of Junior Subordinated Debt Securities

         As the holder of the outstanding common securities, we will have the right at any time to liquidate Commonwealth Bankshares Capital Trust and cause a like amount of the junior subordinated debt securities to be distributed to the holders of the common securities and convertible preferred securities. Our right to terminate is subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. For a discussion of the income tax consequences of liquidating Commonwealth Bankshares Capital Trust, please refer to "United States Federal Income Tax Consequences - Distribution of the Junior Subordinated Debt Securities to Holders of Convertible Preferred Securities", which begins on page 74.

         Commonwealth Bankshares Capital Trust will automatically terminate and liquidate upon the first to occur of:

         .    Our bankruptcy, dissolution or liquidation;

         . the distribution of a like amount of the junior subordinated debt securities to the holders of the common securities and convertible preferred securities if we have given written direction to the property trustee to terminate Commonwealth Bankshares Capital Trust;

         . redemption of all of the common securities and convertible preferred securities as described under "Events That Will Cause Redemption of Convertible Preferred Securities" above;

         .    the end of the term of Commonwealth Bankshares Capital Trust; and

         . the entry of an order for the dissolution of Commonwealth Bankshares Capital Trust by a court of competent jurisdiction.

         If an early termination occurs, unless the common securities and convertible preferred securities are redeemed, Commonwealth Bankshares Capital Trust will be liquidated by the trustees as expeditiously as the trustees determine to be possible. After satisfaction of liabilities to creditors of Commonwealth Bankshares Capital Trust, the holders of such common securities and convertible preferred securities will receive a like amount of the junior subordinated debt securities. If a distribution of junior subordinated debt securities would not be practical, the holders will be entitled to receive out of the assets of Commonwealth Bankshares Capital Trust available for distribution, after satisfaction of liabilities to creditors, a liquidating distribution equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment.

         If the liquidation distribution can be paid only in part because Commonwealth Bankshares Capital Trust has insufficient assets to pay the aggregate liquidation distribution, then the amounts payable on the convertible preferred securities will be paid on a proportionate basis. As the holder of the common securities, we will be entitled to receive distributions in any liquidation proportionate with the holders of the convertible preferred securities. However, if we are in default, or an event that, with notice or passage of time, would become such a default has occurred and is continuing, the convertible preferred securities will have a priority over the common securities. If an early termination occurs as the result of a court order, the junior subordinated debt securities will be redeemed in whole, but not in part.

     If we elect not to redeem the junior subordinated debt securities prior to maturity and Commonwealth Bankshares Capital Trust is not liquidated and the junior subordinated debt securities are not distributed to holders of the common securities and convertible preferred securities, the convertible preferred securities will remain outstanding until the repayment of the junior subordinated debt securities at the stated maturity.

     On and after the liquidation date is fixed for any distribution of junior subordinated debt securities to holders of the common securities and convertible preferred securities:

     . the convertible preferred securities will no longer be deemed to be outstanding;

     . The Depository Trust Company or its nominee, as the record holder of the convertible preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debt securities to be delivered in exchange for the convertible preferred securities held by The Depository Trust Company or its nominee; and

     . any certificates representing convertible preferred securities not held by The Depository Trust Company or its nominee will be deemed to represent junior subordinated debt securities with a principal amount equal to the liquidation amount of those convertible preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the convertible preferred securities until the certificates are presented to the administrative trustees or their agent for cancellation. After cancellation we will issue to the holder a certificate representing such junior subordinated debt securities.

Subordination of Common Securities

     Payments on the convertible preferred securities and common securities will be made proportionately to the holders of convertible preferred securities and common securities. However, if on any distribution date or redemption date we are in default, or an event that, with notice or passage of time, would become such a default has occurred and is continuing, our right to distributions is subordinated to your rights. In that case, no payment to us as the holder of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding convertible preferred securities, or, in the case of payment of the redemption price, the full amount of the redemption price on all of the outstanding convertible preferred securities, has been made or provided for. All funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or the redemption price of, the convertible preferred securities then due and payable.

     If we default, we as holder of the common securities will be deemed to have waived any right to act with respect to any such default under the amended and restated declaration of trust until the effect of all events of default have been cured, waived or otherwise eliminated. Until all such events of default under the amended and restated declaration of trust have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of such convertible preferred securities and not on our behalf as holder of the common securities, and only the holders of the convertible preferred securities will have the right to direct the property trustee to act on their behalf.

Events That Are a Default Under the Declaration

     Any one of the following events constitutes an event of default under the amended and restated declaration of trust:

     .    an event of default under the indenture, as described on page 65; or

     . default by Commonwealth Bankshares Capital Trust in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

     . default by Commonwealth Bankshares Capital Trust in the payment of any redemption price of any common security or convertible preferred security when it becomes due and payable; or

     . default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the amended and restated declaration of trust, other than a covenant or warranty, a default in the performance of which or the breach of which is addressed in the second and third points above, and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee or trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding convertible preferred securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default under the declaration; or

     . the bankruptcy or insolvency of the property trustee and our failure to appoint a successor property trustee within 60 days.

     Within five business days after any event of default is actually known to the property trustee, it must transmit notice of the event of default to the holders of the convertible preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the declaration.

Removal of Trustees

     Unless a default under the indenture has occurred and is continuing, we may remove any trustee at any time. If a default under the indenture has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding convertible preferred securities. Holders of the convertible preferred securities will not have the right to vote to appoint, remove or replace the administrative trustees. No resignation or removal of a trustee and no appointment of a successor trustee is effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the declaration.

Co-trustees and Separate Property Trustee

     Unless an event of default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of Commonwealth Bankshares Capital Trust's property may at the time be located, we, as the holder of the common securities, and the administrative trustees have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of Commonwealth Bankshares Capital Trust's property, or to act as separate trustee of any such property. In either case the co-trustees will have whatever powers provided in the instrument of appointment. We can give a co-trustee any property, title, right or power we deem necessary or desirable. In case a default under the indenture has occurred and is continuing, the property trustee alone shall have power to make such appointment.

Merger or Consolidation of Trustees

     Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of the trustee, shall be the successor of such trustee under the declaration, if such person is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of Commonwealth Bankshares Capital Trust

     Commonwealth Bankshares Capital Trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below.

     Commonwealth Bankshares Capital Trust may, at our request, with the consent of the administrative trustees but without the consent of the holders of the convertible preferred securities, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of any State. However, in connection with any transaction:

     . the successor entity either must expressly assume all of the obligations of Commonwealth Bankshares Capital Trust on the convertible preferred securities or substitute for the convertible preferred securities successor securities having substantially the same terms as the convertible preferred securities, so long as the successor securities rank the same as the convertible preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

     . we must appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the junior subordinated debt securities;

     . the successor securities must be listed or traded, or any successor securities will be listed or traded upon notification of issuance, on any national securities exchange or other organization on which the convertible preferred securities are then listed or traded;

     . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease may not adversely affect the rights, preferences and privileges of the holders of the convertible preferred securities, including any successor securities, in any material respect;

     . the successor entity must have a purpose identical and limited to that of Commonwealth Bankshares Capital Trust;

     . before any transaction, we must receive an opinion from independent counsel to Commonwealth Bankshares Capital Trust experienced in such matters that the transaction does not adversely affect the rights, preferences and privileges of the holders of the convertible preferred securities, including any successor securities, in any material respect. The opinion also must state that after the transaction, neither Commonwealth Bankshares Capital Trust nor its successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

     . we or our successor must own all of the common securities of the successor entity and guarantee its obligations under the successor securities at least to the extent provided by the guarantee.

     Commonwealth Bankshares Capital Trust may not, however, except with the consent of holders of 100% in liquidation amount of the common securities and convertible preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity, if such action would cause Commonwealth Bankshares Capital Trust or the successor entity to be classified as an association taxable as a corporation or as other than a grantor trust for United States federal income tax purposes.

Voting Rights of Convertible Preferred Securities; Amendment of the Declaration

     Except as provided below and under "Description of Guarantee - How the Guarantee Can Be Amended or Assigned", the holders of the convertible preferred securities will have no voting rights.

     The amended and restated declaration of trust may be amended from time to time by us, the property trustee and the administrative trustees, without the consent of the holders of the convertible preferred securities, to:

     . cure any ambiguity, correct or supplement any provision that may be inconsistent with any other provision, or to make any other provisions, which are not inconsistent with the other provisions of the amended and restated declaration of trust, or

     . modify, eliminate or add to any provisions necessary to ensure that Commonwealth Bankshares Capital Trust will be classified for United States federal income tax purposes as a grantor trust or as other than an association taxable as a corporation or to ensure that Commonwealth Bankshares Capital Trust will not be required to register as an investment company under the Investment Company Act.

     However, any amendment made under the first point above may not adversely affect in any material respect the interests of any holder of convertible preferred securities. Any amendments of the amended and restated declaration of trust become effective when notice is given to the holders of the common securities and convertible preferred securities.

     The amended and restated declaration of trust also may be amended with the consent of holders representing a majority of the outstanding convertible preferred securities. The trustees, however, must first receive an opinion of counsel that neither the amendment nor the exercise of any power granted to the trustees under the amendment will adversely affect the tax status of Commonwealth Bankshares Capital Trust or its exemption from investment company status under the Investment Company Act.

     However, without the consent of each holder of common securities and convertible preferred securities, the amended and restated declaration of trust may not be amended to change the amount or timing of any distribution on the common securities and convertible preferred securities or otherwise adversely affect the amount of any distribution required to be made on the common securities and convertible preferred securities as of a specified date or restrict the right of a holder of common securities and convertible preferred securities to institute suit for the enforcement of any such payment on or after that date.

     As long as any junior subordinated debt securities are held by Commonwealth Bankshares Capital Trust, the trustees may not:

     . direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or executing any trust or power conferred on the property trustee with respect to the junior subordinated debt securities;

     . waive any past default that is waivable under Section 5.13 of the indenture;

     . exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debt securities shall be due and payable or

     . consent to any amendment, modification or termination of the indenture or the junior subordinated debt securities, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding convertible preferred securities.

     Where a consent under the indenture would require the consent of each holder of junior subordinated debt securities, no consent may be given by the property trustee without the prior consent of each holder of the convertible preferred securities. The trustees may not revoke any action previously authorized or approved by a vote of the holders of the convertible preferred securities except by subsequent vote of the holders. The property trustee must notify each holder of convertible preferred securities of any notice of default on the junior subordinated debt securities. In addition to obtaining the foregoing approvals of holders of the convertible preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in such matters to the effect that Commonwealth Bankshares Capital Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes as a result of such action and such action would not cause Commonwealth Bankshares Capital Trust to be classified as other than a grantor trust for United States federal income tax purposes.

     Any required approval of holders of convertible preferred securities may be given at a meeting of holders or by written consent. The property trustee will cause a notice of any meeting at which holders of convertible preferred securities are entitled to vote, or of any matter upon which action by written consent of holders is to be

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

taken, to be given to each holder of record of convertible preferred securities in the manner set forth in the amended and restated declaration of trust.

       No vote or consent of the holders of convertible preferred securities will be required for Commonwealth Bankshares Capital Trust to redeem and cancel the convertible preferred securities in accordance with the amended and restated declaration of trust.

       Any of the convertible preferred securities that are owned by us, the trustees or any affiliate of us or any trustees, shall, for purposes of any vote or consent, will be treated as if they were not outstanding.

Payment of Expenses and Taxes of Commonwealth Bankshares Capital Trust

       We have agreed to pay all debts, expenses and other obligations of Commonwealth Bankshares Capital Trust, other than payments of distributions, amounts payable upon redemption and the liquidation amount of the common securities and convertible preferred securities. The expenses we will pay include

       . costs and expenses of organizing Commonwealth Bankshares Capital Trust;

       . the fees and expenses of the trustees, the costs and expenses of operating Commonwealth Bankshares Capital Trust;

       . costs of offering the convertible preferred securities; and

       . all taxes and all costs and expenses with respect to the foregoing, other than United States withholding taxes, to which Commonwealth Bankshares Capital Trust might become subject.

       The obligations described above are for the benefit of, and are enforceable by, any person to whom the obligations are owed, whether or not the creditor has received notice that we are liable. Any creditor may enforce those obligations directly against us, and we have irrevocably waived any right or remedy to require that any creditor take any action against Commonwealth Bankshares Capital Trust or any other person before proceeding against us.

Form, Denomination, Book-Entry Procedures and Transfer of Convertible Preferred Securities

       The Depository Trust Company will act as securities depositary for the convertible preferred securities. The convertible preferred securities will be issued only as fully-registered securities registered in the name of Cede & Co., The Depository Trust Company's nominee. One or more fully-registered global convertible preferred securities certificates, representing the total aggregate number of the convertible preferred securities, will be issued to and deposited with The Depository Trust Company.

       The Depository Trust Company is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company holds securities that its participants deposit with The Depository Trust Company. The Depository Trust Company also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in The Depository Trust Company include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depository Trust Company is owned by a number of its participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to The Depository Trust Company system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a participant either directly or indirectly. The rules applicable to The Depository Trust Company and its participants are on file with the Securities and Exchange Commission.

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

       Purchases of convertible preferred securities under The Depository Trust Company system must be made by or through participants, which will receive a credit for the convertible preferred securities on The Depository Trust Company's records. The ownership interest of each actual purchaser, or beneficial owner, of each convertible preferred security is in turn to be recorded on the participants' and indirect participants' records. Beneficial owners will not receive written confirmation from The Depository Trust Company of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants or indirect participants through which the beneficial owners purchased convertible preferred securities. Transfers of ownership interests in convertible preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in convertible preferred securities, except in the event that use of the book-entry system for convertible preferred securities is discontinued.

       The Depository Trust Company has no knowledge of the actual beneficial owners of any such convertible preferred securities. The Depository Trust Company's records reflect only the identity of the participants to whose accounts such convertible preferred securities are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

       So long as The Depository Trust Company, or its nominee, is the registered owner or holder of a global convertible preferred security, The Depository Trust Company or such nominee, as the case may be, will be considered the sole owner or holder of the convertible preferred securities represented thereby for all purposes. No beneficial owner of an interest in a global convertible preferred security will be able to transfer that interest except in accordance with The Depository Trust Company's applicable procedures, in addition to those provided for under the declaration.

       The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of convertible preferred securities, including presentation of convertible preferred securities for exchange as described below, only at the direction of one or more participants to whose account the interests in global convertible preferred securities are credited and only in respect of such portion of the aggregate liquidation amount of convertible preferred securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default, The Depository Trust Company will exchange the global convertible preferred securities representing such convertible preferred securities for certificated securities, which it will distribute to its participants.

       Conveyance of notices and other communications by The Depository Trust Company to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

       Redemption notices, if applicable, in respect of any convertible preferred securities held in book-entry form will be sent to Cede & Co. If less than all of such convertible preferred securities are being redeemed, The Depository Trust Company will determine the amount of the interest of each participant to be redeemed in accordance with its procedures.

       Although voting with respect to any of the convertible preferred securities is limited, in those cases where a vote is required, neither The Depository Trust Company nor Cede & Co. will itself consent or vote with respect to the convertible preferred securities. Under its usual procedures, The Depository Trust Company would mail an omnibus proxy to Commonwealth Bankshares Capital Trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the convertible preferred securities are credited on the record date (identified in a listing attached to the omnibus proxy).

       Except as provided herein, a beneficial owner of an interest in a global convertible preferred security will not be entitled to receive physical delivery of the convertible preferred securities represented thereby. Accordingly, each beneficial owner must rely on the procedures of The Depository Trust Company to exercise any rights under the convertible preferred securities.

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

       Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in global convertible preferred securities among participants of The Depository Trust Company, The Depository Trust Company is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Commonwealth Bankshares, Inc., Commonwealth Bankshares Capital Trust nor the trustees of Commonwealth Bankshares Capital Trust will have any responsibility for the performance by The Depository Trust Company or its participants or indirect participants under the rules and procedures governing The Depository Trust Company. The Depository Trust Company may discontinue providing its services as securities depositary with respect to any of the convertible preferred securities at any time by giving notice to Commonwealth Bankshares Capital Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, convertible preferred certificates are required to be printed and delivered. Additionally, Commonwealth Bankshares Capital Trust (with our consent) may decide to discontinue use of the system of book-entry transfers through The Depository Trust Company or a successor depositary. In that event, certificates for the convertible preferred securities will be printed and delivered. In each of the above circumstances, we will appoint a paying agent with respect to the convertible preferred securities.

       The laws of some states require that certain persons take physical delivery in certificated form of certain securities, such as the convertible preferred securities, that they own. Consequently, the ability to transfer beneficial interests in a global convertible preferred security to such persons will be limited to that extent. Because The Depository Trust Company can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global convertible preferred security to pledge such interests to persons or entities that do not participate in The Depository Trust Company system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

       Except as described below, owners of beneficial interests in the global convertible preferred securities will not be entitled to have convertible preferred securities registered in their names, will not receive or be entitled to receive physical delivery of convertible preferred securities in certificated form and will not be considered the registered owners or holders thereof under the declaration for any purpose.

Exchange of Book-Entry Convertible Preferred Securities for Certificated Convertible Preferred Securities

       A global convertible preferred security is exchangeable for convertible preferred securities in registered certificated form only if:

       . The Depository Trust Company notifies Commonwealth Bankshares Capital
         Trust that it is no longer willing or able to properly discharge its responsibilities with respect to the convertible preferred securities and we are unable to locate a qualified successor, or has ceased to be a "clearing agency" registered under the Exchange Act;

       . Commonwealth Bankshares Capital Trust at its sole option elects to terminate the book-entry system through The Depository Trust Company; or

       . a Debenture Event of Default has occurred and is continuing.

How Payments Will Be Made on the Convertible Preferred Securities

       Distributions on convertible preferred securities held in book-entry form will be made to The Depository Trust Company in immediately available funds. The Depository Trust Company's practice is to credit participants' accounts on the relevant payment date in accordance with their holdings shown on The Depository Trust Company's records unless The Depository Trust Company has reason to believe that it will not receive payments on such payment date. Payments by participants and indirect participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of The Depository Trust Company, Commonwealth Bankshares Capital Trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to The Depository Trust Company is the responsibility of Commonwealth Bankshares Capital Trust, disbursement of such payments to participants is the responsibility of The Depository Trust Company, and disbursement of such payments to the beneficial owners is the responsibility of participants and indirect participants.

       The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to the property trustee, the administrative trustees and us. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and us, to act as paying agent.

       Wilmington Trust Company has informed Commonwealth Bankshares Capital Trust that so long as it serves as paying agent for the convertible preferred securities, it anticipates that information regarding distributions on the convertible preferred securities, including payment date, record date and redemption information, will be made available through Wilmington Trust Company at 1100 N. Market Street, Wilmington, Delaware, Attention: Corporate Trust Administration.

Information About Registrar and Transfer Agent

       The property trustee will act as registrar and transfer agent for the convertible preferred securities.

       Registration of transfers of the convertible preferred securities will be effected without charge by or on behalf of Commonwealth Bankshares Capital Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Commonwealth Bankshares Capital Trust will not be required to register or cause to be registered the transfer or exchange of the convertible preferred securities after they have been called for redemption.

Information About the Property Trustee

       The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only such duties as are specifically set forth in the declaration and, during the existence of an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the amended and restated declaration of trust at the request of any holder of common securities and convertible preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the declaration or is unsure of the application of any provision of the declaration, and the matter is not one on which holders of the convertible preferred securities or the common securities are entitled under the amended and restated declaration of trust to vote, then the property trustee shall take the action we direct and, if not so directed, shall take whatever action it deems advisable and in the best interests of the holders of the common securities and convertible preferred securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

       The administrative trustees are authorized and directed to operate Commonwealth Bankshares Capital Trust so that Commonwealth Bankshares Capital Trust will not be deemed to be an investment company required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes or as other than a grantor trust for United States federal income tax purposes, and so that the junior subordinated debt securities will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Commonwealth Bankshares Capital Trust or the declaration, that we and the administrative trustees determine in our discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the common securities and convertible preferred securities.

       Holders of the common securities and convertible preferred securities have no preemptive or similar rights.

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

       Commonwealth Bankshares Capital Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

              DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

       The junior subordinated debt securities are to be issued as a separate series under the indenture between us and Wilmington Trust Company, as the debenture trustee. The indenture will be qualified under the Trust Indenture Act. This is a summary of the material terms and provisions of the junior subordinated debt securities, but it is not exhaustive. It is qualified by reference to all of the provisions of the indenture and those terms made a part of the indenture by the Trust Indenture Act.

General

       Commonwealth Bankshares Capital Trust will invest the proceeds from sale of the common securities and convertible preferred securities in junior subordinated debt securities issued by us. The junior subordinated debt securities will bear interest at ___% per annum, payable quarterly in arrears on the 15th day of January, April, July and October of each year, commencing January 15, 2001. Interest will be paid to the person in whose name each junior subordinated debt security is registered at the close of business on the business day next preceding the interest payment date. We anticipate that, until the liquidation of Commonwealth Bankshares Capital Trust, each junior subordinated debt security will be held in the name of the property trustee in trust for the benefit of the holders of the common securities and convertible preferred securities.

       The amount of interest payable for any period will be computed on the basis of the actual number of days elapsed in a year of twelve 30-day months. If any date on which interest is payable on the junior subordinated debt securities is not a business day, then interest will be paid on the next day that is a business day, and without any interest or other payment on account of any such delay. Accrued interest that is not paid on the applicable interest payment date will bear additional interest at _____% per annum thereof, compounded quarterly from the relevant interest payment date. The term "interest" includes quarterly payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional sums, as applicable.

       Unless previously redeemed or repurchased, the junior subordinated debt securities will mature on January 15, 2031.

       The junior subordinated debt securities will be unsecured and will rank junior and be subordinate in right of payment to all senior debt. Because Commonwealth Bankshares, Inc., is a bank holding company, our right to participate in any distribution of assets of any subsidiary, including Bank of the Commonwealth, upon the subsidiary's liquidation or reorganization or otherwise and the ability of holders of the convertible preferred securities to benefit indirectly from such distribution, is subject to the prior claims of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. This means that the junior subordinated debt securities not only will be subordinated to all senior debt but also effectively subordinated to all existing and future liabilities of our subsidiaries. Holders of junior subordinated debt securities should look only to our assets for payments on the junior subordinated debt securities. The indenture does not limit other secured or unsecured debt, including senior debt, whether under the indenture or any existing or other indenture that we may enter into in the future or otherwise.

       The junior subordinated debt securities will rank equally with all other debentures issued under the indenture. As a holding company, we conduct our operations principally through Bank of the Commonwealth and our principal source of cash is receipt of dividends from Bank of the Commonwealth. We are a legal entity separate and distinct from Bank of the Commonwealth. Federal law restricts loans from Bank of the Commonwealth to us. Those restrictions prevent us from borrowing from Bank of the Commonwealth unless the loans are secured by various types of collateral. In addition, dividend payments to us by Bank of the Commonwealth are subject to review by banking regulators and are subject to various statutory limits. Dividend payments that exceed statutory limits require approval by bank regulatory authorities.

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

Denominations, Registration and Transfer

       The junior subordinated debt securities will be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of The Depository Trust Company if, and only if, distributed to the holders of the common securities and convertible preferred securities. Until then, the junior subordinated debt securities will be held in the name of the property trustee in trust for the benefit of the holders of the common securities and convertible preferred securities. If the junior subordinated debt securities are distributed to holders of the common securities and convertible preferred securities, beneficial interests in the junior subordinated debt securities will be shown on, and transfers will be effected only through, records maintained by participants in The Depository Trust Company.

       A global security will be exchangeable for junior subordinated debt securities registered in the names of persons other than Cede & Co. only if:

       . The Depository Trust Company notifies us that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time The Depository Trust Company ceases to be a "clearing agency" registered under the Exchange Act, at a time when The Depository Trust Company is required to be so registered to act as such depositary;

       . we in our sole discretion determine that such global security will be exchangeable; or

       . a debenture event of default has occurred and is continuing.

       Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for certificates registered in the names The Depository Trust Company directs. It is expected that its instructions will be based upon directions received by it from its participants.

       If junior subordinated debt securities are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debt securities will be registrable, and junior subordinated debt securities will be exchangeable for junior subordinated debt securities of other denominations of a like aggregate principal amount, at the corporate office of the debenture trustee in Wilmington, Delaware, or at the offices of any paying agent or transfer agent we appoint.

       If the junior subordinated debt securities are distributed to the holders of the common securities and convertible preferred securities upon the termination of Commonwealth Bankshares Capital Trust, the form, denomination, book-entry and transfer procedures for the convertible preferred securities as described under "Description of Convertible Preferred Securities - Form, Denomination, Book-Entry Procedures and Transfer of Convertible Preferred Securities," will apply to the junior subordinated debt securities.

How Payments Will Be Made on the Junior Subordinated Debt Securities

       Payment of principal and interest on junior subordinated debt securities will be made at the office of the debenture trustee in Wilmington, Delaware or at the office of any paying agent or paying agents we designate. Except for junior subordinated debt securities in global form, we may pay interest by check mailed to the address of the person entitled to payment. We also may pay by wire transfer to an account specified by the person entitled to payment. Payment of interest on any junior subordinated debt security will be made to the person in whose name it is registered at the close of business on the record date for the interest payment, except in the case of defaulted interest. At any time we may designate additional paying agents or rescind the designation of any paying agent. However, we will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debt securities.

       Any money deposited with the debenture trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on any junior subordinated debt security and remaining unclaimed for two years after such principal or interest has become due and payable shall, at our request, be repaid to us and the holder of such junior subordinated debt security shall thereafter look, as a general unsecured creditor, only to us for payment.

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

Our Option to Defer Interest Payments

       So long as we are not in default under the indenture, we have the right under the indenture to defer the payment of interest on the junior subordinated debt securities at any time or from time to time for a period not exceeding 20 consecutive quarterly periods. However, no interest deferral period may extend beyond January 15, 2031. At the end of an interest deferral period, we must pay all interest then accrued and unpaid on the junior subordinated debt securities, together with interest on the deferred interest at ____% per annum, compounded quarterly from the relevant interest payment date.

Our Option to Redeem the Junior Subordinated Debt Securities Before Maturity

       We have the right to redeem the junior subordinated debt securities on or after January 15, 2006, in whole at any time or in part from time to time. We also can redeem the junior subordinated debt securities in whole, but not in part, at any time within 90 days after a tax event, investment company event or capital treatment event. The proceeds of any redemption will be used by Commonwealth Bankshares Capital Trust to redeem the convertible preferred securities.

       The Federal Reserve's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure. Any organization considering such a redemption should consult the Federal Reserve before redeeming any equity or capital instrument prior to maturity if the redemption could have a material effect on the level or composition of the organization's capital base. Because it is likely that a redemption of the junior subordinated debt securities would materially affect our capital base, it is likely that we would seek the Federal Reserve's prior approval. However, the Federal Reserve likely would not object if the junior subordinated debt securities were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption.

       Upon a redemption of junior subordinated debt securities, the redemption price will equal 100% of the principal amount of the debt securities being redeemed plus accrued interest to the date of redemption.

Additional Sums We Might Have to Pay to Commonwealth Bankshares Capital Trust

       We have agreed in the indenture that as long as Commonwealth Bankshares Capital Trust is the holder of all junior subordinated debt securities, if it is required to pay any additional taxes, duties or other governmental charges as a result of a tax event, we will pay as additional sums on the junior subordinated debt securities whatever amounts are necessary so that the distributions payable by Commonwealth Bankshares Capital Trust will not be reduced.

How the Indenture Can Be Amended

       We and the debenture trustee may, without the consent of the holders of junior subordinated debt securities, amend, waive or supplement the indenture for specified purposes, including curing ambiguities, defects or inconsistencies. None of those actions, however, may adversely affect the interest of the holders of junior subordinated debt securities or the holders of the convertible preferred securities. We also can amend the indenture to maintain its qualification under the Trust Indenture Act. The indenture contains provisions permitting us and the debenture trustee, with the consent of the holders of a majority in principal amount of outstanding junior subordinated debt securities, to modify the indenture in a manner affecting the rights of the holders of junior subordinated debt securities. However, no modification without the consent of the holder of each outstanding junior subordinated debt security so affected, may change the stated maturity, or reduce the principal amount of the junior subordinated debt securities, or reduce the rate or extend the time of payment of interest or reduce the percentage of principal amount of junior subordinated debt securities.

       In addition, we and the debenture trustee, without the consent of any holder of junior subordinated debt securities, may execute any supplemental indenture for the purpose of creating any other debentures.

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What Is an Event of Default under the Indenture and What Are the Consequences?

       Any one or more of the following described events that has occurred and is continuing constitutes an event of default under the indenture:

       . our failure for 30 days to pay any interest on the junior subordinated debt securities when due (subject to our right to defer interest payments for up to 20 consecutive calendar quarters); or

       . our failure to pay any principal on the junior subordinated debt securities when due, whether at maturity, upon redemption, by declaration of acceleration or otherwise; or

       . our failure to observe or perform in any material respect other covenants contained in the indenture for 90 days after written notice to us from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debt securities; or

       . our bankruptcy, insolvency or reorganization; or

       . the voluntary or involuntary dissolution, winding-up or termination of Commonwealth Bankshares Capital Trust, except in connection with the distribution of the junior subordinated debt securities to the holder of common securities and convertible preferred securities in liquidation of Commonwealth Bankshares Capital Trust, the redemption of all of the common securities and convertible preferred securities of Commonwealth Bankshares Capital Trust, or mergers, consolidations or amalgamations permitted by the amended and restated declaration of trust.

       The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debt securities may declare the principal due and payable immediately upon a default under the indenture and, should the debenture trustee or such holders of junior subordinated debt securities fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the convertible preferred securities have that right. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities may annul such declaration and waive the default if the default, other than the nonpayment of the principal of the junior subordinated debt securities which has become due solely by such acceleration, has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. If the holders of junior subordinated debt securities fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the convertible preferred securities have that right.

       The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities, on behalf of the holders of all the junior subordinated debt securities, may waive any past default, except an uncured default in the payment of principal of or interest on the junior subordinated debt securities or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debt security. If the holders of the junior subordinated debt securities fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the convertible preferred securities have that right. We are required to file annually with the debenture trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to it under the indenture.

       If a default under the indenture occurs and continues, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debt securities, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debt securities.

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Enforcement of Rights by Holders of Convertible Preferred Securities

       If a default under the indenture occurs and continues and results from our failure to pay interest or principal on the junior subordinated debt securities when due, a holder of convertible preferred securities may sue us directly. We may not amend the indenture to remove the right to sue us directly without the prior written consent of the holders of all of the convertible preferred securities. If we make payments to a holder of convertible preferred securities in connection with a direct action against us, we will remain obligated to pay all of the principal of and interest on the junior subordinated debt securities. We will be subrogated to the rights of the holder of convertible preferred securities to the extent of any payments made by us to the holder in any direct action against us.

       The holders of the convertible preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the junior subordinated debt securities unless there has been a default under the amended and restated declaration of trust.

Consolidation, Merger, Sale of Assets and Other Transactions Involving Us

       The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, and no person may consolidate with or merge with or into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

       . in case we consolidate with or merge with or into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes our obligations on the junior subordinated debt securities;

       . immediately after giving effect to the transaction, no default under the indenture, and no event which, after notice or lapse of time or both, would become a default under the indenture, shall have occurred and be continuing;

       . if at the time any convertible preferred securities are outstanding, such transaction is permitted under the declaration and the guarantee and does not give rise to any breach or violation of the amended and restated declaration of trust or the guarantee; and

       . other conditions as prescribed in the indenture are met.

       The provisions of the indenture do not afford holders of the junior subordinated debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the junior subordinated debt securities.

What Does Subordination Mean to You?

       Under the indenture, the junior subordinated debt securities will be subordinate and junior in right of payment to all senior debt. Upon any payment or distribution of assets to creditors in any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding involving us, the holders of senior debt will first be entitled to receive payment in full of principal of and interest on the senior debt before the holders of junior subordinated debt securities, or the property trustee on behalf of the holders, will be entitled to receive or retain any payment or distribution.

       In the event of the acceleration of the maturity of the junior subordinated debt securities, the holders of all senior debt outstanding at the time of acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before the holders of the junior subordinated debt securities will be entitled to receive or retain any payment of the principal of or interest on the junior subordinated debt securities.

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       If we default in the payment of any principal of or interest on any senior debt when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, unless and until the default has been cured or waived or ceases to exist or all senior debt has been paid, no direct or indirect payment shall be made or agreed to for principal or interest on the junior subordinated debt securities, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the junior subordinated debt securities.

       "Senior debt" means:

       . the principal of, and premium, if any, and interest on all our indebtedness for money borrowed, whether outstanding on the date of execution of the indenture or thereafter created, assumed or incurred, except indebtedness that is expressly stated to rank junior to or equally with the junior subordinated debt securities;

       . all obligations, except those that are expressly stated to rank junior to or equally with the junior subordinated debt securities, to make payment pursuant to the terms of financial instruments, such as,

         (i)   securities contracts and foreign currency exchange contracts,

         (ii) derivative instruments, such as swap agreements, including interest rate and foreign exchange rate swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts and commodity options contracts, and

         (iii) similar financial instruments;

       . indebtedness or obligations of others of the kinds described above for the payment of which we are responsible or liable as guarantor or otherwise, and

       .  any deferrals, renewals or extensions of any such senior debt.

       However, senior debt does not include

       . any debt of ours which, when incurred and without respect to any election under Section 1111 (b) of the United States Bankruptcy Code of 1978, was without recourse to us,

       . any debt of ours to any of our subsidiaries,

       . debt to any of our employees,

       . debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such debt by the holders of the junior subordinated debt securities as a result of the subordination provisions of the indenture would be greater than such payments otherwise would have been as a result of any obligation of such holders of such debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such debt is subject,

       . trade accounts payable or accrued liabilities arising in the ordinary course of business and

       . any other debt securities issued pursuant to the indenture.

       The indenture places no limit on the amount of senior debt that we may incur. We expect from time to time to incur senior debt. At September 30, 2000, we had $505 thousand of senior debt outstanding. In addition, we

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anticipate borrowing between $3 million and $4 million by the end of 2000 from the Federal Home Loan Bank to fund loan production. The indenture also places no limitation on the indebtedness of our subsidiaries, which ranks senior in right of payment to the junior subordinated debt securities.

Governing Law

       The indenture and the junior subordinated debt securities will be governed by and construed in accordance with the laws of Virginia.

Information About the Debenture Trustee

       The debenture trustee has all the duties and responsibilities specified for an indenture trustee under the Trust Indenture Act. Subject to the Trust Indenture Act, the debenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debt securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                           DESCRIPTION OF GUARANTEE

       The guarantee will be executed and delivered by us when Commonwealth Bankshares Capital Trust issues the common securities and convertible preferred securities. The guarantee is for the benefit of the holders of the common securities and convertible preferred securities. Wilmington Trust Company will act as the guarantee trustee under the guarantee agreement. The guarantee agreement will be qualified under the Trust Indenture Act. This summary of the guarantee is not exhaustive and is subject to, and qualified in its entirety by reference to, all of the provisions of the guarantee and the Trust Indenture Act. The guarantee trustee will hold the guarantee for the benefit of the holders of the common securities and convertible preferred securities.

General

       We will irrevocably agree to pay in full on a subordinated basis the guarantee payments to the holders of the common securities and convertible preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that Commonwealth Bankshares Capital Trust may have or assert other than the defense of payment. We guarantee the following payments, if not paid by or on behalf of Commonwealth Bankshares Capital Trust:

       . any accrued and unpaid distributions required to be paid on the common securities and convertible preferred securities, to the extent that Commonwealth Bankshares Capital Trust has funds on hand available for distributions,

       . the redemption price of common securities and convertible preferred securities called for redemption, to the extent that Commonwealth Bankshares Capital Trust has funds on hand available for redemption payments, and

       . upon a voluntary or involuntary dissolution, winding up or liquidation of Commonwealth Bankshares Capital Trust, other than in connection with the distribution of junior subordinated debt securities to the holders of the common securities and convertible preferred securities or the redemption of all of the convertible preferred securities, the lesser of the liquidation distribution, to the extent Commonwealth Bankshares Capital Trust has funds available and the amount of assets of Commonwealth Bankshares Capital Trust remaining available for distribution to holders of the common securities and convertible preferred securities upon liquidation of Commonwealth Bankshares Capital Trust after satisfaction of liabilities to creditors of Commonwealth Bankshares Capital Trust as required by applicable law.

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       Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the common securities and convertible preferred securities or by causing Commonwealth Bankshares Capital Trust to pay.

       The guarantee will be an irrevocable guarantee on a subordinated basis of Commonwealth Bankshares Capital Trust's obligations under the common securities and convertible preferred securities, although it will apply only to the extent that Commonwealth Bankshares Capital Trust has funds sufficient to make such payments.

Status of the Guarantee

       The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all senior debt in the same manner as junior subordinated debt securities.

       The guarantee will rank equally with all other guarantees issued by us under the indenture. The guarantee will be a guarantee of payment and not of collection. That is, the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee will be held for the benefit of the holders of the common securities and convertible preferred securities. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by Commonwealth Bankshares Capital Trust or upon distribution to the holders of the common securities and convertible preferred securities of the junior subordinated debt securities. The guarantee does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur senior debt.

How the Guarantee Can Be Amended or Assigned

       Except for any changes that do not materially adversely affect the rights of holders of the common securities and convertible preferred securities, in which case no vote will be required, the guarantee may not be amended without the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding convertible preferred securities. The manner of obtaining any such approval will be as set forth under "Description of Convertible Preferred Securities - Voting Rights of Convertible Preferred Securities; Amendment of the Declaration," which begins on page 56. All guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the convertible preferred securities.

Your Rights If We Default

       An event of default under the guarantee will occur if and when we fail to perform any of our payments or other obligations under the guarantee. Except for a default in payment of any guarantee payment, we are not in default under the guarantee unless we have received notice of default and do not cure the default within 60 days after receipt of the notice. Additionally, no event of default under the guarantee can occur unless default under the amended and restated declaration of trust or a default under the indenture has occurred. The holders of not less than a majority in aggregate liquidation amount of the convertible preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

       Any holder of the convertible preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against Commonwealth Bankshares Capital Trust, the guarantee trustee or any other person or entity.

       We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information About the Guarantee Trustee

       The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of the guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee and, after

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default under the guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the common securities and convertible preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee

       The guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the common securities and convertible preferred securities, upon full payment of the amounts payable upon liquidation of Commonwealth Bankshares Capital Trust or upon distribution of junior subordinated debt securities to the holders of the common securities and convertible preferred securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the common securities and convertible preferred securities must restore payment of any sums paid under the common securities and convertible preferred securities or the guarantee.

Governing Law

       The guarantee will be governed by and construed in accordance with the laws of Virginia.

           RELATIONSHIP AMONG THE CONVERTIBLE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

Our Full and Unconditional Guarantee

       Payments of distributions and other amounts due on the convertible preferred securities, to the extent Commonwealth Bankshares Capital Trust has funds available for the payment of such distributions, are irrevocably guaranteed by us as set forth under "Description of Guarantee." Taken together, our obligations under the junior subordinated debt securities, the indenture, the declaration and the guarantee provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the convertible preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Commonwealth Bankshares Capital Trust's obligations under the convertible preferred securities. If we do not make payments on the junior subordinated debt securities, Commonwealth Bankshares Capital Trust will not pay distributions or other amounts due on the convertible preferred securities. The guarantee does not cover payment of distributions when Commonwealth Bankshares Capital Trust does not have sufficient funds to make distributions. In that case, the remedy of a holder of convertible preferred securities is to sue us directly. Our obligations under the guarantee are subordinate and junior in right of payment to all senior debt.

Why Our Payments on the Junior Subordinated Debt Securities Will be Sufficient

       As long as payments of interest and other payments are made when due on the junior subordinated debt securities, those payments will be sufficient to cover distributions and other payments due on the convertible preferred securities, because:

       . the aggregate principal amount or redemption price of the junior subordinated debt securities will be equal to the sum of the aggregate liquidation amount or redemption price, as applicable, of the common securities and convertible preferred securities;

       . the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the convertible preferred securities;

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

       . we will pay for all costs, expenses and liabilities of Commonwealth
         Bankshares Capital Trust except Commonwealth Bankshares Capital Trust's obligations to make distributions to holders of common securities and convertible preferred securities; and

       . the amended and restated declaration of trust further provides that Commonwealth Bankshares Capital Trust will not engage in any activity that is not consistent with the limited purposes thereof.

       We have the right to set off any payment we are otherwise required to make under the indenture with and to the extent we have previously made, or are concurrently on the date of such payment making, any payment under the guarantee used to satisfy the related payment of indebtedness under the indenture.

Enforcement Rights of Holders of Convertible Preferred Securities

       A holder of any convertible preferred security may institute a legal proceeding directly against us to enforce the guarantee without first instituting a legal proceeding against the guarantee trustee, Commonwealth Bankshares Capital Trust or any other person or entity.

       A default or event of default under any senior debt would not constitute an event of default under the amended and restated declaration of trust. However, in the event of payment defaults under, or acceleration of, senior debt, the subordination provisions of the indenture provide that no payments may be made on the junior subordinated debt securities until the senior debt has been paid in full or any payment default under the senior debt has been cured or waived. Failure to make required payments on junior subordinated debt securities would constitute an event of default under the amended and restated declaration of trust

The Purpose of Commonwealth Bankshares Capital Trust Is Limited

       The convertible preferred securities evidence a beneficial interest in Commonwealth Bankshares Capital Trust, and Commonwealth Bankshares Capital Trust exists for the sole purpose of issuing the convertible preferred securities and common securities, investing the proceeds of the common securities and convertible preferred securities in junior subordinated debt securities and engaging in other activities necessary or incidental thereto.

Your Rights Upon Termination of Commonwealth Bankshares Capital Trust

       Upon any voluntary or involuntary termination, winding-up or liquidation of Commonwealth Bankshares Capital Trust involving the liquidation of the junior subordinated debt securities, after satisfaction of the liabilities of creditors of Commonwealth Bankshares Capital Trust, the holders of the common securities and convertible preferred securities will be entitled to receive, out of assets held by Commonwealth Bankshares Capital Trust, the liquidation distribution in cash.

       Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debt securities, would be our subordinated creditor, subordinated in right of payment to all senior debt as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of Commonwealth Bankshares Capital Trust (other than Commonwealth Bankshares Capital Trust's obligations to the holders of its common securities and convertible preferred securities), the positions of a holder of convertible preferred securities and a holder of junior subordinated debt securities relative to our other creditors and to stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

           DESCRIPTION OF COMMONWEALTH BANKSHARES, INC. COMMON STOCK

       Under its articles of incorporation, Commonwealth Bankshares is authorized to issue up to 5,000,000 shares of common stock, par value $2.50 per share, and 300,000 shares of preferred stock, par value $25.00 per share. As of September 30, 2000, Commonwealth Bankshares had 1,678,466 issued and outstanding

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shares of common stock held by 525 shareholders of record. All outstanding shares of common stock are fully paid and nonassessable. Commonwealth Bankshares has not issued any shares of preferred stock.

Common Stock

       Holders of Commonwealth Bankshares' common stock are entitled to receive dividends when Commonwealth Bankshares' board of directors declares dividends out of legally available funds. However, the payment of any dividends to holders of common stock is subject to the preferential dividend rights of any preferred stock that the board of directors authorizes for issuance in the future. In the event Commonwealth Bankshares is liquidated, dissolved or wound up, holders of common stock, and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets, will be entitled to receive the assets of Commonwealth Bankshares available for distribution, but only after Commonwealth Bankshares has paid or provided for the payment of Commonwealth Bankshares' debts and liabilities and after distributions or provisions for distributions are made to holders of any series or class of stock having preference over common stock in the liquidation, dissolution or winding up of Commonwealth Bankshares.

       Holders of common stock are entitled to one vote per share on all matters submitted to shareholders. Holders of common stock do not have cumulative voting rights in the election of directors and do not have preemptive rights to purchase additional shares of any class of capital stock that Commonwealth Bankshares' board of directors elects to issue. In addition, holders of common stock do not have any conversion or redemption rights.

Preferred Stock

       Commonwealth Bankshares' articles of incorporation authorize the board of directors to determine the preferences, limitations and relative rights of any class or series of preferred stock before the issuance of any shares of that class or series. To date, Commonwealth Bankshares' board of directors has not authorized the issuance of any class or series of preferred stock. If Commonwealth Bankshares' board of directors elects to issue any shares of preferred stock in the future, holders of preferred stock are likely to have rights superior to the rights of holders of common stock. These superior rights may include special voting rights, liquidation rights, rights to redemption or other rights that the board of directors elects to grant to holders of preferred stock.

Limitations on Liability of Officers and Directors

       Commonwealth Bankshares' articles of incorporation provide that to the full extent that Virginia law permits the limitation or elimination of the liability of directors and officers, these persons will not be liable to Commonwealth Bankshares or its shareholders for any money damages in excess of $1.00. At this time, Virginia law does not permit any limitation of liability if a director engages in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

       Commonwealth Bankshares' articles of incorporation further provide that Commonwealth Bankshares will indemnify its directors and officers who are a party to any proceeding by reason of the fact that he or she is or was such a director or officer, or is or was serving at the request of Commonwealth Bankshares as a director, officer, employee or agent of another entity, benefit plan or enterprise, against all liabilities and expenses incurred in the proceeding except to the extent such liabilities and expenses are incurred because of a director's or officer's willful misconduct or knowing violation of the criminal law. Unless a determination is made that indemnification is not permissible, Commonwealth Bankshares will make advances and reimbursement for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking by the director or officer to repay those advances and reimbursements if it is ultimately determined that he or she is not entitled to indemnification. At this time, Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

       The rights of indemnification provided in Commonwealth Bankshares' articles of incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, whether by a vote of shareholders, directors or otherwise. The articles of incorporation provide that Commonwealth Bankshares may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Commonwealth Bankshares, whether or not Commonwealth Bankshares would have the power to provide indemnification to such person.

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       To the extent that officers and directors of Commonwealth Bankshares may be indemnified from liabilities arising under the Securities Act of 1933 pursuant to the foregoing provisions, Commonwealth Bankshares has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

       The following is a description of the material United States federal income tax consequences of the purchase, ownership and disposition of convertible preferred securities, the junior subordinated debt securities and the related guarantee. The statements of law or legal conclusions set forth in this section also constitute the opinion of Kaufman & Canoles, a Virginia professional corporation, tax counsel to us and Commonwealth Bankshares Capital Trust as to the material federal income tax consequences relating to the convertible preferred securities, the junior subordinated debt securities and the related guarantee. Unless otherwise stated, this section addresses only the tax consequences to a "U.S. holder", as defined below, that acquires convertible preferred securities on their original issue at their original offering price. It does not address the tax consequences to persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations or dealers in securities or currencies. It also does not address the tax consequences to persons that hold convertible preferred securities as part of a position in a "straddle" or as part of a "hedging", "conversion" or other integrated investment transaction for United States federal income tax purposes. It also does not address the tax consequences to persons whose functional currency is not the United States dollar or persons that do not hold convertible preferred securities as capital assets. A "U.S. holder" is an individual citizen or resident of the United States, a domestic corporation or partnership organized under the laws of the United States or any State or the District of Columbia or an estate or trust the income of which is subject to United States federal income taxation regardless of source.

       This description is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of the convertible preferred securities. The authorities on which this description is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of the convertible preferred securities may differ from the treatment described below.

       Prospective investors are advised to consult with their own tax advisors in light of their own particular circumstances as to the federal tax consequences of the purchase, ownership and disposition of the convertible preferred securities, as well as the effect of any state, local or foreign tax laws.

Classification of the Junior Subordinated Debt Securities and Commonwealth Bankshares Capital Trust

       Under current law and assuming compliance with the terms of the amended and restated declaration of trust, Commonwealth Bankshares Capital Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes. Moreover, Commonwealth Bankshares Capital Trust should be classified as a grantor trust, and if not so classified will be classified as a partnership, for United States federal income tax purposes. As a result, each beneficial owner of convertible preferred securities that is a U.S. holder will be required to include in its gross income its pro rata share of the interest income, including original issue discount, paid or accrued with respect to the junior subordinated debt securities, whether or not cash is actually distributed. The junior subordinated debt securities will be classified as indebtedness of Commonwealth Bankshares, Inc. for United States federal income tax purposes.

Interest Income and Original Issue Discount

       Under applicable Treasury Regulations, a remote contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount. We believe that the likelihood of our exercising our option to defer payments of interest is remote. Based on the foregoing, we believe

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that the junior subordinated debt securities will not be considered to be issued with original issue discount at the time of their original issuance.

       Because the discount at which the junior subordinated debt securities are being issued is less than 1/4 of 1 percent of the junior subordinated debt securities stated redemption price at maturity times the number of complete years to maturity of the junior subordinated debt securities, such discount will constitute de minimis original issue discount and will not be required to be taken into account on a current basis. The following discussion assumes that unless and until we exercise our option to defer interest on the junior subordinated debt securities, the junior subordinated debt securities will not be treated as issued with original issue discount other than de minimis original issue discount.

       Under the Treasury Regulations, if we exercised our option to defer any payment of interest, the junior subordinated debt securities would be treated as reissued with original issue discount, and, thereafter, all stated interest on the junior subordinated debt securities would be treated as original issue discount as long as the junior subordinated debt securities remained outstanding. In such event, all of a U.S. holder's taxable interest income with respect to the junior subordinated debt securities would be accounted for as original issue discount on an economic accrual basis regardless of the U.S. holder's method of tax accounting, and actual distributions of stated interest would not be reported separately as taxable income. Consequently, a U.S. holder would be required to include original issue discount in gross income even though we would not make any actual cash payments during an interest deferral period.

       The Treasury Regulations have not been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take the position that the junior subordinated debt securities were issued with original issue discount at the time of their original issuance.

       Because income on the convertible preferred securities will constitute interest or original issue discount, corporate U.S. holders will not be entitled to the dividends-received deduction with respect to any income recognized with respect to the convertible preferred securities. If any additional distributions are paid on the convertible preferred securities it is possible that such additional distributions might constitute original issue discount (whether or not an interest deferral period has occurred).

       Subsequent uses of the term "interest" in this section shall include income in the form of original issue discount.

Distribution of the Junior Subordinated Debt Securities to Holders of Convertible Preferred Securities

       Under current law, a distribution by the trust of the junior subordinated debt securities will be nontaxable and will result in a U.S. holder receiving directly its pro rata share of the junior subordinated debt securities previously held indirectly through Commonwealth Bankshares Capital Trust, with a holding period and aggregate adjusted tax basis equal to the holding period and aggregate adjusted tax basis such U.S. holder had in its convertible preferred securities immediately before such distribution. If, however, the liquidation of Commonwealth Bankshares Capital Trust were to occur because Commonwealth Bankshares Capital Trust were subject to United States federal income tax with respect to income accrued or received on the junior subordinated debt securities, the distribution of junior subordinated debt securities to U.S. holders by Commonwealth Bankshares Capital Trust would be a taxable event to Commonwealth Bankshares Capital Trust and each U.S. holder, and each U.S. holder would recognize gain or loss as if the U.S. holder had exchanged its convertible preferred securities for the junior subordinated debt securities it received upon the liquidation of Commonwealth Bankshares Capital Trust. A U.S. holder will include interest in respect of the junior subordinated debt securities received from Commonwealth Bankshares Capital Trust in the manner described above under "Interest Income and Original Issue Discount."

Sales or Redemption of the Convertible Preferred Securities

       Gain or loss will be recognized by a U.S. holder on a sale, exchange, or other disposition of the convertible preferred securities (including a redemption for cash) in an amount equal to the difference between the amount realized and the U.S. holder's adjusted tax basis in the convertible preferred securities sold or so redeemed. Assuming that we do not exercise our option to defer payment of interest on the junior subordinated debt securities, a U.S. holder's adjusted tax basis in the convertible preferred securities generally will be its initial purchase price. If the junior subordinated debt securities are deemed to be issued with original issue discount as a result of our deferral of any interest payment, a U.S. holder's adjusted tax basis in the convertible preferred securities generally will be its initial purchase price, increased by original issue discount previously included in such U.S. holder's gross income to the date of disposition and decreased by distributions or other payments received on the convertible preferred securities other than payments of stated interest that are not treated as original issue discount. Gain or loss recognized by a U.S. holder on the convertible preferred securities generally will be taxable as capital gain or loss, except to the extent any amount realized is treated as a payment of accrued interest with respect to such U.S. holder's pro rata share of the junior subordinated debt securities required to be included in income, and generally will be long-term capital gain or loss if the convertible preferred securities have been held for more than one year.

       Should we exercise our option to defer any payment of interest on the junior subordinated debt securities, the convertible preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debt securities. In the event of such a deferral, a holder that disposes of its convertible preferred securities between record dates for payments of distributions and consequently does not receive a distribution from Commonwealth Bankshares Capital Trust for the period prior to such disposition will nevertheless be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated debt securities through the date of disposition and to add such amount to its adjusted tax basis in its convertible preferred securities disposed of. Such U.S. holder will recognize a capital loss on the disposition of its convertible preferred securities to the extent the selling price, which may not fully reflect the value of accrued but unpaid interest, is less than the U.S. holder's adjusted tax basis in the convertible preferred securities, which will include accrued but unpaid interest. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Conversion of Preferred Securities

       A holder of convertible preferred securities generally will not recognize income, gain or loss upon the conversion, through the conversion agent, of convertible preferred securities into common stock. A holder will, however, recognize gain if he or she receives cash in lieu of fractional shares of common stock equal to the amount of cash received less the holder's tax basis in the fractional shares. A holder's tax basis in the common stock received upon exchange and conversion will generally equal the holder's tax basis in the convertible preferred securities delivered to the conversion agent for exchange less that basis allocated to any fractional share for which cash is received. For tax purposes, a holder's holding period in the common stock received upon exchange and conversion will generally begin on the date the holder acquired the convertible preferred securities delivered to the conversion agent for exchange.

Adjustment of Conversion Price

       Regulations promulgated by the Internal Revenue Service under Section 305 of the Internal Revenue Code would treat holders of convertible preferred securities as having received a constructive distribution from Commonwealth Bankshares in the event the conversion price of the junior subordinated debt securities were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of common stock into or for which the junior subordinated debt securities are convertible or exchangeable) of the holders of the convertible preferred securities in the assets or earnings and profits of Commonwealth Bankshares were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion price would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the common stock. Accordingly, under certain circumstances, a reduction of the conversion price for the holders of convertible preferred securities may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of Commonwealth Bankshares. Holders of convertible preferred securities would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related to that deemed dividend income.

United States Alien Holders

       For purposes of this discussion, a United States alien holder is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a nonresident alien individual, a foreign partnership or a nonresident fiduciary of a foreign estate or trust.

       Under current United States federal income tax law, and subject to the discussion of backup withholding below, payments by Commonwealth Bankshares Capital Trust or any of its paying agents to any holder who or that is a United States alien holder will not be subject to United States federal withholding tax; provided that:

       . the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Commonwealth Bankshares, Inc. entitled to vote;

       . the holder is not a controlled foreign corporation that is related to Commonwealth Bankshares, Inc. through stock ownership; and

       . either the holder certifies to Commonwealth Bankshares Capital Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, holding the convertible preferred security in such capacity, certifies to Commonwealth Bankshares Capital Trust or its agent, under penalties of perjury, that such statement has been received from the holder by it or by a financial institution holding such security for the holder and furnishes Commonwealth Bankshares Capital Trust or its agent with a copy thereof.

       Additionally, a United States alien holder of a convertible preferred security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a convertible preferred security.

Information Reporting to Securityholders

       Generally, income on the convertible preferred securities will be reported to holders on Forms 1099, which forms should be mailed to holders by January 31 following each calendar year.

Backup Withholding

       Payments made on, and proceeds from the sale of, the convertible preferred securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain certification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is furnished to the Internal Revenue Service on a timely basis.

                             ERISA CONSIDERATIONS

       ERISA pension plans, qualified retirement plans, and IRAs are subject to transactional restrictions under ERISA and/or the Internal Revenue Code. For example, a plan fiduciary is prohibited from engaging in transactions in its own interest or for its own account or from receiving consideration from any party dealing with a plan with regard to its assets. In addition, a plan may not enter into a purchase, sale, or loan transaction with a disqualified person. A disqualified person includes a fiduciary, the plan sponsor, and any entity providing services to a plan. Violation of these transactional restrictions can trigger federal excise taxes, federal and state income tax on otherwise exempt retirement trusts, and accelerated federal and state income tax on the otherwise deferred income accounts of retirement plan participants.

       In the usual case, when a retirement plan invests plan assets in a security, the security purchased replaces the purchase money as a plan asset and the purchase money becomes an asset of the entity who offered the security for sale. Because of a concern that some enterprises were in reality acting as investment managers to plans, but avoiding classification as a fiduciary under ERISA through the device of issuing participation units in, for example, limited partnerships, the Department of Labor issued plan asset regulations. The plan asset regulations provide that when certain equity interests, including a beneficial interest in a trust, are acquired by a plan, both the equity interest acquired in the hands of the purchasing plan and the purchase money in the hands of the issuer of the equity interest constitute plan assets. Since the issuer has discretionary control over these assets, the issuer becomes a fiduciary under ERISA with respect to the investing plan.

       As a result, unless an exception applies, Commonwealth Bankshares Capital Trust's purchase of the junior subordinated debt securities from Commonwealth Bankshares, Inc. with assets invested by retirement plans would transform Commonwealth Bankshares Capital Trust into a fiduciary dealing on its own account and in its own interest with plan assets or receiving consideration from an entity, Commonwealth Bankshares, Inc., engaged in a transaction involving plan assets. The plan asset regulations provide certain exemptions to its plan asset characterization rules.

       One of the exemptions provided by the plan asset regulations, namely, the publicly-offered exemption, applies to junior subordinated debt securities purchased by Commonwealth Bankshares Capital Trust. Because of the exemption, the purchase money or junior subordinated debt securities will not be deemed to be plan assets in the hands of the trustee.

       Under the plan asset regulations, a publicly-offered equity interest in a trust purchased by a plan does not constitute a plan asset if the interest is freely transferable and widely held. The plan asset regulations provide that a security is publicly-offered if it is sold to a plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which such security is part is registered under the Securities Exchange Act of 1934 within 120 days, or such later time as may be allowed by the Securities and Exchange Commission, after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

       We intend to cause the convertible preferred securities to be so registered under the Securities Exchange Act of 1934. Further, although ultimately under the plan asset regulations it is a question of fact, a security will generally be deemed to be freely transferable if its purchase price is $25,000 or less at the time of the public offering. If, in addition, the securities when offered initially to the public will be held by 100 or more persons independent of the issuer or of one another, they will generally be deemed to be widely held. We anticipate that the convertible preferred securities will constitute securities which are publicly-offered, widely held, and freely transferable. Retirement plans should, nevertheless, consult with their own counsel regarding the application of the plan asset regulations to the purchase of convertible preferred securities from Commonwealth Bankshares Capital Trust.

       If we or Bank of the Commonwealth provide any services to an investing retirement plan, then it is a disqualified person with respect to that plan irrespective of whether Commonwealth Bankshares Capital Trust qualifies under the publicly-offered securities exemption to the plan asset regulations. Consequently, the purchase of junior subordinated debt securities by Commonwealth Bankshares Capital Trust would be an indirect loan made by the retirement plan to us and, as such, would constitute a prohibited transaction under ERISA.

                          FORWARD LOOKING STATEMENTS

       Some of the statements contained or incorporated by reference in this prospectus may be "forward-looking statements." Statements which use words such as "believes," "expects," "may," "will," "should," "projected," "contemplates" or "anticipates" or the negative of those terms or other variations may be forward-looking statements. These statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the statements.

       Some important factors that may cause actual results to differ from that projected in a forward-looking statement, include for example,

       . our ability to implement our business strategy;

       . a decline in economic condition in our market areas;

       . a tightening in the difference between our cost of funds and what we earn on the loans we make;

       . changes in governmental regulations affecting our business.

       There are several other factors spelled out in "Risk Factors" beginning on page 9 of this prospectus.

                                 UNDERWRITING

       The underwriter, McKinnon & Company, Inc., 555 Main Street, Norfolk, Virginia, has agreed, subject to the terms and conditions contained in an underwriting agreement with Commonwealth Bankshares Capital Trust and us, to sell, as selling agent, on a best efforts basis, up to $7.0 million (aggregate liquidation amount) of convertible preferred securities. Commonwealth Bankshares Capital Trust has, however, reserved the right to increase the aggregate liquidation amount by not more than $1.05 million. The underwriter is not obligated to purchase the convertible preferred securities if they are not sold to the public. The terms and conditions contained in the underwriting agreement include, as examples, the effectiveness of the registration statement filed with the Securities and Exchange Commission, the accuracy of our representations to the underwriter and the absence of any materially adverse changes to our business.

       The underwriter has informed Commonwealth Bankshares Capital Trust and us that it proposes to sell the convertible preferred securities as selling agent for Commonwealth Bankshares Capital Trust, subject to prior sale, when, as and if issued by Commonwealth Bankshares Capital Trust, in part to the public at the public offering price set forth on the cover page of this prospectus and, in part, through certain selected dealers, who are members of the National Association of Securities Dealers, Inc., to customers of such selected dealers at the public offering price, for which each selected dealer will receive a commission of $0.__, for each $25.00 of convertible preferred securities that it sells. The underwriter reserves the right to reject any order for the purchase of convertible preferred securities through it in whole or in part.

       The public offering is not contingent upon any event or the sale of a minimum or maximum number of convertible preferred securities. Although we have no expectation of doing so, we may, in our discretion, close this offering if only a small amount of convertible preferred securities are sold. Funds received by the underwriter from investors in the public offering will be deposited with and held by the escrow agent in a non-interest bearing account until the closing of the public offering. Closing is expected to occur on or about December __, 2000. If closing does not occur for any reason, funds held in escrow will be returned promptly to investors.

       As the proceeds of the sale of the convertible preferred securities will ultimately be used to purchase the junior subordinated debt securities, the underwriting agreement provides that we will pay as underwriter's compensation an amount directly to the underwriter of $0.__ per convertible preferred security (or up to $_________ in the aggregate). We will reimburse expenses incurred by the underwriter up to $2,000, excluding blue sky fees and expenses. In addition, we will be responsible for the expenses of issuance and distribution of the convertible preferred securities, including registration fees, legal and accounting fees and printing expenses, which we estimate will total approximately $130,000.

       The underwriting agreement provides that we and Commonwealth Bankshares Capital Trust will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act or contribute to payments the underwriter may be required to make in respect thereof.

       Because the National Association of Securities Dealers, Inc. may view the convertible preferred securities as interests in a direct participation program, the offering is being made in compliance with the applicable provisions of its Conduct Rules.

       The convertible preferred securities are a new issue of securities with no established trading market. Commonwealth Bankshares Capital Trust has applied to list the convertible preferred securities on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board under the symbol "CWBSP". We and Commonwealth Bankshares Capital Trust have been advised by the underwriter that it will make a market in the convertible preferred securities. The underwriter, however, is not obligated to make a market in the convertible preferred securities and it can discontinue market making at any time without notice. Neither we nor Commonwealth Bankshares Capital Trust can provide any assurance that an active trading market for the convertible preferred securities will develop.

                            VALIDITY OF SECURITIES

       Delaware law relating to the validity of the convertible preferred securities, the enforceability of the declaration and the formation of Commonwealth Bankshares Capital Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to us and Commonwealth Bankshares Capital Trust. The validity of the guarantee and the junior subordinated debt securities, as well as material United States federal income tax considerations relating to the convertible preferred securities, will be passed upon for us by Kaufman & Canoles, a Virginia professional corporation. Kaufman & Canoles will rely on the opinion of Richards, Layton & Finger as to matters of Delaware law.

                                  ACCOUNTANTS

       The consolidated financial statements of Commonwealth Bankshares, Inc. as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999 have been included herein in reliance upon the report of Poti, Walton & Associates, PC, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

                                     INDEX

                                                                  PAGE
Independent Auditors' Report                                       F-2

Financial Statements

    Consolidated balance sheets                                    F-3
    Consolidated statements of income                              F-5
    Consolidated statements of stockholders' equity                F-6
    Consolidated statements of cash flows                          F-7
    Notes to consolidated financial statements                     F-9

                         Independent Auditors' Report
                         ----------------------------

Board of Directors
Commonwealth Bankshares, Inc.
Norfolk, Virginia


     We have audited the accompanying consolidated balance sheets of Commonwealth Bankshares, Inc. and its subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Bankshares, Inc. and its subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                            POTI, WALTON & ASSOCIATES, PC


Richmond, Virginia
January 13, 2000

                         COMMONWEALTH BANKSHARES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              ASSETS
                                                              ------
                                                                     September 30,
                                                                         2000                      December 31,
                                                                      (Unaudited)            1999                1998
                                                                     ------------         ----------          ----------
Cash and cash equivalents:
    Cash and due from banks                                         $  6,933,151        $  6,320,567      $   5,383,384
    Federal funds sold                                                 2,689,652                   -          7,378,500
                                                                    ------------        ------------      -------------
                  Total cash and cash equivalents                      9,622,803           6,320,567         12,761,884

Investment securities:
    Available for sale                                                15,032,916          15,478,387         16,828,831
    Held to maturity                                                   4,411,012           4,706,761          5,665,833

Equity securities, restricted, at cost                                   661,624             548,078            503,678

Loans receivable:
    Commercial                                                        24,214,193          23,306,635         15,990,112
    Commercial construction                                            4,195,767           1,711,924          1,522,464
    Commercial mortgage                                               76,024,912          65,985,847         46,379,110
    Residential mortgage                                              31,291,698          25,146,370         19,576,529
    Installment loans to individuals                                  10,441,652           6,538,126          5,564,235
    Other                                                              2,774,056           2,816,716          2,817,787
                                                                    ------------        ------------      -------------
                  Gross loans                                        148,942,278         125,505,618         91,850,237
    Unearned income                                                     (507,454)           (460,527)          (274,472)
    Allowance for loan losses                                         (1,002,603)           (931,000)          (969,000)
                                                                    ------------        ------------      -------------
                  Loans, net                                         147,432,221         124,114,091         90,606,765

Premises and equipment, net                                            4,081,252           2,822,142          2,742,015

Foreclosed real estate                                                   294,628             601,101            998,697

Accrued interest receivable                                            1,232,743           1,044,211            856,458

Other assets                                                           2,047,717           1,380,269          1,273,083
                                                                    ------------        ------------      -------------

                                                                    $184,816,916        $157,015,607      $ 132,237,244
                                                                    ============        ============      =============

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

                                                                      September 30,
                                                                          2000                    December 31,
                                                                      (Unaudited)            1999                1998
                                                                     -------------        -----------       -------------
Liabilities:
    Deposits:
       Noninterest-bearing demand deposits                          $  17,724,470       $  15,071,902     $   16,433,391
       Interest-bearing:
          Demand deposits                                              18,470,632          18,241,708         16,895,521
          Savings deposits                                              4,900,448           4,658,485          5,303,955
          Other time deposits                                         119,981,133         100,385,874         77,536,948
                                                                    -------------       -------------     --------------
                  Total deposits                                      161,076,683         138,357,969        116,169,815

    Short-term borrowings                                               7,725,136           4,156,193          2,483,725

    Long-term debt                                                        504,832             530,944            557,056

    Accrued interest payable                                              748,500             550,917            381,067

    Other liabilities                                                   1,560,429           1,192,986          1,065,836
                                                                    -------------       -------------     --------------
                  Total liabilities                                   171,615,580         144,789,009        120,657,499


Stockholders' equity:
    Common stock, par value $2.50, 5,000,000
      shares authorized; 1,678,466, 1,644,743 and
      1,084,153 shares issued and outstanding in
      2000, 1999 and 1998, respectively                                 4,196,165           4,111,858          2,710,383
    Additional paid-in capital                                          5,383,529           5,274,788          5,175,939
    Retained earnings                                                   4,044,092           3,367,585          3,740,072
    Accumulated other comprehensive loss                                 (422,450)           (527,633)           (46,649)
                                                                    -------------       -------------     --------------
                  Total stockholders' equity                           13,201,336          12,226,598         11,579,745
                                                                    -------------       -------------     --------------

                                                                    $ 184,816,916       $ 157,015,607     $  132,237,244
                                                                    =============       =============     ==============

  The accompanying notes are an integral part of these consolidated financial statements.

                         COMMONWEALTH BANKSHARES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                            Nine Months Ended
                                                              September 30,                   Year Ended December 31,
                                                       --------------------------     ----------------------------------------
                                                          2000           1999
                                                       (Unaudited     (Unaudited)       1999           1998         1997
                                                       ------------  ------------     ----------    ----------    ------------
Interest income:
    Loans, including fees                               $ 9,403,311     $6,793,778   $  9,512,833    $7,837,677     $6,774,908
    Investment securities                                   910,642        981,833      1,296,281     1,379,586      1,559,530
    Other interest income                                   205,850         44,418         51,463       329,628        218,649
                                                        -----------     ----------   ------------    ----------     ----------
                  Total interest income                  10,519,803      7,820,029     10,860,577     9,546,891      8,553,087

Interest expense:
    Deposits                                              5,521,787      3,805,259      5,262,773     4,906,526      4,235,619
    Other interest expense                                  239,403        127,904        238,804       153,547        174,373
                                                        -----------     ----------   ------------    ----------     ----------
                  Total interest expense                  5,761,190      3,933,163      5,501,577     5,060,073      4,409,992
                                                        -----------     ----------   ------------    ----------     ----------
Net interest income                                       4,758,613      3,886,866      5,359,000     4,486,818      4,143,095

Provision for loan losses                                   138,117         80,000        109,823       101,738         49,762
                                                        -----------     ----------   ------------    ----------     ----------
Net interest income after provision for loan losses       4,620,496      3,806,866      5,249,177     4,385,080      4,093,333

Noninterest income (loss):
    Service charges on deposit accounts                     530,361        595,198        842,240       824,827        526,540
    Other service charges and fees                          263,203        163,358        386,706       369,776        273,044
    Other                                                   101,213        123,226        (19,750)       (7,933)        69,435
                                                        -----------     ----------   ------------    ----------     ----------
                  Total noninterest income                  894,777        881,782      1,209,196     1,186,670        869,019
Noninterest expenses:
    Salaries and employee benefits                        2,116,858      1,696,359      2,290,700     1,862,484      1,709,545
    Net occupancy expense                                   407,290        331,295        464,458       435,770        420,943
    Furniture and equipment expense                         486,890        429,477        609,499       548,691        481,917
    Other operating expense                               1,350,890      1,084,101      1,491,902     1,137,214        992,290
                                                        -----------     ----------   ------------    ----------     ----------
                  Total noninterest expenses              4,361,928      3,541,232      4,856,559     3,984,159      3,604,695
                                                        -----------     ----------   ------------    ----------     ----------

Income before income taxes                                1,153,345      1,147,416      1,601,814     1,587,591      1,357,657

Provision for income taxes                                  301,868        299,291        446,424       482,339        427,692
                                                        -----------     ----------   ------------    ----------     ----------
Net income                                              $   851,477     $  848,125   $  1,155,390    $1,105,252     $  929,965
                                                        ===========     ==========   ============    ==========     ==========
Per share data:

    Basic                                               $       .51     $      .52   $        .71    $      .68     $      .57
                                                        ===========     ==========   ============    ==========     ==========

    Diluted                                             $       .46     $      .47   $        .64    $      .62     $      .53
                                                        ===========     ==========   ============    ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                         COMMONWEALTH BANKSHARES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                              Years Ended December 31, 1999, 1998, and 1997
                                                  --------------------------------------------------------------------------
                                                                                              Accumulated
                                                                Additional                       Other
                                                   Common        Paid-in      Retained       Comprehensive
                                                    Stock        Capital      Earnings       Income (Loss)          Total
                                                  ---------    ------------  -----------   ------------------   ------------
Balance, December 31, 1996                        $2,368,752    $4,106,361     $3,121,362       $ (28,005)       $  9,568,470

    Comprehensive income:

      Net income                                           -             -        929,965               -             929,965

      Net change in unrealized gain on
       securities available for sale                       -             -              -          35,648              35,648
                                                                                                                 ------------
        Total comprehensive income                                                                                    965,613

    6% stock dividend - 56,593 shares                141,483       430,107       (574,185)              -              (2,595)
                                                  ----------    ----------     ----------       ---------        ------------
Balance, December 31, 1997                         2,510,235     4,536,468      3,477,142           7,643          10,531,488

    Comprehensive income:

      Net income                                           -             -      1,105,252               -           1,105,252

      Net change in unrealized loss on
       securities available for sale                       -             -              -         (54,292)            (54,292)
                                                                                                                 ------------
        Total comprehensive income                                                                                  1,050,960

    8% stock dividend - 80,059 shares                200,148       639,471       (842,322)              -              (2,703)
                                                  ----------    ----------     ----------       ---------        ------------
Balance, December 31, 1998                         2,710,383     5,175,939      3,740,072         (46,649)         11,579,745

    Comprehensive income:

      Net income                                           -             -      1,155,390               -           1,155,390

      Net change in unrealized loss on
       securities available for sale                       -             -              -        (480,984)           (480,984)
                                                                                                                 ------------
        Total comprehensive income                                                                                    674,406

    Issuance of common stock - 18,636 shares
                                                      46,590        98,849              -               -             145,439

    50% stock dividend - 541,954 shares            1,354,885             -     (1,354,885)              -                   -

    Cash dividend - $.105 per share                        -             -       (172,992)              -            (172,992)
                                                  ----------    ----------     ----------       ---------        ------------
Balance, December 31, 1999                       $4,111,858     $5,274,788     $3,367,585       $(527,633)       $ 12,226,598
                                                  ==========    ==========     ==========       =========        ============

  The accompanying notes are an integral part of these consolidated financial statements.

                         COMMONWEALTH BANKSHARES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                            Nine Months Ended September 30, 2000 and 1999 (Unaudited)
                                                  ---------------------------------------------------------------------------
                                                                                              Accumulated
                                                                Additional                       Other
                                                    Common       Paid-in        Retained     Comprehensive
                                                    Stock        Capital        Earnings      Income (Loss)         Total
                                                  ----------    ----------     ----------    --------------      ------------
Balance, December 31, 1998                        $2,710,383    $5,175,939     $3,740,072      $  (46,649)       $ 11,579,745

    Comprehensive income:

      Net income for the nine-month period
       ended September 30, 1999                            -             -        848,125               -             848,125

      Net change in unrealized loss on
       securities available for sale                       -             -              -        (368,726)           (368,726)
                                                                                                                  -----------
        Total comprehensive income                                                                                    479,399

    Issuance of common stock -
       14,094 shares                                  35,234        71,704              -               -             106,938

    50% stock dividend - 541,954 shares            1,354,885             -     (1,354,885)              -                   -

    Cash dividend - $.07 per share                         -             -       (115,546)              -            (115,546)
                                                  ----------    ----------     ----------       ---------         -----------
Balance, September 30, 1999                       $4,100,502    $5,247,643     $3,117,766       $(415,375)        $12,050,536
                                                  ==========    ==========     ==========       =========         ===========

Balance, December 31, 1999                        $4,111,858    $5,274,788     $3,367,585       $(527,633)        $12,226,598

    Comprehensive income:

      Net income for the nine-month period
       ended September 30, 2000                            -             -        851,477               -             851,477

      Net change in unrealized loss on
       securities available for sale                       -             -              -         105,183             105,183
                                                                                                                  -----------
        Total comprehensive income                                                                                    956,660

    Issuance of common stock -
       33,723 shares                                  84,307       108,741              -               -             193,048

    Cash dividend - $.105 per share                        -             -       (174,970)              -            (174,970)
                                                  ----------    ----------     ----------       ---------         -----------
Balance, September 30, 2000                       $4,196,165    $5,383,529     $4,044,092       $(422,450)        $13,201,336
                                                  ==========    ==========     ==========       =========         ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                         COMMONWEALTH BANKSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            Nine Months Ended
                                                              September 30,                   Year Ended December 31,
                                                        --------------------------   -----------------------------------------
                                                           2000           1999
                                                        (Unaudited)    (Unaudited)        1999         1998          1997
                                                        ------------  ------------   ------------  ------------  -------------
Operating activities:
   Net income                                          $     851,477  $    848,125   $  1,155,390  $  1,105,252  $     929,965
   Adjustments to reconcile net income to net cash
     from operating activities:
       Provision for loan losses                            138,117         80,000        109,823       101,738         49,762
       Depreciation and amortization                        343,446        304,176        411,795       370,417        338,200
       Other, net                                           (66,208)       (93,415)       (15,477)      133,279         78,099
       Net change in:
         Accrued interest receivable                       (188,532)       (81,409)      (187,753)      (55,545)       (64,821)
         Accrued interest payable                           197,583         75,867        169,850       (22,772)        69,677
         Other assets                                      (264,125)       493,288        362,897      (616,565)      (217,407)
                                                       ------------   ------------    -----------  ------------  -------------
Net cash from operating activities                        1,011,758      1,626,632      2,006,525     1,015,804      1,183,475

Investing activities:
   Purchase of securities held to maturity                        -              -              -      (992,619)    (3,098,544)
   Purchase of securities available for sale               (250,000)    (3,773,059)    (3,773,059)  (12,599,300)    (8,251,207)
   Purchase of equity securities, restricted               (113,546)       (44,400)       (44,400)     (352,000)             -
   Net purchase of premises and equipment                (1,606,665)      (381,491)      (494,140)     (782,043)      (221,881)
   Net expenditures on foreclosed real estate               (83,276)       (19,451)       (30,448)     (157,811)      (138,820)
   Net change in loans                                  (23,456,247)   (21,680,406)   (33,692,449)  (13,465,516)   (12,429,517)
   Proceeds from:
     Maturities of securities held to maturity              295,813        784,726        959,072     6,138,292      5,495,645
     Sales and maturities of securities available
        for sale                                            854,776      4,088,177      4,386,431     7,394,086      6,916,709
     Sale of real estate acquired in settlement of
        loans                                               370,000        115,000        434,194       670,000        302,534
                                                       ------------   ------------    -----------  ------------  -------------
Net cash used in investing activities                   (23,989,145)   (20,910,904)   (32,254,799)  (14,146,911)   (11,425,081)

Financing activities:
   Net change in:
     Other time deposits                                 19,595,259      5,491,846     22,848,926    11,745,243      8,261,228
     Demand, interest bearing demand and savings
       deposits                                           3,123,455        130,603       (660,772)    3,664,522      2,236,368
     Short-term borrowings                                3,568,943      6,344,743      1,672,468      (276,343)      (813,282)
   Other                                                     (8,034)       (34,720)       (53,665)      (28,815)       (28,707)
                                                       ------------   ------------    -----------  ------------  -------------
Net cash from financing activities                       26,279,623     11,932,472     23,806,957    15,104,607      9,655,607
                                                       ------------   ------------    -----------  ------------  -------------
Net increase (decrease) in cash and cash
   equivalents                                            3,302,236     (7,351,800)    (6,441,317)    1,973,500       (585,999)

Cash and cash equivalents, beginning of period            6,320,567     12,761,884     12,761,884    10,788,384     11,374,383
                                                       ------------   ------------   ------------  ------------  -------------
Cash and cash equivalents, end of period               $  9,622,803   $  5,410,084   $  6,320,567  $ 12,761,884  $  10,788,384
                                                       ============   ============   ============  ============  =============
Supplemental disclosure of cash paid during the
    period for:
       Interest                                        $  5,563,607   $  3,857,296   $   5,331,577 $   5,082,993 $   4,340,315
       Income taxes                                         421,101        406,366         562,366       631,174       433,635

  The accompanying notes are an integral part of these consolidated financial statements.

                         COMMONWEALTH BANKSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

Note 1   Summary of Significant Accounting Policies

         The accounting and reporting policies of Commonwealth Bankshares, Inc. (the Parent) and its subsidiary, Bank of the Commonwealth (the Bank) and its subsidiaries, BOC Title of Hampton Roads, Inc. and BOC Insurance Agencies of Hampton Roads, Inc., are in accordance with generally accepted accounting principles and conform to accepted practices within the banking industry. A summary of significant accounting policies is briefly described below.

         Principles of Consolidation - The accompanying consolidated financial
         ---------------------------
         statements include the accounts of the Parent and the Bank and its subsidiaries, collectively referred to as "the Company." All significant intercompany balances and transactions have been eliminated in consolidation.

         Nature of Operations - The Bank operates under a state bank charter and
         --------------------
         provides full banking services, including trust services. As a state bank, the Bank is subject to regulation of the Bureau of Financial Institutions and the Federal Reserve System. The Bank serves Norfolk and Virginia Beach, Virginia through its six banking offices.

         Estimates - Management uses estimates and assumptions in preparing
         ---------
         financial statements. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenue and expenses.

         Investment Securities - Investment securities which the Bank intends to
         ---------------------
         hold until maturity or until called are classified as held to maturity. These investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts.

         Investment securities which the Bank intends to hold for indefinite periods of time, including investment securities used as part of the Bank's asset/liability management strategy, are classified as available for sale. These investment securities are carried at fair value. Net unrealized gains and losses, net of deferred income taxes, are excluded from earnings and reported as accumulated other comprehensive income
         (loss).

         Gains and losses on the sale of investment securities are determined using the specific identification method.

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 1999

Note 1   Summary of Significant Accounting Policies (Continued)

         Loans Receivable - Loans receivable are intended to be held until
         ----------------
         maturity and are shown on the balance sheet net of the allowance for loan losses. Interest is computed by methods which generally result in level rates of return on principal. Interest on past due and problem loans is accrued until serious doubt arises as to the collectibility of the interest.

         The Bank grants commercial, real estate, and consumer installment loans to its customers. Collateral requirements for loans are determined on a loan by loan basis depending upon the purpose of the loan and the financial condition of the borrower.

         In the normal course of business, to meet the credit needs of its customers, the Bank has made commitments to extend credit. These commitments represent a credit risk which is not recognized in the balance sheet. The Bank uses the same credit policies in making commitments as it does for other loans. Commitments to extend credit are generally made for a period of one year or less and interest rates are determined when funds are disbursed. Collateral and other security for the loans are determined on a case by case basis. Since some of the commitments are expected to expire without being drawn upon, the contract or notional amounts do not necessarily represent future cash requirements.

         Allowance for Loan Losses - The allowance for loan losses is increased
         -------------------------
         by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

         Foreclosed Real Estate - Foreclosed real estate is stated at the lower
         ----------------------
         of cost or estimated fair market value of the property, less estimated disposal costs, if any. Cost includes loan principal and accrued interest. Any excess of cost over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings.

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 1999

Note 1   Summary of Significant Accounting Policies (Continued)

         Premises and Equipment - Premises and equipment are stated at cost less
         ----------------------
         accumulated depreciation. Deprecation is computed generally by the straight-line method. It is the Company's policy to capitalize additions and improvements and depreciate the cost thereof over the estimated useful lives as follows:

                  Buildings and improvements              5 to 40 years
                  Furniture and equipment                 3 to 10 years

         Income Taxes - Deferred tax assets and liabilities are reflected at
         ------------
         currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws on rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

         Per Share Data - In February 1997 the FASB issued Statement No. 128,
         --------------
         "Earnings per Share," which established standards for computing and presenting earnings per share information. The Company adopted this new accounting standard as of December 31, 1997 and there was no material impact on the consolidated financial statements.

         Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted average common and potential dilutive common equivalent shares outstanding, determined as follows:

                                                           Nine Months Ended
                                                             September 30,               Year Ended December 31,
                                                      ---------------------------    -----------------------------------
                                                         2000            1999
                                                      (Unaudited)    (Unaudited)       1999        1998        1997
                                                      -----------    ------------    -----------  ---------- -----------
         Weighted average shares outstanding used
             to compute basic earnings per share
                                                       1,663,553       1,630,015       1,631,684   1,626,107   1,626,107

         Incremental shares issuable upon the
             assumed exercise of stock options           179,819         170,724         172,517     162,879     129,669
                                                      ----------     -----------     -----------  ----------  ----------
         Shares used to compute diluted earnings
             per share                                 1,843,372       1,800,739       1,804,201   1,788,986   1,755,776
                                                      ==========     ===========     ===========  ==========  ==========

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 1999

Note 1   Summary of Significant Accounting Policies (Continued)

         Per Share Data (Continued) - On April 27, 1999, the Board of Directors
         --------------------------
         declared a 3 for 2 stock split effected in the form of a 50 percent stock dividend. Accordingly, outstanding shares of common stock were increased by 541,954 shares and a transfer of $1,354,885, representing the par value of additional shares issued, was made from retained earnings to common stock. The Company's prior years per share data has been restated to reflect the 1999 stock dividend.

         Financial Instruments - In the ordinary course of business the Bank has
         ---------------------
         entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

         Fair Value of Financial Instruments - The carrying value of cash and
         -----------------------------------
         cash equivalents, accrued interest receivable, demand deposits, savings deposits, and short-term borrowings approximates fair value. The fair value of securities is based on quoted market prices. The remainder of the recorded financial instruments were valued based on the present value of estimated future cash flows, discounted at various rates in effect for similar instruments at year end.

         Fair values for off-balance sheet lending commitments approximate the contract or notional value taking into account the remaining terms of the agreements and the counterparties' credit standings.

         Cash and Cash Equivalents - For purposes of the consolidated statements
         -------------------------
         of cash flows, cash and cash equivalents includes cash and due from banks and federal funds sold.

         Reclassifications - Certain prior year amounts have been reclassified
         -----------------
         to conform to the 1999 presentation. These reclassifications have no effect on previously reported net income.

Note 2   Concentrations of Credit Risk

         At December 31, 1999, the Bank's cash and due from banks included three commercial bank deposit accounts aggregating $2,618,422 ($4,114,751 at September 30, 2000 [unaudited]) in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

                         COMMONWEALTH BANKSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

Note 3   Investment Securities

         The carrying and market values of investment securities are as follows:

                                                          Carrying       Unrealized      Unrealized      Market
                                                           Amount          Gains           Losses         Value
                                                       ------------     ------------    ------------  -------------
         September 30, 2000

           Available for sale:
               U.S. Government and agency securities    $  4,500,000      $      -      $ (208,965)     $  4,291,035
               Mortgage-backed securities                  6,226,132         3,249        (235,167)        5,994,214
               State and municipal securities              4,446,858             -        (159,191)        4,287,667
               Other                                         500,000             -         (40,000)          460,000
                                                        ------------      --------      ----------      ------------
                                                        $ 15,672,990      $  3,249      $ (643,323)     $ 15,032,916
                                                        ============      ========      ==========      ============

           Held to maturity:
               U.S. Government and agency securities    $    750,000      $      -      $ (110,625)     $    639,375
               Mortgage-backed securities                  1,870,758           714         (31,942)        1,839,530
               State and municipal securities              1,790,254        10,262          (6,996)        1,793,520
                                                        ------------      --------      ----------      ------------
                                                        $  4,411,012      $ 10,976      $ (149,563)     $  4,272,425
                                                        ============      ========      ==========      ============
         December 31, 1999

           Available for sale:
               U.S. Government and agency securities    $  4,499,998      $      -      $ (291,551)     $  4,208,447
               Mortgage-backed securities                  7,084,258         2,026        (186,367)        6,899,917
               State and municipal securities              4,443,575             -        (296,052)        4,147,523
               Other equities                                250,000             -         (27,500)          222,500
                                                        ------------      --------      ----------      ------------
                                                        $ 16,277,831      $  2,026      $ (801,470)     $ 15,478,387
                                                        ============      ========      ==========      ============

           Held to maturity:
               U.S. Government and agency securities    $    750,000      $      -      $ (117,656)     $    632,344
               Mortgage-backed securities                  2,170,929        17,372         (34,647)        2,153,654
               State and municipal securities              1,785,832         7,075         (11,166)        1,781,741
                                                        ------------      --------      ----------      ------------
                                                        $  4,706,761      $ 24,447      $ (163,469)     $  4,567,739
                                                        ============      ========      ==========      ============

                         COMMONWEALTH BANKSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

Note 3   Investment Securities (Continued)

                                                          Carrying       Unrealized      Unrealized       Market
                                                           Amount          Gains           Losses         Value
                                                        ------------     ----------       ---------     ----------
         December 31, 1998

           Available for sale:
               U.S. Government and agency securities    $  3,502,101     $  13,305      $  (11,510)     $  3,503,896
               Mortgage-backed securities                  8,778,983        25,574         (68,973)        8,735,584
               State and municipal securities              4,618,427        12,978         (42,054)        4,589,351
                                                        ------------     ---------      ----------      ------------
                                                        $ 16,899,511     $  51,857      $ (122,537)     $ 16,828,831
                                                        ============     =========      ==========      ============

           Held to maturity:
               U.S. Government and agency securities    $  1,071,938     $   2,215      $  (57,010)     $  1,017,143
               Mortgage-backed securities                  2,813,503        10,522         (23,472)        2,800,553
               State and municipal securities              1,780,392        35,839               -         1,816,231
                                                        ------------     ---------      ----------      ------------
                                                        $  5,665,833     $  48,576      $  (80,482)     $  5,633,927
                                                        ============     =========      ==========      ============

         A maturity schedule of investment securities as of September 30, 2000 (unaudited) is as follows:

                                                            Available for Sale              Held to Maturity
                                                        ----------------------------   ---------------------------
                                                          Carrying         Market         Carrying       Market
                                                           Amount           Value          Amount        Value
                                                        ------------     -----------   ------------   ------------
         Due:
           In one year or less                          $    250,000     $   236,095   $    190,102   $    189,660
           After one year through five years               1,188,534       1,157,532      1,721,285      1,604,105
           After five years through ten years              3,635,924       3,513,900        628,867        639,130
           After ten years                                 3,872,400       3,671,175              -              -
                                                        ------------     -----------   ------------   ------------
                                                           8,946,858       8,578,702      2,540,254      2,432,895
         Mortgage-backed securities                        6,226,132       5,994,214      1,870,758      1,839,530
         Other                                               500,000         460,000              -              -
                                                        ------------     -----------   ------------   ------------
                                                        $ 15,672,990     $15,032,916   $  4,411,012   $  4,272,425
                                                        ============     ===========   ============   ============

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 1999


 Note 3   Investment Securities (Continued)

         A maturity schedule of investment securities as of December 31, 1999 is as follows:

                                                            Available for Sale              Held to Maturity
                                                     -------------------------------    --------------------------
                                                       Carrying           Market         Carrying         Market
                                                        Amount             Value          Amount           Value
                                                     ------------       ------------    -----------    -----------
         Due:
           In one year or less                       $    249,998       $    233,045    $         -    $         -
           After one year through five years              420,726            394,009      1,912,133      1,786,404
           After five years through ten years           4,407,476          4,176,293        623,699        627,681
           After ten years                              3,865,373          3,552,623              -              -
                                                     ------------       ------------    -----------    -----------
                                                        8,943,573          8,355,970      2,535,832      2,414,085
         Mortgage-backed securities                     7,084,258          6,899,917      2,170,929      2,153,654
         Equity securities                                250,000            222,500              -              -
                                                     ------------       ------------    -----------    -----------
                                                     $ 16,277,831       $ 15,478,387    $ 4,706,761    $ 4,567,739
                                                     ============       ============    ===========    ===========

         Securities with a carrying value of $20,667,040 and $10,472,897 and market value of $19,757,340 and $10,381,425 at December 31, 1999 and 1998, respectively, were pledged as collateral to secure public deposits and for other purposes. All non-equity securities were pledged at September 30, 2000.

 Note 4   Loans Receivable

         Although the Bank has a diversified loan portfolio, a substantial portion of the borrowers' ability to honor their contracts is dependent upon the commercial real estate operators and hotel/motel sectors. The majority of these loans are collateralized by a deed of trust on real estate. The approximate outstanding balances of loans in these sectors are as follows:

                                                             December 31,
                                                        1999             1998
                                                     -----------     ----------
         Commercial real estate operators            $21,900,000     $13,700,000
         Hotel/motel                                  13,200,000       6,800,000

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 1999


 Note 4   Loans Receivable (Continued)

         A summary of transactions in the allowance for loan losses follows:

                                                       September 30,
                                                           2000                       December 31,
                                                        (Unaudited)        1999           1998         1997
                                                       -------------     --------       --------    --------
        Balance at beginning of year                    $  931,000       $969,000       $969,000    $932,000

        Provision charged to operating expense             138,117        109,823        101,738      49,762
        Loan charge-offs                                   (71,469)      (156,963)      (105,218)    (30,576)
        Loan recoveries                                      4,955          9,140          3,480      17,814
                                                        ----------       --------       --------    --------
        Balance at end of period                        $1,002,603       $931,000       $969,000    $969,000
                                                        ==========       ========       ========    ========

 Note 5   Premises and Equipment

         Premises and equipment are summarized as follows:

                                               September 30,
                                                   2000              December 31,
                                                (Unaudited)       1999          1998
                                               -------------  -----------    -----------
        Land                                    $   263,802   $   263,802    $   263,802
        Buildings and improvements                1,805,146     1,603,264      1,612,422
        Leasehold improvements                      442,414       370,853        338,576
        Furniture and equipment                   3,760,099     2,775,892      2,997,073
        Construction in progress                    555,986       220,301         71,398
                                                -----------   -----------    -----------
                                                  6,827,447     5,234,112      5,283,271
        Less accumulated depreciation             2,746,195     2,411,970      2,541,256
                                                -----------   -----------    -----------
                                                $ 4,081,252   $ 2,822,142    $ 2,742,015
                                                ===========   ===========    ===========

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 1999


 Note 6   Deposits

         The aggregate amount of time deposits with minimum denominations of $100,000, was approximately $17,205,000 and $15,636,000 at December 31,
         1999 and 1998, respectively.

         At December 31, 1999, the scheduled maturities of certificates of deposit included in other time deposits on the balance sheet are as follows:

                          2000                      $39,235,088
                          2001                       36,574,982
                          2002                        3,008,287
                          2003                        3,696,971
                          2004                       10,160,472
                          Thereafter                     17,192
                                                    -----------
                                                    $92,692,992
                                                    ===========
 Note 7   Dividend Limitations

         Dividends may be paid to the Parent by the Bank under formulas established by the appropriate regulatory authorities. These formulas contemplate that the current earnings and earnings retained for the two preceding years may be paid to the Parent without regulatory approval. In 2000, the Bank can initiate dividend payments without said regulatory approvals of approximately $2,275,000 plus an additional amount equal to the Bank's net earnings for 2000 up to the date of any such dividend declaration. Substantially all of the retained earnings of the Parent are represented by undistributed earnings of the Bank.

 Note 8   Short-Term Borrowings

         Securities sold under agreements to repurchase generally mature within one to three days from the transaction date. The maximum amount outstanding at the end of a month was $5,412,468 and $3,948,091 during 1999 and 1998, respectively. The average daily balance was $3,763,912 and $2,853,812 during 1999 and 1998, respectively. The securities underlying these agreements were under the Bank's control.

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 1999


 Note 9   Income Taxes

         The current and deferred components of income tax expense are as follows:

                                                  Nine Months Ended
                                                    September 30,                   Year Ended December 31,
                                              ----------------------------      ---------------------------------
                                                 2000             1999
                                              (Unaudited)      (Unaudited)        1999         1998        1997
                                              -----------      -----------      --------     --------    --------
        Current                                $391,934         $ 415,680       $540,657     $563,490    $492,714
        Deferred                                (90,066)         (116,389)       (94,233)     (81,151)    (65,022)
                                               --------         ---------       --------     --------    --------
        Provision for income taxes             $301,868         $ 299,291       $446,424     $482,339    $427,692
                                               ========         =========       ========     ========    ========

         A reconciliation between the provision for income taxes and the amount computed by multiplying income by the current statutory 34% federal income tax rate is as follows:

                                                  Nine Months Ended
                                                    September 30,                   Year Ended December 31,
                                              ----------------------------      ---------------------------------
                                                 2000             1999
                                              (Unaudited)      (Unaudited)        1999         1998        1997
                                              -----------      -----------      --------     --------    --------
        Income tax expense at statutory
            rates                              $392,137          $390,121       $544,617    $539,781    $461,603
        Increase (decrease) due to:
            Tax exempt income                   (74,436)          (76,450)       (98,220)    (61,303)    (42,684)
            Other                               (15,833)          (14,380)            27       3,861       8,773
                                               --------          --------       --------    --------    --------
        Provision for income taxes             $301,868          $299,291       $446,424    $482,339    $427,692
                                               ========          ========       ========    ========    ========

         Deferred income taxes result from timing differences between taxable income and the income for financial reporting purposes. The only significant timing difference relates to the provision for loan losses.

         The net deferred tax asset consists of the following:

                                                      September 30,
                                                  2000              1999               December 31,
                                               (Unaudited)      (Unaudited)        1999            1998
                                              ------------      -----------     ----------      ---------
        Deferred tax asset                    $1,094,499        $1,010,238      $1,060,531      $ 705,173
        Deferred tax liability                  (163,845)         (151,480)       (165,757)      (152,754)
                                              ----------        ----------      ----------      ---------
        Net deferred tax asset                $   930,654       $  858,758      $  894,774      $ 552,419
                                              ===========       ==========      ==========      =========

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 1999


 Note 10  Related Parties

         During the year, officers, directors, principal stockholders, and their affiliates (related parties) were customers of and had transactions with the Bank in the ordinary course of business. In management's opinion these transactions were made on substantially the same terms as those prevailing for other customers for comparable transactions and did not involve more than normal risks. Loan activity to related parties is as follows:

                                          September 30,
                                              2000                 December 31,
                                           (Unaudited)        1999              1998
                                          -------------    -----------      -----------
         Beginning of period               $3,161,389      $ 2,493,226      $ 2,553,484

         Additional borrowings              1,286,678        1,724,906        1,476,197
         Curtailments                        (257,699)      (1,056,743)      (1,536,455)
                                           ----------      -----------      -----------
         End of period                     $4,190,368      $ 3,161,389      $ 2,493,226
                                           ==========      ===========      ===========

 Note 11  Regulatory Matters

         The Parent (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Parent's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Parent and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

         Quantitative measures established by regulation to ensure capital adequacy require the Parent and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Parent and the Bank met all capital adequacy requirements to which they are subject.

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 1999


 Note 11  Regulatory Matters (Continued)

         As of December 31, 1999, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Parent's and the Bank's actual capital amounts and ratios as of December 31, 1999 and 1998 are also presented in the table.

                                                                                                   Minimum To Be
                                                                                                  Well Capitalized
                                                                               Minimum              Under Prompt
                                                                               Capital           Corrective Action
                                                          Actual             Requirement             Provisions
                                                    ------------------   -------------------     -----------------
                                                     Amount      Ratio    Amount       Ratio      Amount     Ratio
                                                    -------      -----   -------       -----     -------     -----
                                                                        (Dollars in thousands)
        As of December 31, 1999:
           Total capital to risk weighted
             assets:
               Consolidated                         $13,685     10.8%    $10,136       8.0%          N/A      N/A
               Bank                                  13,495     10.7      10,125       8.0       $12,656     10.0%
           Tier I capital to risk weighted assets:
               Consolidated                          12,754     10.1       5,068       4.0           N/A      N/A
               Bank                                  12,564      9.9       5,063       4.0         7,594      6.0
           Tier I capital to average assets:
               Consolidated                          12,754      8.3       6,133       4.0           N/A      N/A
               Bank                                  12,564      8.2       6,128       4.0         7,660      5.0

        As of December 31, 1998:
           Total capital to risk weighted
             assets:
               Consolidated                          12,595     13.0       7,750       8.0           N/A      N/A
               Bank                                  12,367     12.8       7,741       8.0         9,676     10.0
           Tier I capital to risk weighted assets:
               Consolidated                          11,626     12.0       3,875       4.0           N/A      N/A
               Bank                                  11,398     11.8       3,870       4.0         5,806      6.0
           Tier I capital to average assets:
               Consolidated                          11,626      8.9       5,235       4.0           N/A      N/A
               Bank                                  11,398      8.7       5,232       4.0         6,540      5.0

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 1999


 Note 12  Disclosures About Fair Value of Financial Instruments

         Fair value and the carrying value of the Bank's recorded financial instruments are as follows (in thousands):

                                              December 31, 1999           December 31, 1998
                                           -----------------------      ----------------------
                                            Carrying        Fair        Carrying        Fair
                                             Amount         Value        Amount         Value
                                           ---------      --------      --------      --------
        Cash and cash equivalents          $   6,298      $  6,298      $ 12,718      $ 12,718
        Investment securities                 20,185        20,047        22,494        22,461
        Net loans                            123,720       123,195        90,235        92,934
        Deposits                             138,430       138,408       116,280       118,356
        Short-term borrowings                  4,156         4,156         2,484         2,484
        Long-term debt                           531           476           557           535

        The contract or notional amount of financial instruments with off-balance sheet risk are as follows:

                                               September 30,
                                                   2000              December 31,
                                                (Unaudited)      1999            1998
                                               -------------  -----------     -----------
        Commitments to extend credit           $29,200,124    $20,590,217     $12,983,891
        Standby letters of credit                  500,118        440,941         568,456

 Note 13  Year 2000 Statement

         The Bank was successful in upgrading and modifying existing computer systems so there were no problems in advancing into the year 2000. This project cost approximately $110,000 and the Bank expects no problems in this area in the future.

================================================================================

_______, 2000



                                  $ 7,000,000





                    COMMONWEALTH BANKSHARES CAPITAL TRUST I


                   $_______Convertible Preferred Securities

               (liquidation amount $25.00 per capital security)

         Fully and unconditionally guaranteed, as described herein, by


                         COMMONWEALTH BANKSHARES, INC.



                              -------------------

                                  PROSPECTUS

                              -------------------




                           McKinnon & Company, Inc.


________________________________________________________________________________

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.
================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

         Securities and Exchange Commission Registration Fee                            $ 2,125.20*
         National Association of Securities Dealers Examination Fee                     $ 1,600.00
         Printing Expenses                                                              $10,000.00
         Accounting Fees and Expenses                                                   $20,000.00
         Legal Fees and Expenses                                                        $50,000.00
         Blue Sky Fees and Expenses                                                     $ 2,000.00
         Miscellaneous Expenses                                                         $ 5,000.00

                  Total                                                                 $90,725.20
                                                                                        ==========

____________________
*         Represents actual expenses. All other expenses are estimates.

Item 14.  Indemnification of Directors and Officers

          Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, 1950, as amended (the "Code"), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

          The Articles of Incorporation of Commonwealth Bankshares contain provisions indemnifying the directors and officers of Commonwealth Bankshares against expenses and liabilities incurred in legal proceedings to the fullest extent permitted by Virginia law.

          Under the Declaration of Trust, Commonwealth Bankshares, as depositor of the Trust, has agreed (i) to indemnify and hold harmless each Administrative Trustee and any employee or agent of the Trust or its Affiliates from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by such person by reason of the creation, operation or termination of the Trust or any act or omission performed or omitted by such person in good faith on behalf of the Trust and in a manner such person reasonably believes to be within the scope of authority conferred on such person by the Declaration, except that no person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such person by reason of negligence or willful misconduct with respect to such acts or omissions, and (ii) to advance expenses (including legal fees) incurred by such person in defending any claim, demand, action, suit or proceeding, from time to time, prior to the final disposition of such claim, demand, action, suit or proceeding.

Item 15.  Recent Sales of Unregistered Securities

         None.

Item 16.  Exhibits and Financial Statement Schedules

(a) The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

       EXHIBIT NO.                          DESCRIPTION
       ----------                           -----------

         *1.1 Form of Underwriting Agreement for offering of Convertible Preferred Securities.

          3.1 Articles of Incorporation of Commonwealth Bankshares, Inc. (incorporated herein by reference to Exhibit 3.1 to Commonwealth Bankshares, Inc.'s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on June 15, 1988).

          3.2 Bylaws of Commonwealth Bankshares, Inc. (incorporated herein by reference to Exhibit 3.2 to Commonwealth Bankshares, Inc.'s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on June 15, 1988).

          3.3 Amendment to Articles of Incorporation dated July 28, 1989 (incorporated herein by reference to Exhibit 3.3 to Commonwealth Bankshares, Inc.'s Form 10-K filed with the Securities and Exchange Commission on March 20, 1990).

         *3.4              Amendment to Articles of Incorporation dated November
                           2000.

         *4.1              Certificate of Trust of Commonwealth Bankshares
                           Capital Trust I.

         *4.2 Declaration of Trust between Commonwealth Bankshares, Inc. and Wilmington Trust Company.

         *4.3 Form of Amended and Restated Declaration of Trust for Commonwealth Bankshares Capital Trust I.

         *4.4 Form of Junior Subordinated Indenture between Commonwealth Bankshares, Inc. and Wilmington Trust Company, as Trustee.

          4.5              Form of Convertible Preferred Security (included in
                           Exhibit 4.3 above).

          4.6 Form of Junior Subordinated Debt Security (included in Exhibit 4.4 above).

         *4.7 Form of Guarantee Agreement with respect to Convertible Preferred Securities issued by Commonwealth Bankshares Capital Trust I.

         *4.8 Form of Escrow Agreement among McKinnon & Company, Inc., Commonwealth Bankshares Capital Trust I, Commonwealth Bankshares, Inc. and Wilmington Trust Company.

        **5.1              Opinion of Kaufman & Canoles, P.C.

        **5.2              Opinion of Richards, Layton & Finger.

        **8.1              Opinion of Kaufman & Canoles, P.C. as to tax matters.

        *12.1              Calculation of Ratio of Earnings to Fixed Charges.

        *23.1              Consent of Poti, Walton & Associates, PC.

         23.2              Consent of Kaufman & Canoles, P.C. (included in
                           Exhibit 5.1 above).

         23.3              Consent of Richards, Layton & Finger (included in
                           Exhibit 5.2 above).

         24.1              Powers of Attorney (included on signature page).

        *25.1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Trustee under the Junior Subordinated Indenture.

        *25.2 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Property Trustee under the Declaration of Trust of Commonwealth Bankshares Capital Trust I.

     EXHIBIT NO.                          DESCRIPTION
     ----------                           -----------

        *25.3 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Guarantee Trustee under the Guarantee Agreement for the benefit of holders of Trust Securities of Commonwealth Bankshares Capital Trust I.

        *27.1              Financial Data Schedule

________________

  * Filed herewith.
**To be filed by amendment.

(b)      Financial Statement Schedules:

         All financial statement schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are either included in the financial information set forth in the Prospectus or are inapplicable and therefore have been omitted.

Item 17.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of a Registrant pursuant to the foregoing provisions, or otherwise, each of the Registrants has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Each of the undersigned Registrants hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on November 20, 2000.

                                   COMMONWEALTH BANKSHARES, INC.


                                   By:  /s/ Edward J. Woodard, Jr.
                                      ----------------------------------------
                                        Edward J. Woodard, Jr., CLBB
                                        President and Chief Executive Officer


                               POWER OF ATTORNEY

          Each of the undersigned hereby appoints E. J. Woodard, Jr. and John H. Gayle as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to the registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


             Signature                                            Title                          Date
/s/ Edward J. Woodward, Jr.                               President, Chief Executive       November 20, 2000
-----------------------------------------------------
Edward J. Woodard, Jr.                                    Officer and Director
                                                          (Principal Executive Officer)

/s/ John H. Gayle                                         Executive Vice President and     November 20, 2000
-----------------------------------------------------
John H. Gayle                                             Cashier (Principal Financial
                                                          Officer)

/s/ George H. Burton                                      Director                         November 20, 2000
-----------------------------------------------------
George H. Burton

/s/ Morton Goldmeier                                      Director                         November 20, 2000
-----------------------------------------------------
Morton Goldmeier

/s/ William P. Kellam                                     Director                         November 20, 2000
-----------------------------------------------------
William P. Kellam

/s/ Thomas W. Moss, Jr.                                   Director                         November 20, 2000
-----------------------------------------------------
Thomas W. Moss, Jr.

/s/ William D. Payne, M.D.                                Director                         November 20, 2000
-----------------------------------------------------
William D. Payne, M.D.

/s/ Herbert L. Perlin                                     Director                         November 20, 2000
-----------------------------------------------------
Herbert L. Perlin

/s/ Richard J. Tavss                                      Director                         November 20, 2000
-----------------------------------------------------
Richard J. Tavss

/s/ Kenneth J. Young                                      Director                         November 20, 2000
-----------------------------------------------------
Kenneth J. Young

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norfolk, Commonwealth of Virginia, on November 20, 2000.

                                   COMMONWEALTH BANKSHARES
                                   CAPITAL TRUST I

                                   By:  Commonwealth Bankshares, Inc., as
                                        Depositor


                                   By:  /s/ Edward J. Woodard, Jr.
                                      ----------------------------------------
                                        Edward J. Woodard, Jr., CLBB
                                        President and Chief Executive Officer

       EXHIBIT NO.                             DESCRIPTION
       -----------                             -----------

         *1.1 Form of Underwriting Agreement for offering of Convertible Preferred Securities.

          3.1 Articles of Incorporation of Commonwealth Bankshares, Inc. (incorporated herein by reference to Exhibit 3.1 to Commonwealth Bankshares, Inc.'s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on June 15, 1988).

          3.2 Bylaws of Commonwealth Bankshares, Inc. (incorporated herein by reference to Exhibit 3.2 to Commonwealth Bankshares, Inc.'s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on June 15, 1988).

          3.3 Amendment to Articles of Incorporation dated July 28, 1989 (incorporated herein by reference to Exhibit 3.3 to Commonwealth Bankshares, Inc.'s Form 10-K filed with the Securities and Exchange Commission on March 20, 1990)

         *3.4              Amendment to Articles of Incorporation dated November
                           2000.

         *4.1              Certificate of Trust of Commonwealth Bankshares
                           Capital Trust I.

         *4.2 Declaration of Trust between Commonwealth Bankshares, Inc. and Wilmington Trust Company.

         *4.3 Form of Amended and Restated Declaration of Trust for Commonwealth Bankshares Capital Trust I.

         *4.4 Form of Junior Subordinated Indenture between Commonwealth Bankshares, Inc. and Wilmington Trust Company, as Trustee.

          4.5              Form of Convertible Preferred Security (included in
                           Exhibit 4.3 above).

          4.6 Form of Junior Subordinated Debt Security (included in Exhibit 4.4 above).

         *4.7 Form of Guarantee Agreement with respect to Convertible Preferred Securities issued by Commonwealth Bankshares Capital Trust I.

         *4.8 Form of Escrow Agreement among McKinnon & Company, Inc., Commonwealth Bankshares Capital Trust I, Commonwealth Bankshares, Inc. and Wilmington Trust Company.

        **5.1              Opinion of Kaufman & Canoles, P.C.

        **5.2              Opinion of Richards, Layton & Finger.

        **8.1              Opinion of Kaufman & Canoles, P.C. as to tax matters.

        *12.1              Calculation of Ratio of Earnings to Fixed Charges.

        *23.1              Consent of Poti, Walton & Associates, PC.

         23.2              Consent of Kaufman & Canoles, P.C. (included in
                           Exhibit 5.1 above).

         23.3              Consent of Richards, Layton & Finger (included in
                           Exhibit 5.2 above).

         24.1              Powers of Attorney (included on signature page).

        *25.1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Trustee under the Junior Subordinated Indenture.

        *25.2 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Property Trustee under the Declaration of Trust of Commonwealth Bankshares Capital Trust I.

       EXHIBIT NO.                             DESCRIPTION
       -----------                             -----------

        *25.3 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Guarantee Trustee under the Guarantee Agreement for the benefit of holders of Trust Securities of Commonwealth Bankshares Capital Trust I.

        *27.1              Financial Data Schedule

  *Filed herewith.
**To be filed by amendment.